Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XERIANT, INC.
(Exact name of registrant as specified in its charter)

Nevada	6719	27-1519178
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Innovation Centre 1 3998 FAU Boulevard, Suite 309

Boca Raton, Florida 33431

(561) 491-9595

(Address and telephone number of registrant’s principal executive offices)

Keith Duffy

Chief Executive Officer

Xeriant, Inc.

Innovation Centre 1 3998 FAU Boulevard, Suite 309

Boca Raton, Florida 33431

(561) 491-9595

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Ficksman, Esq. TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, CA 90067 Tel.: (310) 553-4441	M.Ali Panjwani Pryor Cashman LLP 7 Times Square New York, New York 10036-6569 Tel: (212) 326-0820

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☐
		Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

We will apply for listing of our Common Stock on the Nasdaq Capital Market

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 18, 2023

PRELIMINARY PROSPECTUS

Units, Each Consisting of One Share of Common Stock and a Warrant to Purchase One Share of Common Stock XERIANT, INC.

We are offering                     units (each a “Unit”), each unit consisting of one share of common stock, par value $0.00001 per share and one warrant (each a “Warrant”) at an assumed price of $       per Unit. Each Warrant is immediately exercisable, will entitle the holder to purchase one share of common stock at an exercise price of $       and will expire five (5) years from the date of issuance. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Warrants may be transferred separately immediately upon issuance. We will apply for listing of our common stock and Warrants on The Nasdaq Capital Market and this offering is conditioned upon the listing.

In connection with this offering, we will complete a one-for-____ reverse split of our common stock immediately prior to this offering. All shares and per share information in this prospectus reflects the one-for ____ reverse split.

Our common stock is currently quoted on the OTCQB under the symbol “XERI”. On January 13, 2023, the last reported sale price of our common stock on the OTCQB was $0.054 per share, which giving effect to a 1-for-___ reverse split of our outstanding shares of common stock, equates to $____ per share. Following the reverse stock split, our common stock may not trade at a price consistent with such reverse stock split. The actual public offering price per share will be determined between us and the underwriters at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves risks. See “Summary of Business Risks” on page 8 and “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Price to the public(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)(2)	$	$

(1)

The public offering price and underwriting discount and commissions in respect of each Unit corresponds to the public offering price per share of common stock of $      and the public offering price per accompanying Warrant of $___.

(2)

Does not include the reimbursement of certain expenses of the underwriters, up to $100,000. We refer you to “Underwriting” beginning on page 101 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters the option for a period of 45 days to purchase up to an additional ___ shares of common stock at the public offering price and/or the Warrants to purchase an aggregate of ___ shares of common stock at a price of $___ per share, in any combination thereof, less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriter expects to deliver the shares on or about _____, 2023.

MAXIM GROUP LLC

Prospectus dated _______, 2023

2

3

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “XERI” “Xeriant,” or the “Company” refer to Xeriant, Inc. With regard to the advanced materials business, except as specifically referred to, our operations will be conducted through the joint venture with Movychem s.r.o.

Company Overview

Xeriant, Inc. is dedicated to the acquisition, development and commercialization of transformative technologies, including eco-friendly specialty materials which can be successfully deployed and integrated across multiple industry sectors, and disruptive innovations related to the emerging aviation market called Advanced Air Mobility, which include next-generation aircraft. We seek to partner with and acquire strategic interests in visionary companies that accelerate this mission.

Advanced Materials

A primary focus of our Company is the acquisition and commercial exploitation of eco-friendly, advanced materials and chemicals which have applications across a broad range of industries and the potential to generate significant near-term revenue. The Company’s commercialization strategy encompasses licensing arrangements and joint ventures with major industry players, which would allow for more rapid access to the market with reduced capital requirements and financial risk. In addition to providing the production and distribution infrastructure, these established partnering companies can streamline testing and certification and add brand recognition value. The advanced materials and chemicals may be sold as standalone products, enhancements to existing products, or used in the development of proprietary products under a new trademarked brand owned by the Company. The Company is exploring manufacturing and branding opportunities for specific products derived from advanced materials and chemicals acquired or developed, which would involve setting up production facilities, equipment, systems and supply chain. Our plan to source and acquire strategic interests in visionary companies developing, integrating, and commercializing critical breakthrough technologies is underway with our first successful advanced materials transaction executed in the second quarter of 2022.

4

Effective April 2, 2022, we entered into a Joint Venture Agreement with Movychem s.r.o, a Slovakian chemical company, setting forth the terms for a joint venture (referred to herein as the Movychem JV) to develop applications and commercialize a series of products which incorporate an internationally patented flame-retardant technology developed by Movychem under the trade name Retacell®. The Movychem JV, owned 50% by Xeriant and 50% by Movychem, subject to certain funding conditions, has been granted the exclusive worldwide rights to the intellectual property related to Retacell® and will be responsible for developing applications and commercializing products derived from Retacell®. Engineered over two decades, Retacell® is a versatile, biodegradable, non-toxic, high-performance thermal and fire protection chemical agent that is custom formulated for each application, based on the specific properties of the base material and the fire protection requirements. Retacell® can be applied as a coating, treatment, or infused during manufacturing into a variety of materials, including recycled plastics and wood-based fiber.  In addition to becoming heat and fire resistant, the resulting Retacell®-enhanced materials are also water resistant.

On June 8, 2022, we announced the successful development of a multi-purpose, high-strength fire- and water-resistant composite panel made from a formulation of Retacell® and a cardboard fiber-reinforced polymeric resin, which can be sourced from recycled materials. The panel is fabricated through a compression molding process and may be produced or cut in varying thicknesses and sizes, including standard 48” x 96” sheets. Depending on the application, the panel can have different colors, textures or decorative finishes. Potential interior and exterior construction applications include walls, ceilings, flooring, framing, siding, roofing, and decking.

Pursuant to the Services Agreement with the Movychem JV, we are planning to buildout manufacturing facilities in the United States and Eastern Europe to meet the demand for Retacell® and Retacell®-infused products. The manufacturing facilities will be owned and operated by us, and will wholesale product to customers licensed by the Movychem JV. We have identified potential sites, received bids for specialized manufacturing equipment, developed timetables related to the action plan, and hired a managing director with decades of experience to oversee the projects.

Aerospace

Another area of interest for our Company is the emerging aviation market called Advanced Air Mobility (AAM), the transition to more efficient, eco-friendly, automated and convenient flight operations enabled by the convergence of technological advancements in design and engineering, composite materials, propulsion systems, battery energy density and manufacturing processes. Next-generation aircraft being developed for this market offer low-cost, on-demand flight for passengers and cargo, utilizing lower altitude airspace and bypassing the traditional hub and spoke airport network with vertical takeoff and landing (VTOL) capabilities. Many of these lightweight aircraft are electrically powered through either hybrid or pure battery systems, which allows for quieter, low emission flights over urban areas, however with limited speed and range. The adoption and integration of niche aerial services through AAM is expected to provide benefits throughout the economy. We plan to partner with and acquire strategic interests in visionary companies that accelerate our mission of commercializing critical breakthrough AAM technologies which enhance performance, increase safety, and enable and support more efficient, autonomous, and sustainable flight operations, including electric and hybrid-electric passenger and cargo transport aircraft capable of vertical takeoff and landing. Our plan to source and acquire strategic interests in leading aerospace companies developing breakthrough VTOL aircraft began in the second quarter of 2021.

Effective May 27, 2021, we entered into a Joint Venture Agreement with XTI Aircraft Company (“XTI”), a privately owned OEM based in Englewood, Colorado for the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric vertical takeoff and landing (eVTOL) fixed-wing aircraft.

Through our joint venture with XTI, (referred to hereinafter as the “XTI JV”), we were involved in the successful completion of the preliminary design of their TriFan 600 eVTOL aircraft. The TriFan 600 is being designed to become the fastest, longest-range VTOL aircraft in the world and the first commercial fixed-wing VTOL airplane, with current pre-orders exceeding $3 billion in gross revenues upon delivery of those aircraft.

While the purpose of the XTI JV has been achieved, XTI and Xeriant continue to see value in the XTI JV for future collaboration in Advanced Ari Mobility. Should XTI and Xeriant determine it is in their best interest to terminate the XTI JV, then it will be dissolved. Should the XTI JV be dissolved, as of December 31, 2022, Xeriant would receive 5.5% equity ownership of XTI.

5

Management believes that our holding and operating company structure has several advantages and will enable us to grow rapidly, acquiring assets primarily through acquisitions, joint ventures, strategic investments, and licensing arrangements. As a publicly traded company, we offer our subsidiaries such benefits as improved access to capital, higher valuations and lower risk through the shared ownership of a diversified portfolio, while allowing these entities to maintain independence in their distinct operations to focus on their fields of expertise. Cost savings and efficiencies may be realized from sharing non-operational functions such as finance, legal, tax, sales & marketing, human resources, purchasing power, as well as investor and public relations.

Additionally, we are leveraging our relationship with Florida Atlantic University to provide a collaborative research arm for technologies that require additional validation and the backing of a respected research institution for credibility. The university also may provide access to various grants through the SBIR (Small Business Innovation Research), STTR (Small Business Technology Transfer, NSF (National Science Foundation) and other programs, and if warranted, introductions into a number of government agencies, such as DOD (Department of Defense) and DARPA (Defense Advanced Research Projects Agency). We are pursuing strategic alliances with companies that provide complementary technologies and access to new markets.

SUMMARY OF BUSINESS RISKS

Investing in our common stock is highly speculative and involves a significant degree of risk. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. Certain of the key business risks we face include, without limitation:

●	We are in our development stage and have limited operating history.
●	We anticipate operating losses to continue into the foreseeable future and substantial additional capital may be required that may not be available on acceptable terms.
●	We will need to meet the obligations required by the Auctus Fund, LLC Senior Secured Note and the Amendment to the Note.

●	Not obtaining sufficient financing will jeopardize our operations and the ability to execute our business plan.

●	Our recurring operating losses have raised substantial doubt regarding our ability to continue as a going concern.

●

There is no assurance that we or our affiliates will be able to accomplish the design and engineering needed to demonstrate that the technologies that are undertaken, will perform or operate as planned.

●	The development timeline for the development of certain technologies could expand.

●	Some technologies are still being developed and specific market applications have not been finalized.

●	We will face significant industry competition.

●	If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

●	We are dependent on key personnel.

6

●	We are dependent on the Movychem JV for a significant part of our operations.

●	Operations could be adversely affected by interruptions from suppliers of components that are beyond our control.

●	Changes in the economy could have a detrimental impact on the Company.

●	Our business, results of operations and financial condition may be adversely impacted by the recent COVID-19 or other significant public health conditions.

●	Our success is dependent upon our keeping pace with the advances in technology.

●	We could face liability or disruption from security breaches.

●	The Company has broad discretion in the use of capital.

●	Many of the regulations involving Advanced Air Mobility (AAM), including VTOL (Vertical Takeoff and Landing) aircraft and Unmanned Aerial Vehicles (UAV) are still being established

●	Litigation may adversely affect our business, financial condition, and results of operations.

●	Our insurance coverage may be inadequate to cover all significant risk exposures.

●	We may fail to retain or recruit necessary personnel, and we may be unable to secure the services of consultants.

●	We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

●	The intellectual property relating to our projected principal operations is not under our control.

●	Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

●

We rely on patents and patent applications and various regulatory exclusivities to protect some of our product candidates, and our ability to compete may be limited or eliminated if we are not able to protect our products.

●	We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, as well as costs associated with lawsuits.

●	If we infringe the rights of others, we could be prevented from selling products or forced to pay damages.

7

●	We cannot be certain we will be able to obtain patent protection to protect our product candidates and technology.

●

If we fail to comply with our obligations in the agreements under which we or our joint venture partners may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose rights that are important to our business.

●

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

●	We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets.

●	Our intellectual property may not be sufficient to protect our products from competition, which may negatively affect our business as well as limit our partnership or acquisition appeal.

●	If we are not able to protect and control our unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

●

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

●	If we are unable to protect our intellectual property rights, our competitors may develop and market products with similar features that may reduce demand for our potential products.

●	We do not intend to pay cash dividends on our common stock in the foreseeable future.

●

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

●	The market price of our Common Stock may be volatile.

●

Our directors and executive officers can exert significant control over our business and affairs and have actual or potential interests that may depart from those of investors in the subsequent financings.

●	We may issue more shares in a future financing or pursuant to existing agreements which will result in substantial dilution.

●	Our Board of Directors is authorized to issue Preferred Stock without obtaining shareholder approval.

●	An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price.

●	The Warrants are speculative in nature.

●	Holders of the Warrants will have no rights as a common stockholder until they acquire our common stock.

●	There is no established market for the Warrants to purchase shares of our common stock being offered in this offering.

●	Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third party.

●	The price of our common stock or Warrants may fluctuate substantially.

●	A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

8

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	Market and economic conditions may negatively impact our business, financial condition and share price.

●	If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

●	You will incur immediate dilution as a result of this offering.

●	Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

●	We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

●	We may be at risk of securities class action litigation

●

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and Nevada law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

●	Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

●	There will be a substantial number of common shares eligible for future sale from the conversion of Series A Preferred shares.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Proposed Changes to Our Capital Structure

Reverse Stock Split

We plan to effect a 1-for-___ reverse split of our outstanding shares of common stock prior to, or upon, effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion and/or exercise prices of our issued and outstanding convertible securities, including shares issuable upon exercise of outstanding stock options and warrants, and conversion of our outstanding convertible notes will be adjusted accordingly. All information presented in this prospectus assumes a 1-for-___ reverse split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have been adjusted to give effect to the assumed reverse stock split.

9

Corporate Information

We were originally incorporated in Nevada on December 18, 2009 under the name Eastern World Solutions, Inc. The name changed to Banjo & Matilda, Inc. on September 24, 2013. On June 22, 2020, we changed our name from Banjo & Matilda, Inc. to Xeriant, Inc. in the State of Nevada which was subsequently approved by FINRA effective July 30, 2020 for the name and symbol change (XERI).

On April 16, 2019, we entered into a Share Exchange Agreement with American Aviation Technologies, LLC (“AAT”), an aircraft design and development company focused on the emerging segment of the aviation industry of autonomous and semi-autonomous vertical take-off and landing (VTOL) and unmanned aerial vehicles (UAVs).

On June 28, 2019, we spun out two wholly owned subsidiaries: Banjo & Matilda (USA), Inc. and Banjo & Matilda Australia Pty LTD.

On September 30, 2019, the acquisition of AAT closed, and AAT became our wholly owned subsidiary.

On June 22, 2020, our name was changed from Banjo & Matilda, Inc. to Xeriant, Inc.

On May 31, 2021, we entered into the XTI JV.

On April 2, 2022, we entered into the Movychem JV.

THE OFFERING

Units offered by us

         Units, each consisting of one share of common stock and one Warrant, each whole Warrant exercisable for one share of common stock. The Warrants included with the Units are exercisable immediately, have an exercise price of $        per share and expire five (5) years from the date of issuance. The shares of common stock and Warrants that are part of the Units are immediately separable.

Common stock outstanding prior to this offering	_____ shares

Common stock to be outstanding immediately after this offering	shares ( shares if the underwriters exercise their over-allotment option in full)

Option to purchase additional shares

The underwriters have an option for a period of 45 days to purchase up to an additional _____ shares of our common stock and/or Warrants to purchase up to ___ additional shares of our common stock (equal to 15% of the number of shares of common stock and Warrants underlying the Units sold in the offering), from us in any combination thereof.

10

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $___, or approximately $____if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $___ per Unit, after deducting the underwriting discounts and commissions, the non-accountable expense allowance payable to the underwriters, and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the acquisition of the global Movychem patents through the the Movychem JV, fund a pilot manufacturing plant to satisfy a portion of current demand for Retacell®-infused wallboards, and for working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Lock-up agreements

Our executive officers, directors and any other holder(s) of five percent (5.0%) or more of the outstanding shares of Common Stock have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for a period of 180 days after the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	See “Risk Factors” on page 13 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Current trading symbol	XERI

Proposed market symbols	“XERI” for the shares and “XERIW” for the Warrants

The number of shares of our common stock to be outstanding after this offering is based on ______ shares of our common stock outstanding as of November ____, 2022, assumes no exercise of the Warrants included in the Units or exercise by the underwriters of their over-allotment option, and excludes the following

●

_____ shares of common stock issuable upon conversion of our convertible notes and accrued interest in an aggregate principal amount of $____ and accrued interest of $______ at a conversion rate of $____ per share.

●

_______ shares of common stock issuable upon exercise of outstanding common stock options issued to members of management, consultants, and directors at a weighted average exercise price of $____ per common share.

●	____ shares of common stock issuable upon exercise of outstanding common stock warrants at an average exercise price of $____ per common share.

●	____ shares of common stock issuable upon conversion of shares of our Series A and B Convertible Preferred Stock.

●

___ shares of common stock issuable upon exercise of warrants to be issued to the underwriters as part of this offering at an exercise price of $___ per common share (___% of the assumed public offering price of $___ per share).

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

●

a 1-for-____ reverse split of our outstanding shares of common stock to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. No fractional shares will be issued as a result of the reverse split. Any fractional shares resulting from the reverse split will be rounded up to the nearest whole share.

●	no exercise by the underwriters of their option to purchase an additional ___ shares of common stock.

11

Summary Financial Data

The following tables set forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statement of operations data for the three months ended September 30, 2022 and 2021 from our reviewed financial statements, and June 30, 2022 and 2021 from our audited statements, which are included elsewhere in this prospectus. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2023. All share and per share amounts presented herein have been restated to reflect the implementation of the proposed 1-for-_____ reverse split of our outstanding shares of common stock as if it had occurred at the beginning of the earliest period presented.

Statement of Operations Data:

	Three months ended September 30,		Year ended June 30,
	2022	2021	2022	2021
	(UNAUDITED)	(UNAUDITED)
Revenue	$-	$-	$-	$-
Operating expenses:
General and administrative	545,569	1,201,002	4,216,613	368,296
Research and development	-	2,340,575	5,267,581	373,112
Other operating expenses	190,416	710,636	1,528,004	1,457,813
Total operating expenses	735,985	4,252,213	11,012,198	2,199,221

Non-Operating expenses:
Amortization of debt discount	461,842	149,028	4,629,089	303,942
Loss on extinguishment of debt	3,570,366	535	536	186,954
Other non-operating expenses	49,328	46,139	240,372	12,485
Total other expense	4,081,536	195,702	4,869,997	503,381

Net Loss	$(4,817,521)	(4,447,915)	$(15,882,195)	(2,702,602)

Net loss per share basic and diluted:	$(0.01)	$(0.01)	$(0.05)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	361,552,863	225,497,197	345,160,167	225,497,197

The accompanying notes are an integral part of these consolidated financial statements.

12

Balance Sheet Data:
	September 30,	June 30,
	2022	2022

Cash	$498,039	$1,065,945
Working capital	$(5,551,721)	$(3,002,259)
Total assets	$749,901	$1,269,676
Total liabilities	$6,256,654	$4,231,381
Accumulated deficit	$(21,381,601)	$(16,571,505)
Total stockholders' deficit	$(5,506,663)	$(2,961,705)
Total liabilities and stockholders' deficit	$749,901	$1,269,676

The accompanying notes are an integral part of these consolidated financial statements.

(1)

On an as adjusted basis to give further effect to the issuance and sale of shares of common stock included in the Units to be sold in this offering at an assumed public offering price of $___ per share, after deducting the estimated underwriting discounts and commissions, the non-accountable expense allowance payable to the underwriters, and estimated offering costs payable by us.

(2)

Each $1.00 increase (decrease) in the assumed public offering price of $___ per share would increase (decrease) the pro forma as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity (deficiency) by approximately $____, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters. Each increase (decrease) of 500,000 shares in the number of shares offered by us at the assumed public offering price per share of $__ would increase (decrease) the pro forma amount of each of cash, working capital, total assets and total stockholders’ equity (deficiency) by approximately $___.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

13

RISKS RELATING TO OUR FINANCIAL POSITION AND CAPITAL NEEDS

We are in our development stage and have limited operating history.

We are a development-stage enterprise with a limited operating history with no sales, and operating losses since its inception. We will need to continue building our organization and team to competently evaluate and secure business opportunities for the development of sophisticated technologies. As an early-stage business we will likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject. Our likelihood of success will depend on the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed.

We anticipate operating losses to continue into the foreseeable future and substantial additional capital may be required that may not be available on acceptable terms.

Currently, there is no revenue being generated and we have significant operating losses that are expected to continue into the foreseeable future.  There is no assurance that we will be able to raise the capital that will be required to sustain operations and execute its business plan, which involves raising capital for acquisitions as well as developing and commercializing technologies.  We are especially focused on the green advanced chemicals business, namely the exploitation of Retacell® technology, which requires establishing manufacturing operations though a Services Agreement between the Company and the Movychem JV.  Additionally, the Joint Venture Agreement with Movychem requires us to fund $25,000 per month through April 2024, and invest $2,000,000 in the Movychem JV within five business days of the closing of a financing in which Xeriant receives net proceeds of at least $3,000,000, to acquire 50% ownership of the Movychem patents and intellectual property.

We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities. Furthermore, any equity or debt financings, if available at all, may be on terms which are not favorable to the Company (and therefore its shareholders) and, in the case of a new equity offering by the Company, existing shareholders will be diluted unless they purchase their proportionate share of the equity offering. If adequate capital is not available on economically viable terms and conditions, the Company’s business, operating results and financial condition may be materially adversely affected.

We will require additional capital to satisfy our commitments in the Movychem joint venture.

The joint venture with Movychem, s.r.o., requires Xeriant to fund $2,000,000 by February 15, 2023.  Xeriant has a 30-day automatic extension and can pay Movychem a $100,000 fee to extend the Joint Venture Agreement for another 30 days thereafter, assuming there are no defaults from Movychem.  The Joint Venture Agreement grants to Movychem the right to dissolve the Movychem JV in the event that the Company fails to make any of its capital contributions in which case the Movychem JV will be required to grant back to Movychem all joint venture intellectual property and the assignment to Movychem of any outstanding licenses. Additionally, the Services Agreement will be amended to provide that the 40% of royalties to be paid by to the Company will be limited to licensees who were first introduced to the Movychem JV or Movychem, as the case may be. We will satisfy our obligations to fund the $2,000,000 out of the proceeds of this offering.

We will need to meet the obligations required by the Auctus Fund, LLC Senior Secured Note and the Amendments to the Note.

The Senior Secured Note and its Amendments have a March 15, 2023 maturity.  One of the obligations of the Company is to uplist to a major exchange.  If we do not perform under the Note, and Auctus elects to enforce the Note, we may lose all or substantially all of our assets. If Auctus elects to convert the note into shares of our Common Stock, our shareholders could experience substantial.

14

Not obtaining sufficient financing will jeopardize our operations and the ability to execute our business plan.

In addition to the projected proceeds from this offering, we will continue to attempt to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be consummated or obtained in sufficient amounts necessary to meet our needs. If cash resources are insufficient to satisfy our on-going cash requirements, the Company will be required to scale back or discontinue its product development programs or obtain funds if available (although there can be no certainties) through strategic alliances that may require us to relinquish rights to its technology, substantially reduce or discontinue its operations entirely. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing. As a result, we can provide no assurance as to whether or if we will ever be profitable. If we are not able to achieve and maintain profitability, the value of our company and our common stock could decline significantly.

Our recurring operating losses have raised substantial doubt regarding our ability to continue as a going concern.

Our recurring operating losses raise substantial doubt about our ability to continue as a going concern. This condition is expected to continue for the foreseeable future until we can produce sufficient revenues to cover our costs. as we seek to raise funding and invest in our operations as well as our sales and marketing efforts. Given this financial situation, no assurances can be given that we will be able to raise capital in the future on acceptable terms, or at all.  As a result, our independent registered public accounting firm included an explanatory paragraph in its report in our financial statements for the most recent fiscal years with respect to this uncertainty. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, partners and employees.

RISKS RELATING TO OUR BUSINESS OPERATIONS

There is no assurance that we or our affiliates will be able to accomplish the design and engineering needed to demonstrate that the technologies that are undertaken, will perform or operate as planned.

Because of unanticipated technological hurdles or the inability to assemble a qualified team to address these challenges, we may not be able to meet the technology development and performance objectives that are needed to be competitive in the various targeted markets.

The development timeline for the development of certain technologies could expand.

Due to unexpected challenges, the length of time to develop certain technologies, may become expanded, causing cost overruns and potentially demanding the infusion of large amounts of capital and other financing, which may not be available. Because of the long timeline, there is also uncertainty regarding the uniqueness or advantages of the technologies at the time they are introduced into the market.

Some technologies are still being developed and specific market applications have not been finalized.

Because some of the anticipated technologies will be in an early stage of development, there is no certainty as to which market applications will be prioritized and targeted as well as the associated timelines and costs involved when we reach that point of determination after a technology has been proven. There is no assurance that the required selling price of our technologies will be competitive.

We will face significant industry competition.

Most of the targeted technologies will face significant competition from industry leaders or from well-funded entrants in the marketplace. We could face significant competition from companies who have developed or are developing alternative technologies that could render acquired technologies less competitive than planned. Many existing potential competitors are well-established, have or may have longer-standing relationships with customers and potential business partners, have or may have greater name recognition, and have or may have access to substantially greater financial, technical and marketing resources.

15

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations. Salary and benefits of additional personnel can be expected to place significant stress on our financial condition, and the availability of such qualified personnel may be limited. There is no assurance that we will be able to manage the operational requirements related to implementing our business strategy.

We are dependent on key personnel.

Our success depends on our ability to identify, hire, train and retain highly qualified, specialized and experienced management and technical personnel. In addition, as we enter new areas of technology, we will need to hire additional highly skilled personnel. Competition for personnel with the required knowledge, skill and experience may be significant, and we may not be able to attract, assimilate or retain such personnel. The inability to attract and retain the necessary managerial and technical personnel could have a material adverse effect our business, results of operations and financial condition.

We are dependent on the Movychem JV for a significant part of our operations.

A significant part of our projected operations is expected to come from the Movychem JV. The management committee of the Movychem JV consists of five members of which we have the right to designate two, Movychem has the right to elect two, and the fifth member will be selected by the existing committee members. Accordingly, we do not have direct control of the operations of the Joint Venture.

Operations could be adversely affected by interruptions from suppliers of components that are beyond our control.

Our technology, product development and sales could be adversely affected by interruptions in the supply of necessary components which are sourced from a variety of domestic and international vendors, suppliers and distributors. We are also dependent upon third parties to timely deliver supplies that meet our specifications at competitive prices. Shortages or interruptions in the supply of these items, including electronic components, raw materials and chemicals could adversely affect the availability, quality and cost of items we sell. If such shortages result in increased cost of our supplies, we and may not be able to pass along all of such increased costs to our customers. Such shortages or disruptions could be caused by transportation issues, inclement weather, natural disasters, increased demand, problems in production or distribution, restrictions on imports or exports, the inability of vendors to obtain credit, political instability in the countries in which suppliers and distributors are located, the financial instability of suppliers and distributors, suppliers’ or distributors’ failure to meet our standards, product quality issues, inflation, the price of gasoline, other factors relating to the suppliers and distributors and the countries in which they are located, safety regulations, warnings or advisories or the prospect of such pronouncements, the cancellation of supply or distribution agreements or an inability to renew such arrangements or to find replacements on commercially reasonable terms, or other conditions beyond our control. A shortage or interruption in the availability of certain electronic components, like servos and switchboards for industrial manufacturing equipment, chemicals, raw materials or supplies could increase costs and limit the availability of products critical to our operations, which in turn could lead to a significant reduction in our revenue.

16

Changes in the economy could have a detrimental impact on the Company.

Changes in the general economic climate could have a detrimental impact on our revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect the Company. A worsening economy such as we are currently experiencing due to the Covid-19 pandemic may have a material adverse effect on our financial results and on your investment.

Our business, results of operations and financial condition may be adversely impacted by the recent COVID-19 or other significant public health conditions.

The COVID-19 pandemic negatively affected the U.S. and global economy over the past two years, resulting in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of supply chains and the financial markets. The extent to which our operations may be impacted by the COVID-19 or other public health conditions cannot be accurately predicted, including actions by government authorities to contain an outbreak or treat its impact. We may experience materially adverse impacts to our business due to a number of potential economic conditions. The impact of significant public health conditions may also exacerbate other risks discussed in these risk factors, any of which could have a material effect on us.

Our success is dependent upon our keeping pace with the advances in technology.

We are positioned as a technology company. Some of our initiatives will be dependent on the technology of other companies. Systems and components may be impacted by rapid changes in technology, including the emergence of new industry standards and practices that could require us to make modifications to its platform. Our performance will depend, in part, on our ability to continue to enhance our existing technology or develop new technology that addresses the increasingly sophisticated and varied needs of the market, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical as well as business risks. We may be unsuccessful in using new technologies effectively or adapting its systems or other proprietary technology to the requirements of emerging industry standards. If we are unable to adapt to these changes and demands, our results of operations and financial condition could be materially and adversely affected.

We could face liability or disruption from security breaches.

Our technology and development process involves the storage of critical, secure and proprietary information. Our communications and computer infrastructure is potentially vulnerable to both physical and electronic invasions, such as cyberattacks and security breaches. We may be required to expend significant capital and other resources to defend against and lessen or correct the adverse effects of these invasions. Any such invasion could result in significant damage to us. A person who is able to circumvent the security measures employed by us could capture proprietary information; alter or destroy our information; or cause interruptions of our operations.

We have broad discretion in the use of capital.

We have broad discretion with respect to the specific application of capital. There can be no assurance that determinations made by us relating to the specific allocation of capital will permit us to achieve our business objectives.

Many of the regulations involving Advanced Air Mobility (AAM), including VTOL (Vertical Takeoff and Landing) aircraft and Unmanned Aerial Vehicles (UAV) are still being established

The USDOT, FAA (Federal Aviation Administration) and other agencies at the federal, state and local levels are beginning to address some of the numerous certification, regulatory and legal challenges associated with AAM, including VTOL aircraft, UAV and unmanned aerial systems (UAS). A comprehensive set of standards and enforcement procedures for these new transport systems will need to be developed. New aircraft and their operators must undergo rigorous testing and certification, which may require new or modified airworthiness certification standards. These aircraft will also need to comply with existing regulations or be the subject of new regulations to cover their activities. Current regulations govern operating BVLOS (beyond visual line of sight), passenger transport, operating over people and public streets, privacy, transporting commercial cargo across state lines and instrument-based flight. The integration of UAS and UAM into the National Airspace System and air traffic management is a critical factor, requiring a remote identification process for these aircraft. The FAA’s Unmanned Aircraft System Integration Pilot Program (IPP) will provide certification necessary to operate UAVs for certain applications. It is uncertain how new or changed laws and regulations will affect the introduction of new aerial platforms into the marketplace. The time and costs involved in obtaining these certifications and regulatory compliance may adversely impact the development process.

17

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption could result in substantial costs and diversion from our executing our business plan.

RISKS RELATED TO OUR DEPENDENCE ON THIRD PARTIES

We may fail to retain or recruit necessary personnel, and we may be unable to secure the services of consultants.

As of the date of this filing, most of our management team of five people is currently paid as consultants or independent contractors. Keith Duffy, CEO, has an Employment Agreement, but is also paid as a contractor through his entity, Ancient Investments, LLC.  We also have engaged and plan to continue to engage outside consultants called Senior Advisors to advise us and have been and will be required to retain additional consultants and employees. Our future performance will depend in part on our ability to successfully integrate newly hired officers into our management team and our ability to develop an effective working relationship among senior management.

Certain of our directors, officers, advisors, and consultants serve as officers, directors, advisors, or consultants of other companies that might be developing competitive products. Other than corporate opportunities, none of our directors are obligated under any agreement or understanding with us to make any additional products or technologies available to us. Similarly, we can give no assurances, and we do not expect, and stockholders should not expect, that any product or technology identified by any of our directors or affiliates in the future would be made available to us other than corporate opportunities. We can give no assurances that any such other companies will not have interests that are in conflict with its interests.

Losing key personnel or failing to recruit necessary additional personnel would impede our ability to attain our development objectives. There is intense competition for qualified personnel in the technology field, and we may not be able to attract and retain the qualified personnel we need to develop our business.

We rely on independent organizations, advisors and consultants to perform certain services for us, including handling substantially all aspects of regulatory approval, manufacturing, marketing, and sales. We expect that this will continue to be the case. Such services may not always be available to us on a timely basis.

18

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the technology industry, we engage the services of consultants to assist in the development of our products. Many of these consultants were previously employed at or may have previously been or are currently providing consulting services to, other technology companies, including our competitors or potential competitors. We may become subject to claims that we or our consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of our former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

The intellectual property relating to our projected principal operations is not under our direct control.

As of the date of this prospectus, the principal portion of the intellectual property for our business relates to advanced materials. Such intellectual property is owned by the Movychem JV, and its exploitation and development depends on the Movychem JV. As discussed in this prospectus, we do not have direct control of the Movychem JV in that we have the right to nominate only two of a five-member management committee.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

Our success of will depend to some extent upon our proprietary patented technology. The legal protections available to us can afford only limited protection, and these means of protecting our intellectual property may be inadequate. We rely and will continue to rely on patent, trademark, trade secret and copyright laws, confidentiality agreements, employment agreements, work for hire agreements, and technical measures to protect its intellectual property. We cannot assure that the steps taken by it will prevent misappropriation of its technology or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, copyright and trade secret protection may not be available in every jurisdiction in which our products and services are made available online. Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect intellectual property to the same extent as the laws of the United States. As part of its confidentiality procedures, we generally will enter into agreements with its employees and consultants and limit access to our trade secrets and technology. We cannot assure or assume, however, that former employees will not seek to start or enhance other competing products or services to our detriment, our business, results of operations and financial condition. Nevertheless, management believes that the technical and creative skills of its personnel, continued development of its proprietary systems and technology, as well as brand name recognition and development are more essential in establishing and maintaining a competitive market position.

Despite efforts to protect its proprietary rights, unauthorized persons may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Policing unauthorized use of its proprietary rights is difficult and requires constant attention. We may be required to spend significant resources to monitor and police its intellectual property rights. We may not be able to detect infringement and may lose its competitive position in the market before it is able to ascertain any such infringement. In addition, competitors may design around our proprietary technology or develop competing technologies.

Intellectual property litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement by us. Other companies, including competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell its products and services. Any such litigation by or against us, whether the claims are valid or not, could result in our incurring substantial costs and diversion of resources, including the attention of senior management. If we are unsuccessful in such legal proceedings, we could be subjected to significant damages; be required to license technology that is critical to our operations, if a license is available at a cost which we can pay; or be required to develop replacement technologies at substantial cost to us in money and time. Any of these results could materially and adversely affect our business, results of operations and financial condition.

19

We rely on patents and patent applications and various regulatory exclusivities to protect some of our product candidates, and our ability to compete may be limited or eliminated if we are not able to protect our products.

The patent positions of companies such as ours are uncertain and involve complex legal and factual questions. We may incur significant expenses in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against us could cause us to incur significant expenses and divert the attention of our management.

Others may file patent applications or obtain patents on similar technologies that compete with our products or those of our joint ventures. We cannot predict how broad the claims in any such patents or applications will be and whether they will be allowed. Once claims have been issued, we cannot predict how they will be construed or enforced. We and/or our joint ventures may infringe upon intellectual property rights of others without being aware of it. If another party claims we are infringing their technology, we could have to defend an expensive and time-consuming lawsuit, pay a large sum if we are found to be infringing, or be prohibited from selling or licensing our products unless we obtain a license or redesign our products, which may not be possible.

We and/or our joint ventures also rely on trade secrets and proprietary know-how to develop and maintain our or our joint venture’s competitive position. Some of our current or former employees, consultants, scientific advisors, contractors, current or prospective corporate collaborators, may unintentionally or willfully disclose our confidential information to competitors or use our proprietary technology for their own benefits. Furthermore, enforcing a claim alleging the infringement of our trade secrets would be expensive and difficult to prove, making the outcome uncertain. Our competitors may also independently develop similar knowledge, methods, and know-how or gain access to our proprietary information through some other means.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, as well as costs associated with lawsuits.

If any other person filed patent applications, or is issued patents, claiming technology also claimed by us, we may be required to participate in interference or derivation proceedings in the U.S. Patent and Trademark Office to determine priority and/or ownership of the invention. Our licensors or we may also need to participate in interference proceedings involving issued patents and pending applications of another entity.

The intellectual property environment in our industry is particularly complex, constantly evolving and highly fragmented. Other companies and institutions have issued patents and have filed or will file patent applications that may issue into patents that cover or attempt to cover products, processes or technologies similar to us. We have not conducted freedom-to-use patent searches on all aspects of our product candidates or potential product candidates and may be unaware of relevant patents and patent applications of third parties. In addition, the freedom-to-use patent searches that have been conducted may not have identified all relevant issued patents or pending patent applications. We cannot provide assurance that our proposed products in this area will not ultimately be held to infringe one or more valid claims owned by third parties which may exist or come to exist in the future or that in such case we will be able to obtain a license from such parties on acceptable terms.

We cannot guarantee that our technologies will not conflict with the rights of others. In some foreign jurisdictions, we could become involved in opposition proceedings, either by opposing the validity of others’ foreign patents or by persons opposing the validity of our foreign patents.

We may also face frivolous litigation or lawsuits from various competitors or from litigious securities attorneys. The cost of any litigation or other proceeding relating to these areas, even if deemed frivolous or resolved in our favor, could be substantial and could distract management from its business. Uncertainties resulting from initiation and continuation of any litigation could have a material adverse effect on our ability to continue our operations.

20

If we infringe the rights of others, we could be prevented from selling products or forced to pay damages.

If our products, methods, processes, and other technologies are found to infringe the rights of other parties, we could be required to pay damages, or may be required to cease using the technology or to license rights from the prevailing party. Any prevailing party may be unwilling to offer us a license on commercially acceptable terms.

We cannot be certain we will be able to obtain patent protection to protect our product candidates and technology.

We cannot be certain that all patents applied for will be issued. If a third party has also filed a patent application relating to an invention claimed by us or one or more of our licensors, we may be required to participate in an interference or derivation proceeding declared or instituted by the United States Patent and Trademark Office, which could result in substantial uncertainties and cost for us, even if the eventual outcome is favorable to us. The degree of future patent protection for our product candidates and technology is uncertain. For example:

●	we or our licensors might not have been the first to make the inventions covered by our issued patents, or pending or future patent applications;

●	we or our licensors might not have been the first to file patent applications for the inventions;

●	others may independently develop duplicative, similar or alternative technologies;

●

it is possible that our patent applications will not result in an issued patent or patents, or that the scope of protection granted by any patents arising from our patent applications will be significantly narrower than expected;

●

any patents under which we hold ultimate rights may not provide us with a basis for commercially-viable products, may not provide us with any competitive advantages or may be challenged by third parties as not infringed, invalid, or unenforceable under United States or foreign laws;

●	any patent issued to us in the future or under which we hold rights may not be valid or enforceable; or

●

we may develop additional technologies that are not patentable and which may not be adequately protected through trade secrets; for example, if a competitor independently develops duplicative, similar, or alternative technologies.

If we fail to comply with our obligations in the agreements under which we or our joint venture partners may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose rights that are important to our business.

We have entered and may be required to enter into agreements that are important to our business, including our joint venture agreements with XTI Aircraft Company and Movychem s.r.o. These agreements have imposed various diligence, milestone payment, royalty and other obligations on us. For example, if we enter into exclusive agreements with various third parties (for example, universities and research institutions), we may be required to use commercially reasonable efforts to engage in various development and commercialization activities with respect to licensed products and may need to satisfy specified milestones and royalty payment obligations. If we fail to comply with any obligations under our agreements with any of these licensors, we may be subject to termination of the license agreements in whole or in part; increased financial obligations to our licensors or loss of exclusivity in a particular field or territory, in which case our ability to develop or commercialize products covered by the license agreements will be impaired.

21

In addition, disputes may arise regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which our technology, products, methods and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	our diligence obligations under the license agreement and what activities satisfy those obligations;

●

if a third party expresses interest in an area under a license that we are not pursuing, under the certain terms of our license agreement, we may be required to sublicense rights in that area to the third party, and that sublicense could harm our business; and

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us.

If disputes over the intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We may need to obtain licenses from third parties to advance our research to allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products or product candidates, or manufacture or use of our products or product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates or products. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. Some of these third parties may be better capitalized and have more resources than us. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In that event, we may not have a viable way to get around the patent and may need to halt commercialization of the relevant product candidate(s) or product(s). In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. In addition, we may be obligated to indemnify our licensors and collaborators against certain intellectual property infringement claims brought by third parties, which could require us to expend additional resources. The aerospace and technology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, and then we will have to defend an infringement action or challenge the validity of the patent in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, fail to develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid or unenforceable, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

22

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

●	some patent applications in the United States may be maintained in secrecy until the patents are issued;

●	patent applications in the United States are typically not published until 18 months after the priority date; and

●	publications in the scientific literature often lag behind actual discoveries.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent applications may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed US patent applications on inventions similar to ours that claims priority to any applications filed prior to the priority dates of our applications, we may have to participate in an interference proceeding declared or a derivation proceed instituted by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar inventions prior to our own inventions, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and thus the third party’s patent or patent application may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets.

As is common in the aerospace and technology industries, we may employ individuals who were previously employed at aerospace and technology companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we could lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Our intellectual property may not be sufficient to protect our products from competition, which may negatively affect our business as well as limit our partnership or acquisition appeal.

We may be subject to competition despite the existence of intellectual property we license, or we or our joint ventures own. We can give no assurances that our intellectual property will be sufficient to prevent third parties from designing around the patents we own or license and developing and commercializing competitive products. The existence of competitive products that avoid our intellectual property could materially adversely affect our operating results and financial condition. Furthermore, limitations, or perceived limitations, in our intellectual property may limit the interest of third parties to partner, collaborate or otherwise transact with us, if third parties perceive a higher than acceptable risk to commercialization of our products or future products.

Our approach involves filing patent applications covering new methods of use and/or new formulations of previously known, studied and/or marketed devices. Although the protection afforded by patents issued from our patent applications may be significant, when looking at our patents’ ability to block competition, the protection offered by our patents may be, to some extent, more limited than the protection provided by patents claiming the composition of matter previously unknown. If a competitor were able to successfully design around any method of use and formulation patents we may have in the future, our business and competitive advantage could be significantly affected.

23

We may elect to sue a third party, or otherwise make a claim, alleging infringement or other violation of patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights that we either own or license. If we do not prevail in enforcing our intellectual property rights in this type of litigation, we may be subject to:

●	paying monetary damages related to the legal expenses of the third party;

●

facing additional competition that may have a significant adverse effect on our product pricing, market share, business operations, financial condition, and the commercial viability of our products; and

●

restructuring our company or delaying or terminating select business opportunities, including, but not limited to, research and development, and commercialization activities, due to a potential deterioration of our financial condition or market competitiveness.

A third party may also challenge the validity, enforceability or scope of the intellectual property rights that we license or own; and, the result of these challenges may narrow the claim scope of or invalidate patents that are integral to our product candidates in the future. There can be no assurance that we will be able to successfully defend patents we own or licensed in an action against third parties due to the unpredictability of litigation and the high costs associated with intellectual property litigation, amongst other factors.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated, rendered unenforceable or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products or product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.

Changes to patent law, for example the Leahy-Smith America Invests Act, AIA or Leahy-Smith Act, of 2011 and the Patent Reform Act of 2009 and other future article of legislation in the U.S., may substantially change the regulations and procedures surrounding patent applications, issuance of patents, prosecution of patents, challenges to patent validity, and patent enforcement. We can give no assurances that our patents and those of our licensor(s) can be defended or will protect us against future intellectual property challenges, particularly as they pertain to changes in patent law and future patent law interpretations.

In addition, enforcing and maintaining our intellectual property protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by the U.S. Patent and Trademark Office and courts, and foreign government patent agencies and courts, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

24

If we are not able to protect and control our unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We also rely on proprietary trade secrets and unpatented know-how to protect our research and development activities, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect. We will attempt to protect our trade secrets and unpatented know-how by requiring our employees, consultants, collaborators, and advisors to execute a confidentiality and non-use agreement. We cannot guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party. Our trade secrets, and those of our present or future collaborators that we utilize by agreement, may become known or may be independently discovered by others, which could adversely affect the competitive position of our product candidates.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may be unaware of or unfamiliar with prior art and/or interpretations of prior art that could potentially impact the validity or scope of our patents, pending patent applications, or patent applications that we will file. We may have elected, or elect now or in the future, not to maintain or pursue intellectual property rights that, at some point in time, may be considered relevant to or enforceable against a competitor.

We take efforts and enter into agreements with employees, consultants, collaborators, and advisors to confirm ownership and chain of title in intellectual property rights. However, an inventorship or ownership dispute could arise that may permit one or more third parties to practice or enforce our intellectual property rights, including possible efforts to enforce rights against us.

We may not have rights under some patents or patent applications that may cover technologies that we use in our research, product candidates and particular uses thereof that we seek to develop and commercialize, as well as synthesis of our product candidates. Third parties may own or control these patents and patent applications in the United States and elsewhere. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We or our collaborators therefore may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product or product candidate or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could harm our business.

There has been substantial litigation and other legal proceedings regarding patent and other intellectual property rights in the broad technology industry. Although we are not currently a party to any patent litigation or any other adversarial proceeding, including any interference or derivation proceeding declared or instituted before the United States Patent and Trademark Office, regarding intellectual property rights with respect to our products, product candidates and technology, it is possible that we may become so in the future. We are not currently aware of any actual or potential third-party infringement claim involving our product candidates. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. The outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party, especially in the aerospace and technology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent or other proceeding is resolved against us, we may be enjoined from researching, developing, manufacturing or commercializing our products or product candidates without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could harm our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

25

If we are unable to protect our intellectual property rights, our competitors may develop and market products with similar features that may reduce demand for our potential products.

The following factors are important to our success:

●	receiving patent protection for our product candidates;

●	preventing others from infringing our intellectual property rights; and

●	maintaining our patent rights and trade secrets.

We will be able to protect our intellectual property rights in patents and trade secrets from unauthorized use by third parties only to the extent that such intellectual property rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Because issues of patentability involve complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents may be challenged, invalidated, found unenforceable, or circumvented. United States patents and patent applications may be subject to interference and derivation proceedings, United States patents may also be subject to post grant proceedings, including re-examination, derivation, Inter Partes Review and Post Grant Review, in the United States Patent and Trademark Office and foreign patents may be subject to opposition or comparable proceedings in corresponding foreign patent offices, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, derivation, post grant and opposition proceedings may be costly. Thus, any patents that we own or license from others may not provide any protection against competitors. Furthermore, an adverse decision in an interference or derivation proceeding can result in a third-party receiving the patent rights sought by us, which in turn could affect our ability to market a potential product to which that patent filing was directed. Our pending patent applications, those that we may file in the future, or those that we may license from third parties may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. For example, compulsory licenses may be required in cases where the patent owner has failed to “work” the invention in that country, or the third-party has patented improvements. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of our patents. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which makes it difficult to stop infringement.

In addition, our ability to enforce our patent rights depends on our ability to detect infringement. It is difficult to detect infringers who do not advertise or otherwise promote the compositions that are used in their products. Any litigation to enforce or defend our patent rights, even if we prevail, could be costly and time-consuming and would divert the attention of management and key personnel from business operations.

We will also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We will seek to protect this information by entering into confidentiality agreements with parties that have access to it, such as strategic partners, collaborators, employees, contractors and consultants. Any of these parties may breach these agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were disclosed to, or independently developed by, a competitor, our business, financial condition and results of operations could be materially adversely affected.

26

RISKS RELATED TO OWNING OUR COMMON STOCK AND THIS OFFERING

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

The market price of our Common Stock may be volatile.

The market price of our Common Stock may be highly volatile. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock, as well as other factors, such as investor perceptions of the prospects for the advanced materials and technology industry. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

27

Our directors and executive officers can exert significant control over our business and affairs and have actual or potential interests that may depart from those of investors in the subsequent financings.

The interests of our directors and officers may differ from the interests of our other stockholders, including purchasers of our securities, in future financings. As a result, based on their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent amendment of our Amended and Restated Certificate of Incorporation or By-laws;

●	to effect or prevent a merger, sale of assets or other corporate transaction; and

●	to control the outcome of any other matter submitted to our stockholders for vote.

This concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We may issue more shares in a future financing or pursuant to existing agreements which will result in substantial dilution.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000,000 shares of Common Stock and a maximum of 100,000,000 shares of Preferred Stock. Any future merger or acquisition effected by us would result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of our Common Stock held by our then existing stockholders. Moreover, the Common Stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of Common Stock held by our then existing stockholders. Additionally, we expect to seek additional financing in order to provide working capital to the operating business. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of Common Stock or Preferred Stock are issued in connection with and following a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of Common Stock might be materially and adversely affected.

Our Board of Directors is authorized to issue Preferred Stock without obtaining shareholder approval.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price.

Prior to the consummation of this offering, there has been a limited public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The price for our Units in this offering will be determined by negotiations between us and the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.

28

The Warrants are speculative in nature.

The Warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price of $     _, or       % of the public offering price of a Unit. Moreover, following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price. Furthermore, each Warrant will expire five (5) years from the original issuance date. In the event our common stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Holders of the Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your Warrant. Upon exercise of your Warrant, you will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

There is no established market for the Warrants to purchase shares of our common stock being offered in this offering.

There is no established trading market for the Warrants and we do not expect a market to develop. Although the Warrants have been approved for listing on The NASDAQ Capital Market, subject to official notice of issuance, there can be no assurance that there will be an active trading market for the warrants. Without an active trading market, the liquidity of the warrants will be limited.

Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our certificate of incorporation, our bylaws, certain provisions of the Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The price of our common stock or Warrants may fluctuate substantially.

You should consider an investment in our common stock and Warrants to be risky, and you should invest in our Units only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock or Warrants to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of our common stock by our stockholders, executives, and directors and our stockholders whose shares are being registered in this offering;

●	volatility and limitations in trading volumes of our shares of common stock;

●	possible delays in the expected recognition of revenue due to lengthy and sometimes unpredictable sales timelines;

29

●

the timing and success of introductions of new products or technologies by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

●	network outages or security breaches;

●	our ability to attract new customers;

●	any delay in our submission for studies or product approvals or adverse regulatory decisions, including failure to receive regulatory approval for our product candidate;

●	unanticipated safety concerns related to the use of our product candidate;

●	failures to meet external expectations or management guidance;

●	changes in our capital structure or dividend policy, future issuances of securities, sales of large blocks of common stock by our stockholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new products;

●	reputational issues;

●	competition from existing technologies and products or new technologies and products that may emerge;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	changes in valuations of similar companies or groups of companies;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

30

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

All of our executive officers and directors and certain of our stockholders and warrant holders have agreed not to sell shares of our common stock for a period of 180 days following this offering, subject to extension under specified circumstances. See “Underwriting.” Common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short our common stock. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this public offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our product, or continue our operations.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over medical epidemics, energy costs, geopolitical issues, the U.S. mortgage market and a deteriorating real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns (such as the recent downturn related to the COVID-19 pandemic), volatile business environments and continued unstable or unpredictable economic, market, and geopolitical conditions, such as the current situation in the Ukraine. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

You will incur immediate dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the net tangible book value of your shares. As a result, you will incur immediate dilution of $___ per share, representing the difference between the assumed public offering price of $__ per share and our estimated as adjusted net tangible book value as of September 30, 2022 of $___ per share. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment.

31

Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including increased marketing, hiring new personnel, commercializing our product, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

We may be at risk of securities class action litigation

We may be at risk of securities class action litigation.  If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and Nevada law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and Nevada law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 100,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation and our Amended and Restated Bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the certificate of incorporation and bylaws and Nevada law, as applicable, among other things:

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	place limitations on the removal of directors;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

32

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant additional legal, accounting and other expenses. The obligations of being a public company in the U.S. require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

There will be a substantial number of common shares eligible for future sale from the conversion of Series A Preferred shares.

There were 780,132 shares of our Series A Preferred Stock outstanding as of September 30, 2022. Each preferred share is convertible into 1,000 common shares. Once converted, these shares are eligible for resale under Rule 144. The sale, or availability for sale, for the foregoing shares could adversely affect the market price of our common stock or impair our ability to raise capital through future sales of our common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our dependence on third parties in the conduct of our joint ventures;

33

●	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;

●	the ultimate impact of the current coronavirus pandemic, or any other health epidemic, or the situation in Ukraine on our business, or the global economy as a whole;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●

the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;

●	our reliance on third-party partners in our joint ventures;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●

the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidate;

●

market acceptance of our or our joint ventures’ product candidates, the size and growth of the potential markets for our current product candidate and any future product candidates we may seek to develop, and our ability to serve those markets; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

34

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

EXPLANATORY NOTE REGARDING REVERSE STOCK SPLIT

We will effect a 1-for-____ reverse split of our outstanding shares of common stock prior to or upon effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion and/or exercise prices of our issued and outstanding convertible notes stock options and warrants, will be adjusted accordingly. All information presented in this prospectus assumes a 1-for-___ reverse split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have been adjusted to give effect to the assumed reverse stock split.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of Units in this offering will be approximately $____, based on an assumed public offering price of $__ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $___.

We intend to use $2,000,000 of the net proceeds to fund the acquisition of the global Movychem patents through the Movychem JV, $6,000,000 to fund a pilot manufacturing plant to satisfy a portion of current demand for Retacell®-infused wallboards, and the balance for general corporate purposes, including working capital.

If Auctus does not elect to convert the Senior Secured Note, we may use up to $6,050,000 from the proceeds to repay the Note.

A $1.00 increase or decrease in the assumed public offering price of $___ per share would increase or decrease the net proceeds from this offering by approximately $___, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and non-accountable expense allowance payable to the underwriters.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

35

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities.

We would receive additional gross proceeds of $_____ if all of the Warrants included in the Units are exercised. We intend to use any such proceeds for working capital and general corporate purposes.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022 as described below:

●	on an actual basis, as adjusted to give effect to a 1-for-____ reverse split of outstanding shares of common stock;

●

on an as adjusted basis to give effect to the issuance and sale of ___ Units at an assumed public offering price of $___ per Unit, after deducting the estimated underwriting discounts and commissions, the non-accounting expense allowance payable to the underwriters, and other estimated offering costs;

	As of September 30, 2022
	Actual	As Adjusted
	(UNAUDITED)
Cash	$498,039	$

Stockholders' equity:
Preferred stock, $0.00001 per share, 100,000,000 shares authorized, 780,132 Series A Preferred stock and 1,000,000 Series B Preferred stock issued and outstanding	18
Common stock, $0.00001 par value per share, 5,000,000,000 shares authorized, and 365,696,144 shares issued and outstanding	3,657
Common stock to be issued	51,950
Additional paid-in capital	18,624,349
Accumulated deficit	(21,381,601)
Non-controlling interest	(2,805,036)
Total stockholders' deficit	$(5,506,663)	$

36

A $1.00 increase (decrease) in the assumed public offering price of $___ per Unit would increase (decrease) the pro forma amount of each of cash, total stockholders’ equity (deficiency) and total capitalization by approximately $____, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters. An increase (decrease) of 500,000 shares included in the Units offered by us, would increase (decrease) the pro forma amount of each of cash, total stockholders’ equity and total capitalization by approximately $___, assuming no change in the assumed public offering price per Unit and after deducting estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters.

The number of shares of our common stock to be outstanding after this offering is based on 365,696,144 shares of common stock outstanding as of September 30, 2022, as adjusted to give effect to a 1-for-___ reverse split of our outstanding shares of common stock, assumes no exercise of the Warrants included in the Units or by the underwriters of their over-allotment option, and excludes the following:

●

_______ shares of common stock issuable upon conversion of our convertible notes and accrued interest in an aggregate principal amount of $ and accrued interest of $_______at a conversion rate of $____ per share.

●

_______ shares of common stock issuable upon exercise of outstanding common stock options issued to members of management, consultants, and directors at a weighted average exercise price of $_____ per common share.

●	______ shares of common stock issuable upon exercise of outstanding common stock warrants at an average exercise price of $_____ per common share.

●	______ shares of common stock issuable upon conversion of outstanding shares our Series A and Series B Convertible Preferred Stock.

●

___ shares of common stock issuable upon exercise of warrants to be issued to the underwriters as part of this offering at an exercise price of $___ per common share (___% of the assumed public offering price of $___ per share).

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

●

a 1-for-___ reverse split of our outstanding shares of common stock to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. No fractional shares will be issued as a result of the reverse split. Any fractional shares resulting from the reverse split will be rounded up to the nearest whole share.

●	no exercise by the underwriters of their option to purchase an additional ___ shares of common stock.

DILUTION

If you invest in our Units in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2022, we had a historical net tangible book value of $(5,376,996), or $(0.015) per share of common stock, based on 365,696,144 shares of common stock outstanding. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at September 30, 2022, divided by the number of shares of common stock outstanding at September 30, 2022.

37

As adjusted net tangible book value per share represents as adjusted net tangible book value divided by the as adjusted total number of shares outstanding as of September 30, 2022.

After giving effect to the issuance and sale of ___ shares of our common stock included in the Units in this offering at an assumed public offering price of $___ per share, and after deducting estimated underwriting discounts and commissions, the non-accountable expense allowance payable to the underwriters, and estimated offering costs payable by us, our as adjusted net tangible book value as of September 30, 2022 would have been $____, or $___ per share. This represents an immediate increase in as adjusted net tangible book value per share of $___ to existing stockholders and immediate dilution of $___ in as adjusted net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the assumed public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed public offering price per Unit		$
Historical net tangible book value per share as of September 30, 2022	$0.015
Increase in as adjusted net tangible book value per share attributable to new investors purchasing common stock in this offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors purchasing Units in this offering		$

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase in the assumed public offering price of $___ per Unit would increase our pro forma net tangible book value after this offering by approximately $____ per share and the dilution to new investors purchasing common stock in this offering by approximately $___ per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions and the non-accountable expense allowance payable to the underwriters. A $1.00 decrease in the assumed public offering price of $___ per Unit would decrease our pro forma net tangible book value after this offering by approximately $___ per share and the dilution to new investors purchasing common stock in this offering by approximately $___ per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions and the non-accountable expense allowance payable to the underwriters.

An increase of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma net tangible book value after this offering by approximately $___ per share and decrease the dilution to new investors purchasing common stock in this offering by approximately $___ per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters. A decrease of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma net tangible book value after this offering by approximately $___ per share and increase the dilution to new investors purchasing common stock in this offering by approximately $___ per share, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters.

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to the offering would be $___ per share. This represents an increase in as adjusted net tangible book value of $___ per share to existing stockholders and dilution in as adjusted net tangible book value of $___ per share to new investors.

38

The number of shares of our common stock to be outstanding after this offering is based on 365,696,144 shares of common stock outstanding as of September 30, 2022, as adjusted to give effect to a 1-for-___ reverse split of our outstanding shares of common stock, assumes no exercise of the Warrants included in the Units or by the underwriters of their over-allotment option and excludes the following:

●

______ shares of common stock issuable upon conversion of our convertible notes and accrued interest in an aggregate principal amount of $_____ and accrued interest of $_____ at a conversion rate of $___ per share.

●

____ shares of common stock issuable upon exercise of outstanding common stock options issued to members of management, consultants, and directors at a weighted average exercise price of $___ per common share.

●	___ shares of common stock issuable upon exercise of outstanding common stock warrants at an average exercise price of $___ per common share.

●	_____shares of Common Stock issuable upon conversion of the outstanding shares of our Series A and Series B Convertible Preferred Stock

●

___ shares of common stock issuable upon exercise of warrants to be issued to the underwriters as part of this offering at an exercise price of $___ per common share (___% of the assumed public offering price of $___ per share).

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

●

a 1-for-____ reverse split of our outstanding shares of common stock to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. No fractional shares will be issued as a result of the reverse split. Any fractional shares resulting from the reverse split will be rounded up to the nearest whole share.

●	no exercise by the underwriters of their option to purchase an additional ___ shares of common stock.

To the extent that stock options or warrants are exercised, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the three months ended September 30, 2022 and 2021 from our reviewed statements, and June 30, 2022 and 2021 from our audited financial statements, which are included elsewhere in this prospectus. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2023. All share and per share amounts presented herein have been restated to reflect the implementation of the proposed 1-for-____ reverse split of our outstanding shares of common stock as if it had occurred at the beginning of the earliest period presented.

39

Statement of Operations Data:

	Three months ended September 30,		Year ended June 30,
	2022	2021	2022	2021
	(UNAUDITED)	(UNAUDITED)
Revenue	$-	$-	$-	$-
Operating expenses:
General and administrative	545,569	1,201,002	4,216,613	368,296
Research and development	-	2,340,575	5,267,581	373,112
Other operating expenses	190,416	710,636	1,528,004	1,457,813
Total operating expenses	735,985	4,252,213	11,012,198	2,199,221

Non-Operating expenses:
Amortization of debt discount	461,842	149,028	4,629,089	303,942
Loss on extinguishment of debt	3,570,366	535	536	186,954
Other non-operating expenses	49,328	46,139	240,372	12,485
Total other expense	4,081,536	195,702	4,869,997	503,381

Net Loss	$(4,817,521)	(4,447,915)	$(15,882,195)	(2,702,602)

Net loss per share basic and diluted:	$(0.01)	$(0.02)	$(0.05)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	361,552,863	225,497,197	345,160,167	225,497,197

The accompanying notes are an integral part of these consolidated financial statements.

40

Balance Sheet Data:

	September 30,	June 30,
	2022	2022

Cash	$498,039	$1,065,945
Working capital	$(5,551,721)	$(3,002,259)
Total assets	$749,901	$1,269,676
Total liabilities	$6,256,654	$4,231,381
Accumulated deficit	$(21,381,601)	$(16,571,505)
Total stockholders' deficit	$(5,506,663)	$(2,961,705)
Total liabilities and stockholders' deficit	$749,901	$1,269,676

The accompanying notes are an integral part of these consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of the financial condition and results of operations of Xeriant, Inc. and its subsidiaries is supplemental to, and should be read in conjunction with the complete financial statements and other Company information contained in this filing. The discussion in this section contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Actual future results could differ materially from those discussed below for many reasons, including those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section and elsewhere in this prospectus.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Objective

The objective of the Management’s Discussion and Analysis is to detail material information, events, uncertainties and factors impacting the Company and provide investors an understanding from “Management’s perspective”.

Company Overview

We are dedicated to the acquisition, development and commercialization of transformative technologies, including eco-friendly specialty materials which can be successfully deployed and integrated across multiple industry sectors, and disruptive innovations related to the emerging aviation market called Advanced Air Mobility, which include next-generation aircraft. We seek to partner with and acquire strategic interests in visionary companies that accelerate this mission.

Key Factors Affecting Our Performance

Public Company Costs

Our Common Stock will be registered with the SEC and listed on The Nasdaq Capital Market, which will require us to hire additional personnel and implement public company procedures and processes. We expect to incur additional annual expenses as a public company for internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

41

Impact of Inflation

Recent inflationary trends have led to a moderate increase in some of the component ingredients used to manufacture our products. Continued prolonged periods of inflationary pressure on some or all costs may result in increased costs to produce our products that could have an adverse effect on profits from sales of these products or require us to increase prices for our products that could adversely affect consumer demand for our products.

Impact of Supply Chain Disruption

While we have not had significant disruptions that materially impacted our financial results, disruptions in supply chain could disrupt the timing and profitability of our business. Because of this, we continue to seek and expand the number of qualified domestic suppliers and vendors used to source materials.

Reverse Stock Split

In connection with the closing of this Offering, our Board of Directors approved a 1-for-____ reverse split of our outstanding shares of common stock. Holders of a majority of our shares of common stock have provided their consent for such reverse stock split.  We intend to implement such reverse stock split upon receiving regulatory approval for such action, and concurrently with the completion of the public offering.

Joint Venture with XTI Aircraft

On May 31, 2021, we entered into a Joint Venture Agreement (the “Agreement”) with XTI Aircraft Company (“XTI”), a Delaware corporation, to form the XTI JV, with the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric, vertical takeoff, and landing (eVTOL) fixed wing aircraft. Under the Agreement, Xeriant is contributing capital, technology, and strategic business relationships, and XTI is contributing intellectual property licensing rights and know-how. XTI and the Company each own 50 percent of the XTI JV, and it is managed by a management committee consisting of five members, three appointed by us and two by XTI. The Agreement was effective on June 4, 2021, with an initial deposit of $1 million into the XTI JV. Our financial commitment is up to $10 million, contributed as needed based on the aircraft development timeline and budget. On August 4, 2022, XTI announced the completion of Preliminary Design Review, which was the purpose of the XTI JV.

While the purpose of the XTI JV is complete, XTI and us continue to see value in the XTI JV for future collaboration in Advanced Ari Mobility. Should XTI and us determine it is in our respective best interests to terminate the XTI JV, then it will be dissolved. Should the XTI JV be dissolved, as of October 18, 2022, we would receive a 5.5% equity ownership of XTI.

We analyzed the transaction under ASC 810 Consolidation, to determine if the joint venture classifies as a Variable Interest Entity (“VIE”). The joint venture qualifies as a VIE based on the fact the XTI JV does not have sufficient equity to operate without financial support from Xeriant. According to ASC 810-25-38, a reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38J. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE. According to the XTI JV operating agreement, the ownership interests are 50/50. However, the agreement provides for a Management Committee of five members. Three of the five members are from Xeriant. Additionally, Xeriant has the right to invest up to $10,000,000 into the XTI JV. As such, Xeriant has substantial capital at risk. Based on these two factors, the conclusion is that Xeriant is the primary beneficiary of the VIE. Accordingly, Xeriant has consolidated the VIE.

Joint Venture with Movychem

On April 2, 2022, we entered into a Joint Venture Agreement with Movychem s.r.o., setting forth the terms for the establishment of the Movychem JV to develop applications and commercialize a series of flame-retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the brand name Retacell®. The Movychem JV is organized as a Florida limited liability company and is owned 50% by each of the Company and Movychem.

42

For its capital contribution to the Movychem JV, pursuant to a Patent and Exclusive License and Assignment Agreement (the “Patent Agreement”), Movychem is transferring to the Movychem JV all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all patents, and we are contributing the amount of $2,600,000 payable (a) $600,000 at the rate of $25,000 per month over a 24 month period and (b) $2,000,000 within five business days of a closing of a financing in which we receive net proceeds of at least $3,000,000. At such time as we make our $2,000,000 payment (and assuming we are current with our then monthly capital contributions), pursuant to the Patent Agreement, Movychem will transfer all of its rights, title and interest to all of the patents related to Retacell® for an amount equal to our aggregate cash contributions to the Movychem JV plus 40% of all royalty payments received by the Movychem JV for the licensing of Retacell® products. Pending assignment of the patents to the Movychem JV, pursuant to the Patent Agreement, Movychem has granted to the Movychem JV an exclusive worldwide license under the patents.

Concurrently with the execution of the Joint Venture Agreement, the Movychem JV entered into a Services Agreement with us pursuant to which we will provide to the Movychem JV technical services related to the exploitation of the Retacell® intellectual property and corporate, marketing, business development, communications and administrative services as requested by the Movychem JV in exchange for 40% of all royalty payments received by the Movychem JV for the licensing of Retacell® products.

Under the Joint Venture Agreement, we have agreed to grant to certain individuals affiliated with Movychem five-year warrants to purchase an aggregate of 170,000,000 shares of our common stock at an exercise price of $0.01 per share with vesting depending on the satisfaction of various milestones as described therein.

The Joint Venture Agreement grants to Movychem the right to dissolve the Movychem JV in the event that we fail to make any of its capital contributions in which case the Movychem JV will be required to grant back to Movychem all joint venture intellectual property and the assignment to Movychem of any outstanding licenses. Additionally, the Services Agreement will be amended to provide that the 40% of royalties to be paid by to the Company will be limited to licensees who were first introduced to the Movychem JV or Movychem, as the case may be.

We analyzed the transaction under ASC 810 Consolidation, to determine if the joint venture classifies as a Variable Interest Entity (“VIE”). The Movychem JV qualifies as a VIE based on the fact the Movychem JV does not have sufficient equity to operate without financial support from both parties. According to ASC 810-25-38, a reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38J. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE. According to the Movychem JV operating agreement, the ownership interests are 50/50 and the agreement provides for a management committee of five members. Two of the five members are from Xeriant and Movychem, respectively and one is appointed by mutual agreement of the parties. Movychem is transferring to the Movychem JV all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all patents, and we are contributing cash. As such, both parties do not have substantial capital at risk. Based on these two factors, the conclusion is that no one is the primary beneficiary of the VIE. Accordingly, Xeriant has not consolidated the VIE.

As of September 30, 2022, we paid $214,013 to the Movychem JV.

Auctus Fund LLC Senior Secured Note

On October 27, 2021, we issued a convertible note payable with Auctus Fund, LLC (the “Auctus Note”) with the principal sum of $6,050,000, which amount is the $5,142,500 actual amount of the purchase price, hereof plus an original issue discount in the amount of $907,500 and to pay interest on the unpaid principal amount hereof at the rate of zero percent per annum from the issue date until the note becomes due and payable, and $433,550 for professional fees in completing the transactions. The Note had a maturity date of February 15, 2023. The Auctus Note provides the holder has the option to convert the principal balance and any accrued interest to common stock of the Company at a conversion price of lesser of (i) $0.1187 or (ii) 75% of the offering price per share divided by the number of shares of common stock. The Auctus Note is secured by the grant of a first priority security interest in the assets of the Company. In connection with the Auctus Note, we issued warrants indexed to an aggregate 50,968,828 shares of common stock. The warrants have a term of five years and an exercise price of $0.1187.

43

Effective August 1, 2022, we entered into an Amendment to Senior Secured Promissory Note (the “First Amendment”) with Auctus pursuant to which the parties agreed to amend the Auctus Note. The Amendment (i) extended the maturity date of the Note to November 1, 2022 and (ii) extended the dates for the completion of the acquisition of XTI Aircraft and the uplist of the Company’s common stock to a national securities exchange to November 1, 2022. In consideration of the Amendment, the Company agreed to (i) grant to Auctus a new Warrant to purchase 25,000,000 shares of Common Stock dated July 26, 2022 (the “Warrant”) at an exercise price of $0.09 per share; (ii) make a prepayment of the Note in the amount of $100,000; and (iii) cause a director of the Company to cancel his 10b-5(1) Plan.

Effective December 27, 2022, we entered into a Second Amendment to Senior Secured Promissory Note (the “Second Amendment”) with Auctus pursuant to which the parties agreed to further amend the Auctus Note. The Second Amendment (i) extended the maturity date of the Note, the obligation to uplist to a national securities exchange and acquisition of XTI Aircraft Company to March 15, 2023, and (ii) extended the date to file an S-1 registration statement to uplist the company’s common stock to a national securities exchange to January 15, 2023. In consideration of the Amendment, the Company agreed to (i) grant to Auctus a new Warrant to purchase 25,0000,000 shares of Common Stock dated December 27, 2022 (the “New Warrant”) at an exercise price of $0.09 per share, and (ii) make two pre-payment installments of $50,000 on January 15, 20123 and February 15, 2023.

Also, effective December 27, 2022, we entered into a First Amendment to common Stock Purchase Warrants with Auctus pursuant to which the parties agreed to amend the time when the adjustments to the exercise price and the number of shares issuable upon exercise the prior warrants issued on October 27, 2021 terminate to 11:59 p.m., New York time, on the date that the Company’s Common Stock is initially listed for trading on the Nasdaq National Market, Nasdaq Small Cap Market, New York Stock Exchange, NYSE MKT or other national securities exchange.

Results of Operations for the Three Months Ended September 30, 2022

The following discussion of the results of operations constitutes management's review of the factors that affected the financial and operating performance for the fiscal years ended September 30, 2022 and 2021. This discussion should be read in conjunction with the financial statements and notes thereto contained elsewhere in this report. The Company has a June 30 fiscal year end.

Comparison of the Three Months Ended September 30, 2022 to the Three Months Ended September 30, 2021

	For the three months ended September 30,
	(UNAUDITED)
	2022	2021	Change	% Change

Operating Expenses:
General and administrative expenses	$545,569	$1,201,002	$(655,433)	-54.6%
Professional fees	90,060	29,541	60,519	204.9%
Related party consulting fees	94,000	82,500	11,500	13.9%
Research and development expense	-	2,340,575	(2,340,575)	-100.0%
Sales and marketing expense	6,356	598,595	(592,239)	-98.9%
Total operating expenses	735,985	4,252,213	(3,516,228)	-82.7%
Operating loss	(735,985)	(4,252,213)	3,516,228	-82.7%

Other expenses:
Amortization of debt discount	(461,842)	(149,028)	(312,814)	209.9%
Financing fees	-	(43,750)	43,750	-100.0%
Interest expense	-	(2,389)	2,389	-100.0%
Loss from Movychem JV	(49,328)	-	(49,328)	-
Loss on extinguishment of debt	(3,570,366)	(535)	(3,569,831)	667258.1%
Total other (expense)	(4,081,536)	(195,702)	(3,885,834)	1985.6%
Net loss	(4,817,521)	(4,447,915)	(13,179,593)	296.3%
Net loss attributable to noncontrolling interest	(7,425)	(1,177,816)	1,170,391	-99.4%
Net loss attributable to common stockholders	$(4,810,096)	$(3,270,099)	$(14,349,984)	438.8%

44

Sales and marketing expenses

Total sales and marketing expenses were $6,356 and $598,595 for the three months ended September 30, 2022 and 2021, respectively. During the three months ended September 30, 2022 our sales and marketing expenses were associated with social media marketing campaigns and press releases.

General and administrative expenses

Total general and administrative expenses were $545,569 and $1,201,002 for the three months ended September 30, 2022 and 2021, respectively. The change was primarily due to an increase in stock issuances related to consulting fees and advisory board fees, advisory board fees paid in cash, and an increase in travel, meetings, and conferences.

Professional Fees

Total professional fees were $90,060 and $29,541 for the three months ended September 30, 2022 and 2021, respectively. The increase was primarily due to legal fees.

Related Party Consulting Fees

During the three months ended September 30, 2022 and 2021, the Company recorded $55,000 and $33,000 respectively, in consulting fees to Ancient Investments, LLC, a Company owned by the Company’s CEO, Keith Duffy and the Company’s Executive Director of Corporate Operations, Scott Duffy. As of September 30, 2022, and June 30, 2022, $15,000 and $22,000 was recorded in accrued liabilities.

For the three months ended September 30, 2022 and 2021, the Company recorded $20,000 and $24,000 respectively, in consulting fees to Edward DeFeudis, a Director of the Company. As of September 30, 2022, and June 30, 2022, $10,000 and $0 was recorded in accrued liabilities.

45

During the three months ended September 30, 2022 and 2021, the Company recorded $14,000 and $18,000 respectively, in consulting fees to AMP Web Services, a Company owned by the Company’s CIO, Pablo Lavigna. As of September 30, 2022 and June 30, 2022, $7,000 and $7,000 was recorded in accrued liabilities.

During the three months ended September 30, 2022 and 2021, the Company recorded $5,000 and $7,500 respectively, in consulting fees to Keystone Business Development Partners, a Company owned by the Company’s CFO, Brian Carey.

Research and Development Expenses

Total research and development expenses were $0 and $2,340,575 for the three months ended September 30, 2022 and 2021, respectively. These research and development expenses were in connection with our joint venture with XTI Aircraft Company for funding the preliminary design phase in the development of an aircraft, called the TriFan 600.

Other Income (Expenses)

Total other expenses consist of amortization of debt discount related to convertible notes, interest expense related to convertible notes, and a loss on settlement of debt. Total other expenses were $4,081,536 for the three months ended September 30, 2022 compared to $195,702 for the three months ended September 30, 2021. The increase was primarily due to recording the loss on extinguishment of debt in the amount of $3,570,366 during three months ended September 30, 2022.

Net loss

Total net loss for the three months ended September 30, 2022 and 2021 was $4,817,521 and $4,447,915, respectively.  Total net loss for the year ended June 30, 2022 was $15,882,195, compared to $2,702,602 for the year ended June 30, 2021.  The increase was primarily due to research and development expense and the cost of financings.

Liquidity and Capital Resources

As of September 30, 2022, we had a cash balance of $498,039 and a working deficit of $5,551,721. Our net loss of $4,817,521 in the three months ended September 30, 2022 was mostly funded by proceeds raised from financings. We will need to raise working capital (or refinance existing short-term debt to long-term debt) to fund operations, the build out of a pilot manufacturing facility, and to satisfy current obligations pursuant to a Joint Venture Agreement with Movychem s.r.o. of $2,400,000. Future equity financings may be dilutive to our stockholders. Alternative forms of future financings may include preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through best- efforts private equity and debt financings. We do not have any credit or equity facilities available with financial institutions, stockholders or third-party investors, and will continue to rely on best efforts financings. The failure to raise sufficient capital will likely cause us to cease operations.

During the three months ended September 30, 2022, our operating activities used $565,339 of net cash compared to using $2,727,742 of net cash flow in our operating activities during the same period in 2021. This difference primarily resulted from the decrease of operations such as research and development expense, which was $,2,340,575 for the three months ended September 30, 2021 compared with $0 for the same period in 2022.

Going Concern

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At September 30, 2022 and June 30, 2022, the Company had $498,039 and $1,065,945 in cash and $5,551,721 and $3,002,259 in negative working capital, respectively. For the three months ended September 30, 2022 and 2021, the Company had a net loss of $4,817,521 and $4,447,915, respectively. Continued losses may adversely affect the liquidity of the Company in the future. Therefore, the factors noted above raise substantial doubt about our ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems.

46

Stock Sales

There were no stock sales during the three months ended September 30, 2022.  During the year ended June 30, 2022, we received $2,207,050 by selling 43,675,266 shares common stock, which includes 4,308,600 shares issued based on the exercise of warrants.

Convertible Notes Issued

During the year ended June 30, 2022, we received $4,958,950 from issuance of convertible debt.

Results of Operations for the Year Ended June 30, 2022

Comparison of the Year Ended June 30, 2022 Compared to the Year Ended June 30, 2021

	Year ended June 30,
	2022	2021	Change	% Change

Operating Expenses:
General and administrative expenses	$4,216,613	$368,296	$3,848,317	1044.9%
Professional fees	444,012	190,693	253,319	132.8%
Related party consulting fees	432,425	220,000	212,425	96.6%
Research and development expense	5,267,581	373,112	4,894,469	1311.8%
Sales and marketing expense	651,567	1,047,120	(395,553)	-37.8%
Total operating expenses	11,012,198	2,199,221	8,812,977	400.7%
Operating loss	(11,012,198)	(2,199,221)	(8,812,977)	400.7%

Other expenses:
Amortization of debt discount	(4,629,089)	(308,942)	(4,320,147)	1398.4%
Financing fees	(43,750)	-	(43,750)	-
Interest expense	(138,944)	(7,485)	(131,459)	1756.3%
Loss from Movychem JV	(57,678)	-	(57,678)	-
Loss on extinguishment of debt	(536)	(186,954)	186,418	-99.7%
Total other (expense)	(4,869,997)	(503,381)	(4,366,616)	867.5%
Net loss	$(15,882,195)	$(2,702,602)	$(13,179,593)	487.7%

47

Total sales and marketing expenses were $651,567 and $1,047,120 for the fiscal years ended June 30, 2022 and 2021, respectively. During the fiscal year ended June 30, 2022 our sales and marketing expenses were associated with social media marketing campaigns, events and press releases.

General and administrative expenses

Total general and administrative expenses were $4,216,613 and $368,296 for the fiscal years ended June 30, 2022 and 2021, respectively. The change was primarily due to an increase in stock issuances related to consulting fees and advisory board fees, advisory board fees paid in cash, and an increase in travel, meetings, and conferences.

Professional Fees

Total professional fees were $444,012 and $190,693 for the fiscal years ended June 30, 2022 and 2021, respectively. The increase was primarily due to legal fees.

 Related Party Consulting Fees

Total related party consulting fees were $432,425 and $220,000 for the fiscal years ended June 30, 2022 and 2021, respectively. The related party consulting fees for fiscal year ended June 30, 2022 consisted of (i) $184,000 to Ancient Investments, LLC, a company owned by Keith Duffy, CEO and Scott Duffy, Executive Director of Operations, (ii) $86,000 for AMP Web Services, LLC, a company owned by Pablo Lavigna, CIO, $122,000 to Edward DeFeudis, Director, and (iii) $40,425 for Keystone Business Development Partners, LLC, a company owned by Brian Carey, CFO. The consulting fees for June 30, 2021 consisted of i) $98,000 to Ancient Investments, LLC, a company owned by Keith Duffy, CEO and Scott Duffy, Executive Director of Operations, (ii) $49,500 for AMP Web Services, LLC, a company owned by Pablo Lavigna, CIO, $40,000 to Edward DeFeudis, Director, and (iii) $20,000 for Keystone Business Development Partners, LLC, a company owned by Brian Carey, CFO.

 Research and Development Expenses

Total research and development expenses were $5,267,581 and $373,112 for the fiscal years ended June 30, 2022 and 2021, respectively. These research and development expenses were in connection with our joint venture with XTI Aircraft Company for funding the preliminary design phase in the development of an aircraft, called the TriFan 600.

 Other Income (Expenses)

Total other expenses consist of amortization of debt discount related to convertible notes, interest expense related to convertible notes, and a loss on settlement of debt. Total other expenses were $4,869,997 for the year ended June 30, 2022 compared to $503,381 for the year ended June 30, 2021. The increase was primarily due to recording the amortization of debt discount from the convertible note signed for the year ended June 30, 2022 in the amount of $4,629,089.

Net loss

Total net loss was $15,882,195 for the year ended June 30, 2022, compared to $2,702,602 for the year ended June 30, 2021.  The increase was primarily due to research and development expense and the cost of financings.

Liquidity and Capital Resources

As of June 30, 2022, we had a cash balance of $1,065,945 and a working deficit of $3,002,259. Our net loss of $15,882,195 in the year ended June 30, 2022 was mostly funded by proceeds raised from financings. We will need to raise working capital (or refinance existing short-term debt to long-term debt) to fund operations, the build out of a pilot manufacturing facility, and to satisfy current obligations pursuant to a Joint Venture Agreement with Movychem s.r.o. of $2,600,000, and to the extent the Auctus Note is not converted, to repay the Note. Future equity financings may be dilutive to our stockholders. Alternative forms of future financings may include preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through best- efforts private equity and debt financings. We do not have any credit or equity facilities available with financial institutions, stockholders or third-party investors, and will continue to rely on best efforts financings. The failure to raise sufficient capital will likely cause us to cease operations.

48

During the fiscal year 2022, our operating activities used $6,927,249 of net cash compared to using $1,012,203 of net cash flow in our operating activities during fiscal year 2021. This difference primarily resulted from the increase of operations such as research and development expense of $5,267,581 and non-cash expense such as stock option expense of $3,248,181 and amortization of debt discount of $4,629,089.

As of September 30, 2022, we had a cash balance of $498,039 and a working deficit of $5,651,721. Our net loss of $4,817,522 in the three months ended September 30, 2022 was mostly funded by proceeds raised from financings. We will need to raise working capital (or refinance existing short-term debt to long-term debt) to fund operations. Future equity financings may be dilutive to our stockholders. Alternative forms of future financings may include preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through best- efforts private equity and debt financings. We do not have any credit or equity facilities available with financial institutions, stockholders or third-party investors, and will continue to rely on best efforts financings. The failure to raise sufficient capital will likely cause us to cease operations.

During the three months ended September 30, 2022, our operating activities used $567,906 of net cash compared to using $2,727,742 of net cash flow in our operating activities during the three months ended September 30 2021. This difference primarily a decrease in stock-based compensation and stock issued for services offset by higher amortization of debt discount.

Off Balance Sheet Items

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies and Estimates

The application of critical accounting policies is particularly important to our financial condition and results of operations and provides a framework for management to make significant estimates, assumptions and other judgments. Although our management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain. Accordingly, changes in the estimates, assumptions and other judgments applied to these accounting policies could have a significant impact on our financial condition and results of operations as reflected in our consolidated financial statements.

Our financial condition, results of operations and cash flow are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. Management believes that the areas described below require significant judgment in the application of accounting policy or in making estimates and assumptions in matters that are inherently uncertain and that may change in subsequent periods. Our management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with our Auditor. In addition, our management has also reviewed the following disclosures regarding the application of these critical accounting policies with the Auditor.

49

Basis of Presentation

The consolidated financial statements, which include the accounts of the Company and American Aviation Technologies, LLC, its subsidiary, the XTI JV, and the Movychem JV its joint ventures, and are prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiary, and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and presented in US dollars. The fiscal year end is June 30.

Principles of Consolidation

The consolidated financial statements include the accounts of Xeriant, Inc., and American Aviation Technologies, LLC, the XTI JV, and the Movychem JV. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of beneficial conversion features and warrants associated with convertible debt. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Deferred Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes ("ASC 740-10") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

50

Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial. As of June 30, 2022 there are no deferred tax assets.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company has no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company's ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of the Company's customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. The allowance for doubtful accounts is created by forming a credit balance which is deducted from the total receivables balance in the balance sheet. As of September 30, 2022 and 2021 there are no accounts receivable.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 606 "Revenue Recognition in Financial Statements" which considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	persuasive evidence of an arrangement exists,
(ii)	the services have been rendered and all required milestones achieved,
(iii)	the sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

For the three months ended September 30, 2022 and 2021 as well as the years ended June 30, 2022 and 2021, the Company had no revenue.

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature ("BCF"). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 "Debt with Conversion and Other Options." In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt. During the year ended June 30, 2022, the Company recorded a BCF in the amount of $2,615,419.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10") requires disclosure of the fair value of certain financial instruments. The carrying value of cash, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

51

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10"), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Research and Development Expenses

Expenditures for research and development are expensed as incurred. The Company incurred research and development expenses of $0 and $2,340,575 for the three months ended September 30, 2022 and 2021, respectively.  For the years ended June 30, 2022 and 2021 the Company incurred research and development expenses of $5,267,581 and $373,112, respectively.

 Sales and Marketing Costs

The Company expenses sales and marketing costs as they are incurred. The Company recorded sales and marketing expenses in the amount of $6,356 and $598,595 for the three months ended September 30, 2022 and 2021, respectively.  For the years ended June 30, 2022 and 2021 the Company incurred sales and marketing expenses of $651,567 and $1,047,120, respectively.

Offering Costs

 Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised. There were no offering costs for the years ended June 30, 2022 and 2021, and for the three months ended September 30, 2022.

Income Taxes

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

52

BUSINESS

OUR BUSINESS SUMMARY

Introduction

Throughout history, aerospace has been at the leading edge of some of the most important technological, design and engineering breakthroughs. Everyday items like LED lights, camera phones, UV blocking sunglasses and enriched baby formula have all been developed by aerospace programs. Most recently, innovations in materials science have enabled new air and spacecraft, with greater safety and capabilities.  Polymer and ceramic composites, along with new superalloys, are becoming alternatives to traditional metals used in air and spacecraft propulsion systems, components and structures, providing greater heat resistance and strength with reduced weight.  The aerospace industry’s continued ability to innovate has fueled Xeriant’s interest in identifying disruptive technologies, products and trends arising out of aerospace research.

Company Overview

We are dedicated to the acquisition, development and commercialization of transformative technologies, including eco-friendly specialty materials which can be successfully deployed and integrated across multiple industry sectors, and disruptive innovations related to the emerging aviation market called Advanced Air Mobility, which include next-generation aircraft. We seek to partner with and acquire strategic interests in visionary companies that accelerate this mission.

Advanced Materials

A primary focus of our Company is the acquisition and commercial exploitation of eco-friendly, advanced materials and chemicals which have applications across a broad range of industries and the potential to generate significant near-term revenue. Our commercialization strategy encompasses licensing arrangements and joint ventures with major industry players, which would allow for more rapid access to the market with reduced capital requirements and financial risk. In addition to providing the production and distribution infrastructure, these established partnering companies can streamline testing and certification and add brand recognition value. The advanced materials and chemicals may be sold as standalone products, enhancements to existing products, or used in the development of proprietary products under a new trademarked brand owned by us. We plan to explore manufacturing and branding opportunities for specific products derived from advanced materials and chemicals acquired or developed, which would involve setting up production facilities, equipment, systems and supply chain. Our plan to source and acquire strategic interests in visionary companies developing, integrating, and commercializing critical breakthrough technologies is underway with our first successful advanced materials transaction executed in the second quarter of 2022.

On April 2, 2022, we entered into a Joint Venture Agreement with Movychem s.r.o, setting forth the terms for a joint venture to develop applications and commercialize a series of flame-retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the brand name Retacell®. The Movychem JV is owned 50% by Xeriant and 50% by Movychem. The Movychem JV has been granted the exclusive worldwide rights to the intellectual property related to Retacell® and is responsible for developing applications and commercializing products derived from Retacell®. Developed over two decades, Retacell® is a biodegradable non-toxic high-performance thermal and fire protection chemical agent that is custom formulated to meet each location’s specifications and can be applied as a coating, treatment, or infused during manufacturing into a variety of materials, including recycled plastics and wood-based fiber.

On June 8, 2022, we announced the successful development of a multi-purpose, high-strength fire- and water-resistant composite panel made from a formulation of Retacell® and a cardboard fiber-reinforced polymeric resin, which can be sourced from recycled materials. The panel is fabricated through a compression molding process and may be produced or cut in varying thicknesses and sizes, including standard 48” x 96” sheets. Depending on the application, the panel can have different colors, textures or decorative finishes. Potential interior and exterior construction applications include walls, ceilings, flooring, framing, siding, roofing, and decking.

53

Pursuant to the Services Agreement with the Movychem JV, we are planning to buildout manufacturing facilities in the United States and Eastern Europe to meet the demand for Retacell® and Retacell®-infused products. The manufacturing facilities will be owned and operated by Xeriant, and will wholesale product to customers licensed by the Movychem JV. We have identified potential sites, received bids for specialized manufacturing equipment, developed timetables related to the action plan, and hired a managing director with decades of experience to oversee the projects.

Aerospace

Another area of interest for us is the emerging aviation market called Advanced Air Mobility (AAM), the transition to more efficient, eco-friendly, automated and convenient flight operations enabled by the convergence of technological advancements in design and engineering, composite materials, propulsion systems, battery energy density and manufacturing processes. Next-generation aircraft being developed for this market offer low-cost, on-demand flight for passengers and cargo, utilizing lower altitude airspace and bypassing the traditional hub and spoke airport network with vertical takeoff and landing (VTOL) capabilities. Many of these lightweight aircraft are electrically powered through either hybrid or pure battery systems, which allows for quieter, low emission flights over urban areas, however with limited speed and range. The adoption and integration of niche aerial services through AAM is expected to provide benefits throughout the economy. We plan to partner with and acquire strategic interests in visionary companies that accelerate our mission of commercializing critical breakthrough AAM technologies which enhance performance, increase safety, and enable and support more efficient, autonomous, and sustainable flight operations, including electric and hybrid-electric passenger and cargo transport aircraft capable of vertical takeoff and landing. Our plan to source and acquire strategic interests in leading aerospace companies developing breakthrough VTOL aircraft began in the second quarter of 2021.

Effective May 27, 2021, we entered into a Joint Venture Agreement with XTI Aircraft Company, a privately owned OEM based in Englewood, Colorado for the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric vertical takeoff and landing (eVTOL) fixed-wing aircraft.

Through our joint venture with XTI, we were involved in the successful completion of the preliminary design of their TriFan 600 eVTOL aircraft. The TriFan 600 is being designed to become the fastest, longest-range VTOL aircraft in the world and the first commercial fixed-wing VTOL airplane, with current pre-orders exceeding $3 billion in gross revenues upon delivery of those aircraft. The XTI JV is an important component in Xeriant’s plan to bolster its position in AAM.

While the purpose of the XTI JV has been achieved, XTI and Xeriant continue to see value in the XTI JV for future collaboration in Advanced Ari Mobility. Should XTI and Xeriant determine it is in their best interest to terminate the XTI JV, then it will be dissolved. Should the the XTI JV be dissolved, as of October 18, 2022, Xeriant would receive 5.5% equity ownership of XTI.

Management believes that our holding and operating company structure has several advantages and will enable us to grow rapidly, acquiring assets primarily through acquisitions, joint ventures, strategic investments, and licensing arrangements. As a publicly traded company, we offer our subsidiaries such benefits as improved access to capital, higher valuations and lower risk through the shared ownership of a diversified portfolio, while allowing these entities to maintain independence in their distinct operations to focus on their fields of expertise. Cost savings and efficiencies may be realized from sharing non-operational functions such as finance, legal, tax, sales & marketing, human resources, purchasing power, as well as investor and public relations.

Additionally, we are leveraging our relationship with Florida Atlantic University to provide a collaborative research arm for technologies that require additional validation and the backing of a respected research institution for credibility. The university also may provide access to various grants through the SBIR (Small Business Innovation Research), STTR (Small Business Technology Transfer, NSF (National Science Foundation) and other programs, and if warranted, introductions into a number of government agencies, such as DOD (Department of Defense) and DARPA (Defense Advanced Research Projects Agency). We are pursuing strategic alliances with companies that provide complementary technologies and access to new markets.

54

Industry Overview

Aerospace innovation has been at the forefront of many important scientific, technological, design and engineering breakthroughs which have had broad implications across non-aerospace sectors of the economy. Research and development initiatives originally intended for aerospace applications have contributed to advances in health care, transportation, telecommunications, agriculture, manufacturing and materials, and have led to the commercialization of new technologies and products that have positively impacted our daily lives.

One of the most recognized areas of research where the aerospace industry has played a major role is polymer chemistry, which includes the development of plastics technologies and fire retardants in plastics, coatings and adhesives. Technical improvements in aircraft design have shifted from a focus on speed and range to efficiency and sustainability, creating the need for advanced materials in aerostructures and engines that are lightweight and resistant to extreme heat. Plastic composites using carbon fiber are increasingly used in the structural components of aircraft, replacing aluminum. Additionally, aircraft interior design incorporates lighter, flame-resistant polymer materials and engineered alloys for panels, seats and various components to reduce weight.

Advanced polymer materials with superior performance characteristics, including flame-resistance with non-toxic gases, have wide applicability in the construction industry. Plastic composite boards may be fabricated from a range of polymers, including polypropylene (PP), polystyrene (PS), polyvinyl chloride (PVC) and polyamide (PA), which are inherently water-resistant, and reinforced with a variety of materials, including cardboard fiber, fiberglass, wood or carbon, which provide increased mechanical strength. Additives, surface treatments and decorative finishes can further enhance the properties of the boards, which can be manufactured in standard sizes and become a replacement for gypsum and wood based structural panels such as drywall, plywood, OSB and MDF, and flooring. Plastic composite boards made from recycled plastics and fiber are considered green building products, not only because they decrease the amount of waste materials from landfills, but because they have insulating properties that can cut energy costs. When infused with a non-toxic flame retardant, these eco-friendly composite panels can be an effective passive fire protection system, providing superior safety and minimizing property damage from flame spread and smoke.

The construction industry is seeing an accelerating demand for sustainable building practices, which is expected to drive the market growth of green building materials, as well as promote the use of non-toxic chemicals, including flame retardants. Green building materials are an environmentally friendly solution because they are produced from safe, recyclable products, which help in conserving non-renewable resources and mitigating environmental and human health considerations. Moreover, green building materials have become a durable and energy-efficient solution that makes them suitable for various infrastructure applications. As part of a major rebuilding of aging infrastructure across the globe, investments in renovations and retrofit construction, including the replacement of decaying underground materials, often mandate the use of green materials and building methods. New construction of governmental buildings, office complexes, schools and residential structures is increasingly employing eco-friendly alternatives for insulation, concrete, wallboard and rebar, which often have similar or superior performance when compared with conventional materials. Several developing countries are launching programs with subsidies and incentives to spur growth in the market and spread awareness about alternative construction methods with the goal of supplying affordable and sustainable housing. In the U.S., LEED (Leadership in Energy and Environmental Design) is the most widely used rating system for green building practices.

Below are some compelling statistics and forecasts in support of the development and commercialization of green building products, including non-toxic flame-retardant chemicals:

•	Sustainable investments total USD 35.3 trillion, or 36% of all assets in five of the world's biggest markets, according to a report from the Global Sustainable Investment Alliance.

•

According to Research and Markets, global investments in sustainable and green technologies for smart cities and megaprojects is expected to reach USD 6.96 trillion by 2030, which represents a CAGR of 24.2%, which is expected to result in a rising demand for wood plastic composites and creating opportunities for interior construction manufacturers.

55

•

The global green building materials market exceeded USD 265 billion in 2021 and is poised for a 12% CAGR from 2022 to 2028, reaching USD 586 billion by 2028, based on a report by Global Market Insights.

•	The global green building materials market from residential applications is set to account for USD 330 billion by 2028, according to Global Market Insights.

•

The global construction market size reached USD 12.6 trillion in 2020 and is expected to reach USD 22.4 trillion by 2028, registering a CAGR of 7.4% during the forecast period, based on a study by Emergen Research.

•	The U.S. Census Bureau values the U.S. construction industry at USD 1.626 trillion as of November 2021.

•

The global building materials market size is estimated to be worth USD 1.121 trillion in 2022 and is forecast to reach USD 1.494 trillion by 2028 with a CAGR of 4.9% during the review period, according to Market Reports World.

•

The global drywall and gypsum board market size is estimated to grow from USD 50.22 billion in 2020 to USD 95.15 billion in 2027, registering a CAGR of 11.24% during the forecast period (2021-2027), based on a report by Market Statsville Group.

•

The global plywood market size is estimated to be valued at USD 80.5 billion in 2022, and is expected to reach a valuation of USD 115 billion by 2028, based on a CAGR of 6.1%, according to Future Market Insights.

•	According to Allied Market Research, the global OSB market size was valued at USD 25.6 billion in 2020 and is projected to reach USD 44.3 billion by 2030, growing at a CAGR or 5.4% from 2021 – 2030.

•

The global medium-density fiberboard market (MDF) size reached USD 22.4 billion in 2021, and is expected to reach USD 33.3 billion by 2027, exhibiting a CAGR of 6.7% during 2022-2027, based on a study by IMARC Group.

•

The global wood plastic composites market size was estimated at USD 5.76 billion in 2021 and is expected to grow at a CAGR of 11.5% from 2022 to 2030, reaching USD 15.34 billion by 2030, according to Grand View Research.

•

Emergen Research estimates the global structural insulated panels (SIPs) market was USD 409.4 million in 2020 and is expected to register a CAGR of 5.2% during the forecast period, reaching 583.8 million in 2027.

•

The global flame retardants market was valued at USD 12.81 billion in 2021 and is expected to reach USD 20.73 billion by 2029, registering a CAGR of 6.20% during the forecast period of 2022-2029, according to Data Bridge Market Research.

•	In April 2022, the European Union unveiled a “Restrictions Roadmap,” a proposal to eliminate up to 12,000 toxic chemicals, including flame retardants, which have been linked to a number of illnesses.

•	Approximately 367 million metric tons of plastic waste are produced globally each year, of which the U.S. generates 42 million metric tons, more than any other country.

•	12% of the global waste composition is plastic waste, which partially consists of plastic packaging among other plastic products and materials.

56

•	Over 66 million metric tons of plastic is collected for recycling, according to TheRoundup.org.

•	There are currently 5.25 trillion pieces of plastic in our oceans, according to TheRoundup.org.

•	According to the World Bank, paper and cardboard make up 17% of the global waste generated, the second-highest amount after food and green waste.

•

23.05% of the municipal solid waste generated in the U.S. in 2018 consisted of paper and paperboard, which was the #1 highest amount generated of all materials including glass, metals, wood, textiles, and more, according to the EPA.

•	Countries all over the world are facing a housing crisis, with a massive shortage of homes for expanding populations. and 100 million are homeless, according to United Nations’ statistics.

•

India’s drive to bring homes to the country’s 1.3 billion people, rising incomes and the best affordability in two decades will unleash a $1.3 trillion wave of investment in housing over the next seven years, according to CLSA India Pvt.

•	The Indian government has provided initiatives like the Green Rating for Integrated Habitat Assessment (GRIHA) to promote green buildings, as reported by Mordor Intelligence.

•

By 2030, UN-Habitat estimates that 3 billion people, about 40 per cent of the world’s population, will need access to adequate housing, which translates into a demand for 96,000 new affordable and accessible housing units every day.

•

An estimated 1.6 billion people live in substandard housing, 100 million people worldwide are homeless, and one in four people live in harmful conditions that to their health, safety and prosperity, according to United Nations’ statistics.

•	By 2050, the world population is projected to reach 9.8 billion, according to the United Nations.

The aerospace industry continues to evolve and adapt as market conditions change and as technological innovation enables the development of aircraft with new capabilities, applications and business cases. Next-generation aircraft are more efficient, sustainable, reliable, automated and safer through technological improvements in design optimization and modeling, advanced materials, AI, alternative propulsion systems and manufacturing processes. Many of the airframe configurations enabled by these developments are being designed for the emerging aviation market called Advanced Air Mobility (AAM), the integration of new aircraft designs and flight technologies to move people and cargo between places not usually served by existing ground or air transportation. Common technologies in AAM include electric propulsion, short and vertical takeoff/landing techniques, composite materials, and the ability to remotely or autonomously pilot aircraft. In addition to being quieter with less or no carbon emissions, it is anticipated that these new aircraft will have lower operating, maintenance, and repair costs compared with other aircraft, including helicopters.

Below are some compelling statistics and forecasts in support of the development and commercialization of aerospace technologies related to Advanced Air Mobility:

•	Investment bank Morgan Stanley forecasts a USD 1 trillion total addressable market for electrically powered autonomous passenger and cargo air transport vehicles by 2040, and USD 9 trillion by 2050.

•	Nearly half of all flights globally are short-haul routes, less than 500 miles, which presents a significant opportunity for electrically powered aircraft.

•	Almost 3,000 general aviation airports in the U.S. have no scheduled passenger flights but are being maintained by the federal government through funds appropriated by Congress.

57

These airports can be utilized for flights by electrically powered to connect underserved areas, ultimately    creating a more distributed air transportation network.

•

Between now and 2040, there will be an estimated global demand for almost 40,000 new passenger and cargo aircraft, 75 percent of which are smaller airliners targeting short-haul routes, according to Airbus.

•	Optimization of airframe configurations to improve aerodynamics, including propulsion- airframe integration, can contribute as much as 20-25 percent in fuel consumption reduction.

•

In December 2019, the FAA (Federal Aviation Administration) issued new proposed rules for remote identification of unmanned aircraft, indicating its serious intent to integrate these aircraft systems into the national airspace.

•

Agility Prime was recently created by the U.S. Air Force to help accelerate the regulatory process for the integration of commercial advanced air mobility vehicles, like flying cars, into our air transportation system.

•

In June 2020, the FAA in collaboration with NASA (National Aeronautics and Space Administration) and industry organizations published the Concept of Operations for Urban Air Mobility to describe the envisioned operational environment that supports the expected growth of flight operations in urban areas.

•	The United Nations projects that by 2050, 68 percent of the world’s population will live in urban areas, up from 55 percent today, resulting in increased traffic congestion, stress and air pollution.

•

Airlines for America (A4A), the industry trade organization representing the leading U.S. airlines, has committed to the recommendations of the International Civil Aviation Organization (ICAO), the United Nations body that sets standards and recommended practices for international aviation, including carbon-neutral growth from 2020 with an aspirational goal of a 50 percent reduction in CO2 by 2050 relative to 2005 levels.

•	The Advisory Council for Aeronautics Research in Europe has set goals of a 75 percent reduction in CO2 emissions per passenger and a 65 percent reduction in perceived noise emissions by 2050.

The Research Park at Florida Atlantic University

In August 2019, Xeriant was approved by the Florida Atlantic Research and Development Authority to become a member and tenant of the Research Park at Florida Atlantic University (FAU) in Boca Raton, Florida, which is part of the university and adjacent to the Boca Raton Airport. FAU is one of the top engineering schools in the state, and part of the National Science Foundation’s Industry/University Cooperative Research Center Program called the Center for Advanced Knowledge Enablement (CAKE). The 70-acre Research Park, home to many technology companies and research-based organizations, is the site of Xeriant’s main office. FAU recently opened a center for Artificial Intelligence and Connected Assured Autonomy through their College of Engineering and Computer Science, which is applicable to advanced aircraft systems. The Company is engaging with FAU’s academic team, both faculty and students, to assist in screening and validating various technologies and to work together in a series of joint research initiatives. The relationship with FAU gives us credibility, since few companies are selected for membership in its research park and may provide access to grant programs and financing opportunities. Universities continue to be an indispensable source for novel discoveries in science and technology, with an impressive history of innovations that changed the world. Research parks have become the intermediaries between these academic institutions and industry, a hybrid of two diverse cultures that fosters a dynamic innovation ecosystem of technology transfer, economic development and the generation of skilled labor. Faculty members often play a direct role in furthering the commercialization of technologies by launching new companies.

58

Movychem Joint Venture

Effective April 2, 2022, we entered into a Joint Venture Agreement with Movychem s.r.o, setting forth the terms for a joint venture to develop applications and commercialize a series of flame-retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the name Retacell®. The Movychem JV is owned 50% by our company and 50% by Movychem. The Movychem JV has been granted the exclusive worldwide rights to the intellectual property related to Retacell® and will be responsible for developing applications and commercializing products derived from Retacell®. Developed over two decades, Retacell® is a biodegradable non-toxic high-performance thermal and fire protection chemical agent that is custom formulated to meet each location’s specifications and can be applied as a coating, treatment, or infused during manufacturing into a variety of materials, including recycled plastics and wood-based fiber.  In addition to becoming heat and fire resistant, the resulting Retacell®-enhanced materials are also water resistant.

The management and control of the Movychem JV is exclusively vested in a management committee (the “Management Committee”) which consists of five members two of whom are appointed by the Company, two of whom are appointed by Movychem and one of whom (the “Independent Member”) is appointed by mutual agreement of the parties. The Independent Member serves for a period of six months for the first two terms with all subsequent terms to be for a period of 12 months.

For its capital contribution to the Movychem JV, and pursuant to a Patent and Exclusive License and Assignment Agreement (the “Patent Agreement”), Movychem is transferring to the Movychem JV all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all patents, and the Company is contributing the amount of $2,600,000 payable (a) $600,000 at the rate of $25,000 per month over a 24 month period and (b) $2,000,000 within five business days of a closing of a financing in which the Company receives net proceeds of at least $3,000,000 but in no event later than February 15, 2023. At such time as the Company makes its $2,000,000 payment (and assuming we are current with our then monthly capital contributions), pursuant to the Patent Agreement, Movychem will transfer all of its right, title and interest to all of the patents related to Retacell® for an amount equal to our aggregate cash contributions to the Movychem JV plus 40% of all royalty payments received by the Movychem JV for the licensing of Retacell® products. Pending assignment of the patents to the Movychem JV, pursuant to the Patent Agreement, Movychem has granted to the Movychem JV an exclusive worldwide license under the patents.

Concurrently with the execution of the Joint Venture Agreement, the Movychem JV entered into a Services Agreement (the “Services Agreement”) with us pursuant to which we will provide to the Movychem JV technical services related to the exploitation of the Retacell® intellectual property and corporate, marketing, business development, communications and administrative services as requested by the Movychem JV in exchange for 40% of all royalty payments received by the Movychem JV for the licensing of Retacell® products.

Under the Joint Venture Agreement, we have agreed to grant to certain individuals affiliated with Movychem five-year warrants (the “Warrants”) to purchase an aggregate of 170,000,000 shares of our common stock at an exercise price of $0.01 per share with vesting depending on the satisfaction of various milestones as described therein.

The Joint Venture Agreement grants to Movychem the right to dissolve the Movychem JV in the event that we fail to make any of our capital contributions in which case the Movychem JV will be required to grant back to Movychem all joint venture intellectual property and the assignment to Movychem of any outstanding licenses. Additionally, the Services Agreement will be amended to provide that the 40% of royalties to be paid by to us will be limited to licensees who were first introduced to the Movychem JV or Movychem, as the case may be.

XTI Joint Venture

On May 31, 2021, we entered into a Joint Venture Agreement with XTI Aircraft Company to form the XTI JV, with the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric, vertical takeoff, and landing (eVTOL) fixed wing aircraft. Under the Agreement, Xeriant is contributing capital, technology, and strategic business relationships, and XTI is contributing intellectual property licensing rights and know-how. XTI and the Company each own 50 percent of the XTI JV. The XTI JV is managed by a management committee consisting of five members, three appointed by us and two by XTI. The Agreement was effective on June 4, 2021, with an initial deposit of $1 million into the XTI JV. Xeriant’s financial commitment is up to $10 million, as required by the aircraft development timeline and budget. On August 4, 2022, XTI announced its completion of Preliminary Design Review, which was the purpose of the XTI JV.

59

Intellectual Property

We own a 64% interest in our subsidiary, American Aviation Technologies, LLC (AAT). AAT owns a patented VTOL drone/aircraft concept called Halo. All intellectual property rights to Halo, including patents and applications for patents, were acquired on October 2, 2018. A Halo utility patent was filed on September 28, 2018, which was a continuation of U.S. Patent Application Serial No. 12/157,180, filed June 5, 2008, which claimed the benefit of and priority to U.S. Patent Application Serial No. 60/941,965, filed June 5, 2007, with both prior applications fully incorporated in their entireties and for all purposes. We received a Notice of Allowance from the U.S. Patent and Trademark Office dated June 10, 2019 on the major claims in the patent application, which indicated the agency’s intent to issue a patent. we received an additional Notice of Allowance dated June 22, 2020 covering additional Halo claims. AAT received patent US 2020/0062385 A1 on February 27, 2020 and patent US 10,814,974 B2 on October 27, 2020.

Upon a capital contribution of $2,000,000 to the Movychem JV, and pursuant to a Patent and Exclusive License and Assignment Agreement (the “Patent Agreement”), Movychem will transfer all of its rights, title and interest to all of the patents related to Retacell® to the Movychem JV. Pending assignment of the patents to the Movychem JV, and pursuant to the Patent Agreement, Movychem has granted to the Movychem JV an exclusive worldwide license to exploit the patents, in which Xeriant owns a 50% stake.

As discussed in this prospectus, we currently intend to focus our operations on the advanced materials business. The intellectual property relating to that business is owned by the Movychem JV, of which we have the right to designate two of the five members of the management committee. Accordingly, we are subject to the risk that the intellectual property for our principal business is not under our direct control.

We have filed trademark applications with the U.S. Patent and Trademark office for the following marks, including names, logos and slogans: Xeriant name, Xeriant logo, “Innovation Soaring,” “Evolution in Flight,” “Evolution of Flight” and “NexBoard.” The Company is in the process of filing trademark applications for “Sustainable Aerospace” and “EcoFlite.”

Market Opportunity

We have identified emerging areas of technology with exceptional market opportunity, which is the basis for potential acquisitions, strategic partnerships or licensing arrangements. We have identified early-stage technology companies, as well as established companies that have been confined to a limited geographical area, have developed breakthrough, high-market-potential technologies, and that are past the concept/seed capital stage. Some companies are already generating revenue while others have a clear path to revenue. Many are acquisition targets or have the potential for a combination or roll-up. In some cases, their technology originated and was developed out of an academic environment. As a strategic partner or acquiror, we provide companies with access to capital, liquidity through an exchange of equity, new market opportunities and synergistic contacts, and university relationships for research and grants, while maintaining partners’ operational independence. We believe the entrepreneurial spirit, passion, and vision are critical to success, and we provide strategic guidance, access to financial markets, and investor liquidity.

We entered a 50-50 joint venture with Movychem s.r.o., for the purpose of developing and commercializing applications and specialty flame protectant products under the name Retacell®. The number of potential applications for Retacell® is almost unlimited, impacting a broad range of industries from transportation and construction to electronics and home furnishings, valued at over $5 Trillion. In the aerospace industry, Retacell® is anticipated to have far reaching implications for improving safety and reducing maintenance in aircraft, with potential uses in airframe structures, cabin interiors, wiring insulation and engine components. Retacell®’s exceptional fire protection properties have generated interest from key players in the construction industry and building materials retailers in the U.S., who are looking for more cost-effective and sustainable fire protection solutions. The global green construction materials market, estimated at $318 Billion in 2021, is projected to reach $575 Billion by 2027, based on a report by Emergen Research.

60

According to Grand View Research, the global building materials market related to gypsum wallboards, plywood, OSB, flooring and siding was valued at USD 838.1 billion in 2021 and is forecasted to reach USD 1.092.4 billion by 2025. The green building materials market was valued at USD 256.5 billion in 2021 and is projected at USD 350.3 billion in 2025, based on a study by Allied Market Research.

We entered a 50-50 joint venture with XTI Aircraft Company to complete the development of the TriFan 600, a hybrid-electric fixed-wing VTOL aircraft that uses three ducted fans for vertical lift. The TriFan 600 would be the fastest and longest-range VTOL aircraft in the world, and the first commercial fixed-wing VTOL airplane. The TriFan 600 has a maximum cruise speed of 345 mph and a range of 850 miles with conventional takeoff and landing, and 700 miles when taking off and landing vertically, which is far superior to other leading eVTOL aircraft in development. In comparison, Lilium Jet, Joby Aviation’s S4, and the Archer Maker have maximum cruise speeds of 175 mph, 200 mph, and 200 mph respectively, with ranges of 150 miles, 150 miles, and 60 miles. The TriFan 600 can be configured with the standard six seats (5 passengers + pilot), nine seats for air taxi routes (8 passengers + pilot), or as an emergency medical aircraft. As a scalable platform, there is also a cargo variant called the TriFan 200 and a 12-15 seat model. XTI’s management team includes the former top executives of Aereon Supersonic, Gulfstream, Citation, Skunk Works, Textron, Cessna Aircraft, and AVX Aircraft who, combined, have developed and certified more than 40 new aircraft designs over their careers. There are over 300 presales for the TriFan 600 representing over $3 billion in future revenue.

A cross-section of Morgan Stanley Research’s equity analysts last year detailed how investment in autonomous flying aircraft is accelerating. The BluePaper described implications for the future of passenger travel, military and defense applications, and freight and package transportation, and projected a total addressable market of $1.5 trillion for autonomous aircraft by 2040.

Xeriant focuses on disruptive technology with broad applications across high value industries. Categories include a broad range of disciplines impacting areas such as advanced materials, artificial intelligence (AI), sensors, communications, navigation and defense. Target companies and technologies should have significant upside potential, unique I/P, roll up or combination potential, have a quality team in place to execute their business plan, and need funding for execution or growth, etc.

Employees And Human Capital

As of the date of this filing, most of our management team of five people is currently paid as consultants or independent contractors. Keith Duffy, CEO, has an Employment Agreement, but is also paid as a contractor through his entity, Ancient Investments, LLC.  We also have engaged and plan to continue to engage outside consultants called Senior Advisors to advise us and have been and will be required to retain additional consultants and employees. Our future performance will depend in part on our ability to successfully integrate newly hired officers into our management team and our ability to develop an effective working relationship among senior management.

61

 MANAGEMENT

Directors and Executive Officers of Xeriant, Inc.

The following sets forth information about our directors and executive officers:

Name	Age	Position

Keith Duffy	62	Chairman of the Board and CEO

Scott Duffy	62	Executive Director

Edward C. DeFeudis	49	Director

Pablo Lavigna	51	Chief Information Officer

Brian Carey	60	Chief Financial Officer

		Director Nominee

		Director Nominee

		Director Nominee

Keith Duffy, Chairman of the Board and CEO

Mr. Duffy has over thirty years of experience in investment banking, management, finance, strategic planning and operations, and has been a principal in a number of start-up companies. He arranged the merger of American Aviation Technologies with a public company and established the relationship with Florida Atlantic University (FAU), preparing the white paper that was presented to the Research Park at FAU Authority. He was formerly the founder and CEO of a public company and the founder and CEO of two bank holding companies, a software development company and a biotech company now trading on NASDAQ. Mr. Duffy trained to be a private pilot when he was 16 years old and worked at an FBO at the Palm Beach International Airport after college to further his knowledge of the aviation industry. He has held a variety of management, accounting, and finance positions over the years. He has been a licensed securities broker and currently holds a real estate license and a NMLS mortgage broker’s license in Florida. He has also served on the Florida Bar Grievance Committee. Mr. Duffy attended Wake Forest University and Rollins College, where he earned a B.A. Degree in Business Administration and Mathematics in 1982.

Scott M. Duffy, Executive Director, Corporate Operations

Scott Duffy has over thirty years of experience in management, operations, strategic planning, information technology, statistical analysis, marketing and promotion, and sales development. He has collaborated with his brother Keith over many years to develop plans and research for a wide range of start-up companies, including American Aviation Technologies and the Halo project. As Senior Vice President, Operations and Administration at Globe Marketing Services, he was responsible for planning and coordinating the activities of internal management and the support staff to meet corporate objectives. As Newsstand Circulation Director at American Media, one of the largest publishers in North America, he was responsible for the $545 million retail sales division, overseeing both international and domestic distribution. Over his career he has been instrumental in increasing profitability though optimizing core competencies. Mr. Duffy was a co-founder and principal in a number of real estate development projects beginning in 2006. Mr. Duffy trained to be a private pilot when he was 16 years old and has always been interested in aviation. He attended Wake Forest University and Rollins College, where he earned a B.A. in Business Administration and Mathematics in 1982.

62

David Zajac, Managing Director of Chemicals and Advanced Materials

David Zajac has over 40 years of experience as a seasoned building materials executive. Over his distinguished career, he has held leadership positions with a number of international corporations in the architectural and industrial coatings industries. His background includes advisory work for private equity firms which led to several mergers and acquisitions in the building products space where he acted as CEO to run and integrate the newly combined businesses. At PPG Industries, a global Fortune 500 company, he was General Manager of its Architectural Coatings Division which included Pittsburgh Paints, Lucite Paints and Olympic Stains. Dave then became President of the Parker Paint Manufacturing Company located in the Seattle area. Parker was a division of Williams Holdings PLC based in England. He was also the COO of Flohr Metal Fabricators in Seattle which was an engineering and metal fabricating company producing marine infrastructure components and seafood processing equipment. Dave is currently President and CEO of AMF Building Products, a manufacturer of aluminum building products used in the construction of multifamily, commercial, and residential properties. Zajac founded AMF in 2010, after purchasing WeatherGuard Building Products from a private equity firm. Dave received his BA and MBA from Governors State University and has completed management and international business Advanced Executive programs at the Kellogg Business School at Northwestern University and Oxford University in England.

Edward C. DeFeudis, Director

Edward (Ted) C. DeFeudis has more than 25 years of experience in private equity and has served as a C-level executive and director in various public and private companies. He began his career at Oppenheimer & Co. and Merrill Lynch, where he held Series 7, 63, and 65 financial securities licenses, as well as licenses for life and health insurance. In 1998, Mr. DeFeudis founded a private equity company, Lion Equity Holding Corp. His work in the capital markets, dedicated to structuring and securing financing for various mergers and acquisitions in a diverse range of early-stage companies, has resulted in more than a billion dollars of capital formation and significant job creation. Mr. DeFeudis’ ability to analyze complex disruptive technology and his passion for identifying blue water and first-mover opportunities, have culminated in multiple high return exits. He enjoys engaging with investors, analysts, stakeholders, and institutions, to delineate corporate strategy, financial forecasts, and legal positioning, and assists in the development and execution of investor relations and corporate awareness programs. Mr. DeFeudis was the winner of the 2011 Harvard Business School New Ventures award for the Southwestern United States for his foundational work in proprietary cloud-based mobile banking and money transfer. Mr. DeFeudis graduated from the University of New Hampshire with a Bachelor of Arts in Political Science in 1995.

Pablo Lavigna, Chief Information Officer

Pablo Lavigna has over twenty years of experience in the Information Technology and Software Engineering field. He developed extensive experience as Director of Information Technology operations at a private firm. Mr. Lavigna has developed and implemented network security procedures and developed software for multiple industries. He holds several Microsoft and CompTIA certifications including Microsoft Certified System Engineer (MCSE), Microsoft Certified System Administrator (MCSA), and Microsoft Certified Professional (MCP), and CompTIA Security+. Mr. Lavigna attended Florida International University where he earned his degree in Information Technology and Business with Magna Cum Laude Honors.

Brian Carey, Chief Financial Officer

Brian Carey is an entrepreneur and business development specialist who built and ran a successful accounting, tax and business management firm for over 30 years. He started a financial management/insurance and investment firm in 1984, then expanded it to add accounting, tax preparation and business planning and management services in 1986 called Carey Associates Accounting and Tax Services. More recently, Mr. Carey was the owner and manager of BCGR Tax and Financial Services. This company also provides business start-up and development services to a limited number of client/partner companies. He holds a Bachelor of Accounting Degree from Penn State University.

Director Independence

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles due to the small size and early stage of the Company

63

Family Relationships

Keith Duffy, Chairman and CEO, and Scott Duffy, Executive Director, are brothers.

Director Terms; Qualifications

Members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Board of Directors and Corporate Governance

Concurrently with the closing of this offering, our Board of Directors will consist of ____ members, consisting of ____________________.

Board Committees

We did not during 2021, and do not currently have an audit committee, governance committee and compensation committee. We intend to establish such committees concurrently with the closing of this offering. We have, however, adopted charters for such committees.

Audit Committee

The audit committee is responsible for overseeing: (i) our accounting and reporting practices and compliance with legal and regulatory requirements regarding such accounting and reporting practices; (ii) the quality and integrity of our financial statements; (iii) our internal control and compliance programs; (iv) our independent auditors’ qualifications and independence and (v) the performance of our independent auditors and our internal audit function. In so doing, the audit committee maintains free and open means of communication between our directors, internal auditors and management.

Concurrently with the closing of this offering, the Audit Committee will consist of ________, with Mr. ____ acting as Chairman and the Audit Committee financial expert.

Compensation Committee

The compensation committee is responsible for reviewing and approving the compensation of our executive officers and directors and our performance plans and other compensation plans. The compensation committee makes recommendations to our Board of Directors in connection with such compensation and performance plans.

Concurrently with the closing of this offering, the Compensation Committee will consist of _________, _______, and ________ with Mr. ______ acting as Chairman.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors (consistent with criteria approved by our Board of Directors) and recommending to our Board candidates for nomination for election at the annual meeting of shareholders or to fill board vacancies or newly created directorships; (ii) developing and recommending to our Board of Directors and overseeing the implementation of our corporate governance guidelines (if any); (iii) overseeing evaluations of our Board of Directors and (iv) recommending to our Board of Directors candidates for appointment to board committees.

64

Concurrently with the closing of this offering, the Nominating and Corporate Governance Committee will consist of _________, _______, and ________ with Mr. ______ acting as Chairman.

Code of Ethics

We adopted a formal code of ethics within the meaning of Item 406 of Regulation S-K promulgated under the Securities Act, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that that establishes, among other things, procedures for handling actual or apparent conflicts of interest. Our Code of Ethics is available at our website www.xeriant.com/investor-relations/corporate-governance/.

Indemnification Agreements

We have entered into indemnification agreements for our directors and executive officers. The Indemnification Agreement provides for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreement also provides for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreement.

Executive Compensation

●

Base Salary: The Company’s base salaries are designed as a means to provide a fixed level of compensation in order to attract and retain talent. The base salaries of our named executive officers depend on their job responsibilities, the market rate of compensation paid by companies in our industry for similar positions, our financial position and the strength of our business.

●

Performance-Based Cash Awards: As part of the Company’s executive compensation program, the board intends to establish an annual performance-based cash award program for our executive officers and other key employees based upon individual performance and the Company’s performance. The award program will also be designed to reinforce the Company’s goals and then current strategic initiatives. The annual performance-based cash awards will be based on the achievement of Company and individual performance metrics established at the beginning of each fiscal year by the compensation committee and our Board of Directors. Following the end of each fiscal year, the compensation committee will be responsible for determining the bonus amount payable to the executive officer based on the achievement of the Company’s performance and the individual performance metrics established for such executive.

●

Long-Term Equity Awards: Our Board of Directors believes that equity ownership by our executive officers and key employees encourages them to create long-term value and aligns their interest with those of our stockholders. We grant annual equity awards to our executive officers under our 2023 Equity Incentive Plan. Our Board of Directors adopted and approved the following 2023 Equity Incentive Plan and intends to submit it for approval by our stockholders.

65

●

2023 Equity Incentive Plan: The Company has _____ shares of Common Stock authorized and reserved for issuance under our 2023 Equity Incentive Plan for option awards. This reserve may be increased by the Board each year by up to the number of shares of stock equal to 5% of the number of shares of stock issued and outstanding on the immediately preceding December 31. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in our 2023 Equity Incentive Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2023 Equity Incentive Plan which expire, are repurchased or are cancelled or forfeited will again become available for issuance under our 2023 Equity Incentive Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under our 2023 Equity Incentive Plan.

●

Awards may be granted under our 2023 Equity Incentive Plan to our employees, including officers, director or consultants, and our present or future affiliated entities. While we may grant incentive stock options only to employees, we may grant non-statutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant.

●

The 2023 Equity Incentive Plan will be administered by our compensation committee. Subject to the provisions of our 2023 Equity Incentive Plan, the compensation committee determines, in its discretion, the persons to whom, and the times at which, awards are granted, as well as the size, terms and conditions of each award. All awards are evidenced by a written agreement between us and the holder of the award. The compensation committee has the authority to construe and interpret the terms of our 2023 Equity Incentive Plan and awards granted under our 2023 Equity Incentive Plan.

For the year ended June 30, 2022 and for the three months ended September 30, 2022, no director or executive officer has received compensation from the Registrant pursuant to any compensatory or benefit plan. As of November 30, 2022, there was no written plan to pay any compensation to any director or executive officer other than an employment agreement for its CEO, Keith Duffy. We plan to compensate our officers and directors for services to us with fixed base salaries and stock or options to purchase stock upon listing on NASDAQ.

Executive Compensation Policies as They Relate to Risk Management

Management have considered whether our compensation policies might encourage inappropriate risk taking by our executive officers and other employees. Our board of directors has determined that the current compensation structure aligns the interests of the executive officers with those of the Company without providing rewards for excessive risk taking by awarding a mix of fixed and performance based or discretionary bonuses with the performance-based compensation focused on profits as opposed to revenue growth.

Employment Agreements

On February 19, 2021, we executed an employment agreement with Keith Duffy to act as the Chief Executive Officer of the Company and AAT, with an annual base salary of $180,000 (subject to increases at the discretion of the Board of Directors) and the issuance of 1,000,000 Series B Preferred Shares.

Consulting Agreements

None, although some of the officers are currently paid as consultants of the Company.

Director Compensation

Edward DeFeudis, one of our directors, was compensated $122,000 during the fiscal year ended June 30, 2022 because of the amount of involvement in assisting our management.

66

Our Board of Directors approved the following compensation for our named executive officers:

Executives Outstanding Equity Awards at Fiscal Year End

None of the named executive officers exercised any stock options during the year ended June 30, 2022 or held any outstanding stock options as of June 30, 2022.

Executive Compensation

The following table shows information regarding the compensation earned for the years ended June 30, 2022 and 2021 by our named executive officers:

EXECUTIVE COMPENSATION TABLE

Executive	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Keith Duffy (1)	2022	$107,000	-	-	-	-	-	-	$107,000
	2021	$49,000	-	-	-	-	-	-	$49,000

Scott Duffy (1)	2022	$92,000	-	-	-	-	-	-	$92,000
	2021	$49,000	-	-	-	-	-	-	$49,000

Pablo Lavigna (2)	2022	$86,000	-	-	-	-	-	-	$86,000
	2021	$49,500	-	-	-	-	-	-	$49,500

Brian Carey (3)	2022	$40,425	-	-	-	-	-	-	$40,425
	2021	$50,000	-	-	-	-	-	-	$50,000

(1)

Paid as consulting fees for the years ended June 30, 2022 and 2021 to Ancient Investments, LLC, a company owned by Keith Duffy, CEO and Scott Duffy, Executive Director of Operations. The Company recorded $15,000 in accrued liabilities related to unpaid compensation for Keith Duffy, for the year ended June 30, 2022.

(2)	Paid as consulting fees for the years ended June 30, 2022 and 2021 to AMP Web Services, LLC, a company owned by Pablo Lavigna, CIO.

(3)

Paid as consulting fees for the years ended June 30, 2022 and 2021 to Keystone Business Development Partners, LLC, a company owned by Brian Carey, CFO. The Company recorded $30,000 in accrued liabilities related to unpaid compensation for Keith Duffy, for the year ended June 30, 2021.

67

Director Compensation

The following table shows information regarding the compensation earned during the years ended June 30, 2022 and 2021 by the members of our board of directors.

DIRECTOR COMPENSATION TABLE

Executive	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Keith Duffy	2022	-	-	-	-	-	-	-	-
Director	2021	-	-	-	-	-	-	-	-

Scott Duffy	2022	-	-	-	-	-	-	-	-
Director	2021	-	-	-	-	-	-	-	-

Edward C. DeFeudis (1)	2022	$122,000	-	-	-	-	-	-	$122,000
Director	2021	$40,000	-	-	-	-	-	-	$40,000

(1)	Paid as consulting fees for the years ended June 30, 2022 and 2021 to Edward C. DeFeudis, a member of the board of directors.

The Board adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”) as following:

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Non-Employee Directors other than the Board Chair: $

b.	Non-Employee Director who is the Board Chair: $

2.	Annual Committee Chair Service Retainer (in addition to Annual Board Service Retainer):

a.	Chairman of the Audit Committee: $

b.	Chairman of the Compensation Committee: $

c.	Chairman of the Corporate Governance Committee: $

Equity Compensation

Equity awards will be granted under our 2023 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under this Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of our underlying common stock on the date of grant.

68

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase _____ shares of Common Stock (the “Initial Grant”), regardless of when such person is elected or appointed to the Board. Each Initial Grant will fully vest on the date of the annual meeting of the stockholders of the Company (“Annual Meeting”) next following the Initial Grant.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the Effective Date, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value (calculated on the date of grant) of $_____ (the “Annual Grant”). Each Annual Grant will vest in a series of four (4) successive equal quarterly installments over the one-year period measured from the date of grant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except as described below and except for employment arrangements which are described under “executive compensation,” since June 30, 2021, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at September 30, 2022, June 30, 2022 and 2021, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our Company, we do not at this time have a formal written policy regarding the review of related party transactions and rely on our full Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

Director Independence

As of the closing of this offering, our Board of Directors will consist of ____ members: _______. Our Board of Directors undertook a review of the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board of Directors has determined that _________ qualify as “independent” as that term is defined by NASDAQ Listing Rule 5605(a) (2).

69

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The table below sets forth as of December 31, 2022, information with respect to beneficial ownership of the Company’s common and preferred stock prior to the reverse stock split as contemplated in this registration statement by:

•	Each person known to the Company to own beneficially more than 5% of our outstanding common stock, either before or immediately after the merger.

•	Each of the post-Merger directors and executive officers of the Company.

•	All of our post-Merger directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to any warrants or options that are presently exercisable or exercisable within 60 days of December 31, 2022, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The numbers reflected in the percentage ownership columns are based on a fully diluted basis of the Company’s common stock outstanding after a conversion of the Series A Preferred Stock into Common Shares. The persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares of Common Stock	Number of Series A Preferred Stock(5)	Total Fully Diluted Shares	Percentage Represented on a Fully Diluted Basis
Micha Holdings, LLC (1)	1,000,000	97,000	98,000,000	8.56%
Ancient Investments, LLC (2)	-	200,000	200,000,000	17.46%
Basil Consulting, LLC (3)	2,632,853	96,862	99,494,853	8.69%
Christopher Sawchuk	21,927,637	100,000	121,927,637	10.65%
Spider Investments, LLC (4)	2,667,130	77,000	79,667,130	6.96%
Pablo Lavigna	13,454,545	-	13,454,545	1.17%
Brian Carey	203,025	-	203,025	0.02%
Director Nominee
Director Nominee
Director Nominee

All directors and executive officers as a group (four persons)			293,324,700	25.61%
Total shares	365,239,001	780,132	1,145,371,001

_____________

(1)	Alberto Silva has control and dispositive power over Micha Holdings, LLC and is the beneficial owner of Micha Holdings, LLC.
(2)	Keith Duffy is the Chairman and Chief Executive Officer of the Company, and Scott Duffy is the Executive Director of the Company, and they are the beneficial owners of Ancient Investments, LLC.
(3)	Cameron Cox is an Advisor to the Company and has control and dispositive power over the shares owned by Basil Consulting, LLC and is the beneficial owner of Basil Consulting, LLC.
(4)	Edward C. DeFeudis is a Director of the Company, and has control and dispositive power over Spider Investments, LLC and is the beneficial owner of Spider Investments, LLC.
(5)	Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time into shares of Common Stock on a 1:1,000 basis.

70

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 5,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

As of September 30, 2022, there were 197 holders of record of our common stock. As of September 30, 2022, there were 365,696,144 shares of common stock issued and outstanding. In addition, as of September 30, 780,132 shares of Series A Preferred Stock and 1,000,000 of Series B Preferred Stock were issued and outstanding.

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the completion of this offering is only a summary. You should also refer to our Articles of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Amended and Restated Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 5,000,000,000 shares of common stock, par value $0.00001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights.

Further, holders of our common stock have no pre-emptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Each outstanding share of our common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and non-assessable.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

Our Board of Directors will have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock following this offering.

Options

We plan to implement a 2023 Equity Incentive Plan, which will provide for us to sell or issue restricted shares of common stock or to grant incentive stock options or non-qualified stock options, stock appreciation rights, and restricted stock unit awards for the purchase of shares of common stock to employees, members of the Board of Directors and consultants.

71

Anti-Takeover Provisions of Nevada Law, our Certificate of Incorporation and our Amended and Restated Bylaws

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

NRS sections 78.378 to 78.3793 provide state regulation over the acquisition of controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our company because in order to be applicable, we would need to have a specified number of Nevada residents as shareholders, and we would have to do business in Nevada directly or through an affiliate.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents

Our articles of incorporation and bylaws contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●

the ability of our board of directors to authorize the issuance of additional shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●

the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●

the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions could inhibit or prevent possible transactions that some stockholders may consider attractive.

72

Board of Directors Vacancies

Our Articles of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

Our Articles of Incorporation and Amended and Restated Bylaws provide that our stockholders may take action by written consent. Our Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by The Nasdaq Capital Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

Stock Market Listing

We have applied to have our shares of common stock and the Warrants to be listed for trading on The Nasdaq Capital Market under the symbols “XERI” and “XERIW”.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

We are offering the Units at the public offering price of $___ per Unit. Each Unit consists of one share of our common stock and a Warrant to purchase one share of our common stock at an exercise price equal to $     , which is       % of the public offering price of the Units. The shares of common stock and Warrants may be transferred separately immediately upon issuance.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Our Capital Stock” in this prospectus.

73

Warrants

Warrants to Be Issued in the Offering

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and Olde Monmouth Stock Transfer Co., Inc., as warrant agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Warrants is $        per share, which is      % of public offering price of the common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We have applied for our common stock and the Warrants to be listed on The NASDAQ Capital Market under the symbols “XERI,” and “XERIW,” respectively.

Warrant Agent. The Warrants will be issued in registered form under a warrant agent agreement between ________, as warrant agent, and us. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

74

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by Nevada law.

Representative’s Warrants

Please see “Underwriting — Underwriters’ Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock and Warrants but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

75

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the U.S. (for U.S. federal income tax purposes);

●

a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Allocation of Investment in Securities

An investor in this offering will be required to allocate cost of the acquisition of the securities between the shares of common stock and Warrants acquired based upon their relative fair market values.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

76

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the U.S.) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Securities

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.);

●

you are a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

77

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

78

UNDERWRITING

Maxim Group LLC is acting as the representative of the underwriters of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to this registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Units

Maxim Group LLC

The underwriting agreement provides that the underwriters’ obligation to purchase Units depends on the satisfaction of the conditions contained in the underwriting agreement including, but not limited to:

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Per Share		Total with no Over-Allotment		Total with Over-Allotment
Public offering price	$		$		$
Underwriting discount (7%)	$		$		$
Proceeds, before expenses, to us	$		$		$

We have agreed to be responsible for the underwriters cost, fees and expenses with respect to this offering, subject to a maximum of $100,000.

The underwriters propose to offer the Units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0. ___ per share.

The expenses of this offering that are payable by us are estimated to be approximately $____ (which excludes estimated underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters). We will be responsible for all of the underwriters expenses related to this offering, including filing fees and communication expenses for the registration of the shares, all filing fees associated with the review of this offering by FINRA, fees and expenses relating to the listing of the shares of common stock and Warrants on The Nasdaq Capital Market, fees relating to background checks (up to a maximum of $5,000), fees relating to the registration, qualification or exemptions of the shares under securities laws of foreign jurisdictions, cost of making and printing the underwriting documents, cost and expenses of a public relations firm, cost of preparing, printing and delivering stock certificates, fees and expenses of the transfer agent, and fees and expenses of our legal counsel, road show expenses for this offering, and fees and expenses of the underwriters legal counsel. The maximum amount of fees, costs and expenses incurred by the underwriters that we shall be responsible for may not exceed $________.

79

Option to Purchase Additional Securities

We have granted the underwriters an option exercisable for 45 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of (i) ___ shares of common stock included in the Units and/or (ii) Warrants to purchase ___ shares of common stock included in the Units (15% of the shares of common stock and Warrants included in Units sold in this offering) from us in any combination thereof to cover over allotments, if any, at the public offering price, less underwriting discounts and commissions and the non-accountable expense allowance payable to the underwriters. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares or Warrants based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

All of our directors, executive officers and holder(s) of five percent (5.0%) or more of the outstanding shares of Common Stock have agreed that, for a period of 180 days after the date of this prospectus and subject to certain limited exceptions, we and they will not, directly or indirectly, without the prior written consent of Maxim Group LLC (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities, or (iv) publicly disclose the intention to do any of the foregoing.

Maxim Group LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Maxim Group LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Underwriters’ Warrants

We have also agreed to issue to the underwriters or their designees at the closing of this offering, warrants (the “Underwriters’ Warrants”) to purchase an aggregate of ___ shares of common stock included in the Units (7% of the number of shares sold in the offering, excluding the over-allotment option). The Underwriters’ Warrants will be exercisable at any time and from time to time, in whole or in part, during a period commencing six months from the effective date of this offering and expiring five years from the effective date of the offering. The Underwriters’ Warrants will be exercisable at a price equal to 110% of the public offering price per share of common stock and such warrants shall be exercisable on a cash basis, provided that if a registration statement registering the common stock underlying the Underwriters’ Warrants is not effective, the Underwriters’ Warrants may be exercised on a cashless basis. The Underwriters’ Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters or their permitted assignees under this Rule 5110(g)(1) shall not sell, transfer, assign, pledge or hypothecate the Underwriters’ Warrants, nor engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriters’ Warrants, for a period of 180 days from the effective date of the offering, except that they may be assigned, in whole or in part, as specifically set forth in the underwriting agreement. The Underwriters’ Warrants will provide for customary anti-dilution provisions (for stock dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110, and the number of shares underlying the Underwriters’ Warrants shall be reduced, or the exercise price increased, if necessary, to comply with FINRA rules or regulations. Further, the Underwriters’ Warrants will provide for a one-time demand registration right and unlimited piggyback rights. The Underwriters’ Warrants and underlying shares are included in this prospectus.

80

Advisory Shares

Pursuant to an advisory agreement dated August 19, 2021, we agreed to issue to Maxim or its designees an aggregate of 4,450,000 common shares, 2,225,000 shares of which have been issued, and 2,225,000 shares of which will be issued upon closing of this offering.

Offering Price Determination

The actual offering price of the Units we are offering will be negotiated between us and the underwriters based upon, among other things, the trading of our shares prior to the offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

81

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on The Nasdaq Capital Market

We will apply to have our common stock and Warrants listed on The Nasdaq Capital Market under the symbol “XERI” and “XERIW” subject to notice of issuance.

Discretionary Sales

The underwriters have informed us that they do not expect to sell more than 5% of the common stock in the aggregate to accounts over which they exercise discretionary authority.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

82

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

83

Notice to Prospective Investors in France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier). This prospectus has not been and will not be submitted to the French Autorité des marchés financiers (the “AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;

2.

persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.

the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Notice to Prospective Investors in Germany

Our common stock may be offered and sold in the Federal Republic of Germany only in compliance with the Prospectus Regulation, the Commission Delegated Regulations (EU) 2019/979 and (EU) 2019/980, each as of March 14, 2019 and the German Securities Prospectus Act (Wertpapierprospektgesetz), as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. This prospectus has not been approved under the Prospectus Regulation and, accordingly, our common stock may not be offered publicly in the Federal Republic of Germany. Our common stock will only be offered in the Federal Republic of Germany in reliance on an exemption from the requirement to publish an approved securities prospectus under the Prospectus Regulation. Any resale of our common stock in Germany may only be made in accordance with the Prospectus Regulation and other applicable laws.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

84

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us TroyGould PC, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements of Xeriant, Inc. as of June 30, 2022 and 2021 included in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of BF Borgers CPA P.C., an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

The registration statement is available at the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the website of the Securities and Exchange Commission referred to above.

85

FINANCIAL INFORMATION

Financial Statements and Supplementary Data

XERIANT, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022 and 2021

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Xeriant, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Xeriant, Inc. (the "Company") as of June 30, 2022 and 2021 the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended June 30, 2022 and 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years ended June 30, 2022 and 2021, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Creation of Variable Interest Entity

As described in Note 3 to the consolidated financial statements, management applied FASB Topic 810, Consolidation (“ASC 810”) to recognize if a Joint Venture (“JV”) classifies as a Variable Interest Entity (“VIE”). Management recognizes a VIE when the Company has a controlling financial interest in the VIE and, thus, is the VIE’s primary beneficiary. The Company’s assessment includes determining the characteristics of the reporting entity’s variable interest(s) and other involvements (including involvement of related parties and de facto agents), if any, in the VIE, as well as the involvement of other variable interest holders. Additionally, the assessment, considers the VIE’s purpose and design, including the risks that the VIE was designed to create and pass through to its variable interest holders.

The principal considerations for our determination that performing procedures over determination if a VIE relationship exits is a critical audit matter as there are more significant risks associated with no recognition of. This in turn led to significant effort in performing our audit procedures which were designed to evaluate whether the beneficiary has the power, through voting rights or similar right, to direct the activities of an entity that most significantly impact the entity’s economic performance, the obligation to absorb the expected losses of the entity and the right to receive the expected residual returns of the entity were appropriately considered by management under ASC 810.

Our audit procedures included, among others, determining the activities that most significantly affect the VIE’s economic performance and the Company retaining the power to most affect those activities, whether the Company’s economic interest, including its obligation to absorb losses or receive benefits, “is disproportionately greater than its power to direct the activities of the VIE that significantly influence its economic performance and if the JV has sufficient equity to operate without financial support from the Company.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

Served as Auditor since 2019 Lakewood, CO October 7, 2022

F-2

XERIANT, INC.
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2022	As of June 30, 2021
Asset
Current assets
Cash	$1,065,945	$962,540
Deposits and prepaids	13,302	13,780
Investment - joint venture	57,678	-
Total current assets	1,136,925	976,320
Property & equipment, net	4,409
Operating lease right-of-use asset	128,342	169,209
Total assets	$1,269,676	$1,145,529

Liabilities & stockholders' deficit
Current liabilities
Accounts payable and accrued liabilities	$56,836	$73,224
Accrued liabilities, related party	22,000	25,000
Shares to be issued	75,200	-
Convertible notes payable, net of discount	3,936,185	158,196
Lease liability, current	48,963	42,643
Total current liabilities	4,139,184	299,063

Lease liability, long-term	92,197	141,160
Total liabilities	4,231,381	440,223

Commitments and contingencies (Note 9)

Stockholders' deficit
Series A Preferred stock, $0.00001 par value; 100,000,000 authorized; 3,500,000 designated; 781,132 and 788,270 shares issued and outstanding at June 30, 2022 and June 30, 2021, respectively	8	8
Series B Preferred stock, $0.00001 par value; 100,000,000 authorized; 1,000,000 designated; 1,000,000 issued and outstanding at June 30, 2022 and June 30, 2021, respectively	10	10
Common stock, $0.00001 par value; 5,000,000,000 shares authorized; 365,239,001 and 292,815,960 shares issued and outstanding at June 30, 2022 and June 30, 2021, respectively	3,637	2,928
Common stock to be issued	51,950	51,090
Additional paid in capital	16,351,806	4,138,191
Accumulated deficit	(16,571,505)	(3,270,235)
Total Xeriant stockholder's deficit	(164,094)	921,992
Non-controlling interest	(2,797,611)	(216,686)
Total stockholders' deficit	(2,961,705)	705,306
Total liabilities and stockholders' deficit	$1,269,676	$1,145,529

The accompanying notes are an integral part of these consolidated financial statements.

F-3

XERIANT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	June 30, 2022	June 30, 2021

Operating expenses:
Advertising and marketing expense	$651,567	$1,047,120
General and administrative expenses	4,216,613	368,296
Professional fees	444,012	190,693
Related party consulting fees	432,425	220,000
Research and development expense	5,267,581	373,112
Total operating expenses	11,012,198	2,199,221

Loss from operations	(11,012,198)	(2,199,221)

Other expenses:
Amortization of debt discount	(4,629,089)	(303,942)
Amortization of debt discount, related party	-	(5,000)
Financing fees	(43,750)	-
Interest expense	(138,944)	(7,409)
Interest expense, related party	-	(76)
Loss from joint venture	(57,678)	-
Loss on settlement of debt	(536)	(186,954)
Total other (expense)	(4,869,997)	(503,381)

Net loss attributable:
Non-controlling interest	(2,580,925)	(216,686)
Common stockholders	(13,301,270)	(2,485,916)
Net loss	$(15,882,195)	$(2,702,602)

Net loss per common share - basic and diluted	$(0.05)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	345,160,167	225,497,197

The accompanying notes are an integral part of these consolidated financial statements.

F-4

XERIANT, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED JUNE 30, 2022 AND 2021

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid in	Common stock	Accumulated	Non-Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	to be issued	Deficit	Interest	Total
Balance June 30, 2020	3,113,637	$31			69,584,149	$696	379,971	$372,397	$(784,319)	$-	$(31,224)

Sale of common stock	-	-			16,308,334	163	1,599,837	48,000	-	-	1,648,000

Conversion of convertible notes and accrued interest	-	-			25,168,183	252	183,904	-	-	-	184,156

Conversion of convertible notes and accrued interest	-	-			-	-	-	3,090	-	-	3,090

Conversion of Series A Preferred to Common Stock	(44,367)	-			44,366,919	444	(444)	-	-	-	-

Cancellation of Series A Preferred shares issued in AAT merger	(2,240,000)	(22)			-	-	22	-	-	-	-

Cancellation of Series A Preferred shares issued for compensation in prior year	(41,000)	(1)			-	-	1	-	-	-	-

Stock issued for services	-	-			24,540,909	245	1,275,458	-	-	-	1,275,703

Issuance of warrants with convertible notes	-	-			-	-	117,893	-	-	-	117,893

Issuance of warrants for advisory board services	-	-			-	-	38,332	-	-	-	38,332

Fair value of beneficial conversion feature associated with convertible debt	-	-			-	-	171,957	-	-	-	171,957

Shares reclassed from common stock to be issued	-	-			112,847,466	1,128	371,270	(372,397)	-	-	1

Issuance of Series B Preferred Stock in connection with CEO's Employment Agreement	-	-	1,000,000	10	-	-	(10)	-	-	-	3,090

Net Loss	-	-			-	-	-	-	(2,485,916)	(216,686)	(2,702,602)

Balance June 30, 2021	788,270	$8	1,000,000	10	292,815,960	$2,928	4,138,191	$51,090	$(3,270,235)	$(216,686)	$705,306

Sale of common stock	-	$-			15,700,000	157	909,843	1,168,500	-	-	2,078,500

Issuance of common stock	-	-			23,666,666	240	1,256,211	(1,256,450)	-	-	0

Shares issued as equity kicker	-	-			250,000	3	43,750	-	-	-	43,753

Exercise of warrants	-	-			4,308,600	42	128,508	-	-	-	128,550

Conversion of Series A Preferred to Common Stock	(7,138)	-			7,138,000	71	(71)	-	-	-	-

Conversion of convertible notes and accrued interest	-	-			14,828,244	148	429,761	(3,090)	-	-	426,819

Inducement of conversion - interest expense	-	-			845,936	8	134,918				134,927

Stock issued for services	-	-			4,685,615	43	670,011	91,900	-	-	761,954

Stock option compensation	-	-			-	-	3,248,181	-	-	-	3,248,181

Fair value of beneficial conversion feature associated with convertible debt	-	-			-	-	2,615,419	-	-	-	2,615,419

Fair value of warrants associated with convertible debt	-	-			-	-	2,777,081	-	-	-	2,777,081

Net Loss	-	-			-	-	-	-	(13,301,270)	(2,580,925)	(15,882,195)

Balance June 30, 2022	781,132	$8	1,000,000	$10	364,239,001	$3,637	16,351,806	$51,950	$(16,571,505)	$(2,797,611)	$(2,961,705)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

XERIANT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	June 30, 2022	June 30, 2021

Cash Flows from Operating Activities
Net Loss	$(15,882,195)	$(2,702,602)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and Amortization	15,581	-
Stock option expense	3,248,181	1,275,703
Stock issued for services	761,954	38,332
Financing fees	178,680	-
Loss from joint venture	57,678	-
Loss on settlement of debt	-	186,954
Amortization of Debt Discount	4,629,089	303,912
Amortization of Debt Discount, Related Party	-	5,000
Shares to be issued	75,200	-
Operating lease right of use asset	40,867	(62)
Lease liabilities	(42,643)	-
Deposits and prepaids	478	113
Accounts payable and accrued liabilities	(12,639)	(119,553)
Accrued liability, related party	(3,000)	-
Accrued expenses	5,520	-
Net cash used by operating activities	(6,927,249)	(1,012,203)

Cash Flows from Investing Activities
Investment in joint venture	(115,356)
Purchase of property and equipment	(19,990)	-
Net cash used in investing activities	(135,346)	-

Cash Flows from Financing Activities
Sale of common stock	2,078,500	1,648,000
Cash from exercise of warrants	128,550	-
Proceeds from convertible notes payable	4,958,950	287,850
Net cash provided by financing activities	7,166,000	1,935,850

Increase in Cash	103,405	923,647

Cash at beginning of period	962,540	38,893

Cash at end of period	$1,065,945	$962,540

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of convertible notes payable and accrued interest	$440,995	$187,246
Warrants issued with convertible notes payable	$2,894,974	$117,893
Beneficial conversion feature arising from convertible notes payable	$2,615,419	$171,597

The accompanying notes are an integral part of these consolidated financial statements.

F-6

XERIANT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Xeriant, Inc. (“Xeriant” or the “Company”) is an aerospace company dedicated to the emerging aviation market called Advanced Air Mobility (AAM), the transition to eco-friendly, on demand flight, making air transportation more accessible and a greater part of our daily lives. Xeriant is focused on the acquisition, development, and proliferation of next generation hybrid-electric and fully electric aircraft with vertical takeoff and landing (eVTOL) capabilities, performance enhancing aerospace technologies and advanced materials, as well as critical support infrastructure. Xeriant is located at the Research Park at Florida Atlantic University in Boca Raton, Florida adjacent to the Boca Raton Airport, and trades on OTC Markets under the stock symbol, XERI.

The Company was incorporated in Nevada on December 18, 2009.

On April 16, 2019, the Company entered into a Share Exchange Agreement with American Aviation Technologies, LLC (“AAT”), an aircraft design and development company focused on the emerging segment of the aviation industry of autonomous and semi-autonomous vertical take-off and landing (VTOL) unmanned aerial vehicles (UAVs).

On September 30, 2019, the acquisition of AAT closed, and AAT became a subsidiary of the Company.

On June 22, 2020, the name of the Company was changed to Xeriant, Inc. in the State of Nevada and subsequently approved by FINRA effective July 30, 2020 for the name and symbol change (XERI).

On May 31, 2021, the Company entered into a Joint Venture Agreement with XTI Aircraft Company, to form a new company, called Eco-Aero, LLC, for purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric, vertical takeoff and landing (eVTOL) fixed wing aircraft.

Effective April 2, 2022 (the “Effective Date”), the Company entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Movychem s.r.o., a Slovakian limited liability company (“Movychem”) setting forth the terms for the establishment of a joint venture (the “Joint Venture”) to develop applications and commercialize a series of flame retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the name Retacell®. The Joint Venture is organized as a Florida limited liability company under the name Ebenberg, LLC (the “Movychem JV”) and is owned 50% by each of the Company and Movychem.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements, which include the accounts of the Company, American Aviation Technologies, LLC, and Eco-Aero, LLC, its subsidiaries, are prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries, and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and presented in US dollars. The fiscal year end is June 30.

Going Concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At June 30, 2022 and 2021, the Company had $1,065,945 and $962,540 in cash and $3,002,259 in negative working capital and $677,257 in working capital, respectively. For the year ended June 30, 2022 and 2021, the Company had a net loss of $15,882,195 and $2,702,602, respectively. Continued losses may adversely affect the liquidity of the Company in the future. Therefore, the factors noted above raise substantial doubt about our ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems.

Principles of Consolidation

The consolidated financial statements include the accounts of Xeriant, Inc., American Aviation Technologies, LLC, and Eco-Aero, LLC. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of beneficial conversion features and warrants associated with convertible debt. Actual results could differ from these estimates.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The inputs to the valuation methodology of stock options and warrants were under level 3 fair value measurements.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company has no cash equivalents.

F-8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature ("BCF"). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 "Debt with Conversion and Other Options." In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt. During the year ended June 30, 2022, the Company recorded a BCF in the amount of $2,615,419.

Stock-based Compensation

The Company measures the cost of employee services received in exchange for equity incentive awards based on the grant date fair value of the award. The Company uses the Black-Scholes valuation model to calculate the fair value of stock options granted to employees or consultants. Stock-based compensation expense is recognized over the period during which the employee is required to provide services in exchange for the award, which is usually the vesting period.

Research and Development Expenses

Expenditures for research and development are expensed as incurred. The Company incurred research and development expenses of $5,267,581 and $373,112 for the years ended June 30, 2022 and 2021, respectively.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as they are incurred. The Company recorded advertising expenses in the amount of $651,567 and $1,047,120 for the years ended June 30, 2022 and 2021, respectively.

F-9

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes ("ASC 740-10") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Basic Income (Loss) Per Share

Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations.

The table below presents the computation of basic and diluted earnings per share for the years ended June 30, 2022 and 2021:

	For the year ended June 30, 2022	For the year ended June 30, 2021
Numerator:
Net loss	$(15,882,195)	$(2,702,602)
Denominator:
Weighted average common shares outstanding—basic	345,160,167	225,497,197
Dilutive common stock equivalents	-	-
Weighted average common shares outstanding—diluted	345,160,167	225,497,197
Net loss per share:
Basic	$(0.05)	$(0.01)
Diluted	$(0.05)	$(0.01)

F-10

NOTE 3 – JOINT VENTURE

JV with XTI Aircraft

On May 31, 2021, the Company entered into a Joint Venture Agreement (the “Agreement”) with XTI Aircraft Company (“XTI”), a Delaware corporation, to form a new company, called Eco-Aero, LLC (the “JV”), a Delaware limited liability company, with the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric, vertical takeoff, and landing (eVTOL) fixed wing aircraft. Under the Agreement, Xeriant is contributing capital, technology, and strategic business relationships, and XTI is contributing intellectual property licensing rights and know-how. XTI and the Company each own 50 percent of the JV. The JV is managed by a management committee consisting of five members, three appointed by the Company and two by XTI. The Agreement was effective on June 4, 2021, with an initial deposit of $1 million into the JV. Xeriant’s financial commitment is for up to $10 million, contributed as required by the aircraft development timeline and budget.

The Company analyzed the transaction under ASC 810 Consolidation, to determine if the joint venture classifies as a Variable Interest Entity (“VIE”). The Joint Venture qualifies as a VIE based on the fact the JV does not have sufficient equity to operate without financial support from Xeriant. According to ASC 810-25-38, a reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38J. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE. According to the JV operating agreement, the ownership interests are 50/50. However, the agreement provides for a Management Committee of five members. Three of the five members are from Xeriant. Additionally, Xeriant has an obligation to invest $10,000,000 into the JV. As such, Xeriant has substantial capital at risk. Based on these two factors, the conclusion is that Xeriant is the primary beneficiary of the VIE. Accordingly, Xeriant has consolidated the VIE.

JV with Movychem

On April 2, 2022 the Company entered into a Joint Venture Agreement with Movychem s.r.o., a Slovakian limited liability company setting forth the terms for the establishment of a joint venture (the “Joint Venture”) to develop applications and commercialize a series of flame-retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the name Retacell®. The Joint Venture is organized as a Florida limited liability company under the name Ebenberg, LLC (the “Movychem JV”) and is owned 50% by each of the Company and Movychem.

For its capital contribution to the Joint Venture, pursuant to a Patent and Exclusive License and Assignment Agreement (the “Patent Agreement”), Movychem is transferring to the Joint Venture all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all patents, and the Company is contributing the amount of $2,600,000 payable (a) $600,000 at the rate of $25,000 per month over a 24 month period and (b) $2,000,000 within five business days of a closing of a financing in which the Company receives net proceeds of at least $3,000,000 but in no event later than six months from the Effective Date. At such time as the Company makes its $2,000,000 payment (and assuming the Company is current with its then monthly capital contributions), pursuant to the Patent Agreement, Movychem will transfer all of its rights, title and interest to all of the patents related to Retacell® for an amount equal to aggregate cash contributions of the Company to the Joint Venture plus 40% of all royalty payments received by the Joint Venture for the licensing of Retacell® products. Pending assignment of the patents to the Joint Venture, pursuant to the Patent Agreement, Movychem has granted to the Joint Venture an exclusive worldwide license under the patents.

Concurrently with the execution of the Joint Venture Agreement, the Joint Venture will provide to the Joint Venture technical services related to the exploitation of the Retacell® intellectual property and corporate, marketing. business development, communications and administrative services as requested by the Joint Venture in exchange for 40% of all royalty payments received by the Joint Venture for the licensing of Retacell® products.

Under the Joint Venture Agreement, the Company has agreed to grant to certain individuals affiliated with Movychem five-year warrants (the “Warrants”) to purchase an aggregate of 170,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share with vesting depending on the satisfaction of various milestones as described therein.

The Joint Venture Agreement grants to Movychem the right to dissolve the Joint Venture in the event that the Company fails to make any of its capital contributions in which case the Joint Venture will be required to grant back to Movychem all joint venture intellectual property and the assignment to Movychem of any outstanding licenses. Additionally, the Services Agreement will be amended to provide that the 40% of royalties to be paid by to the Company will be limited to licensees who were first introduced to the Joint Venture or Movychem, as the case may be.

The Company analyzed the transaction under ASC 810 Consolidation, to determine if the joint venture classifies as a Variable Interest Entity (“VIE”). The Joint Venture qualifies as a VIE based on the fact the JV does not have sufficient equity to operate without financial support from both parties. According to ASC 810-25-38, a reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38J. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE. According to the JV operating agreement, the ownership interests are 50/50 and the agreement provides for a Management Committee of five members. Two of the five members are from Xeriant and Movychem, respectively and one is appointed by mutual agreement of the parties. Movychem is transferring to the Joint Venture all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all patents, and the Company is contributing cash. As such, both parties do not have substantial capital at risk. Based on these two factors, the conclusion is that no one is the primary beneficiary of the VIE. Accordingly, Xeriant has not consolidated the VIE.

As of June 30, 2022, the Company contributed $115,356 to the joint venture.

NOTE 4 – CONCENTRATION OF CREDIT RISKS

The Company maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances may exceed the maximum coverage provided by the FDIC on insured depositor accounts. The Company believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. On June 30, 2022, the Company had $811,429 in excess of FDIC insurance.

F-11

NOTE 5 – OPERATING LEASE RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY

The Company leases 2,911 square feet of office space located in the Research Park at Florida Atlantic University, Innovation Centre 1, 3998 FAU Boulevard, Suite 309, Boca Raton, Florida. The Company entered into a lease agreement commencing on November 1, 2019 through January 1, 2025 in which the first three months of rent were abated. Due to the COVID-19 pandemic, the company decided to have all employees work from home and intends to build out the office space by the end of 2022 to allow employees to work from the office in January of 2023. The following table illustrates the base rent amounts over the term of the lease:

Base Rent Periods

November 1, 2019 to October 31, 2020	$4,367
November 1, 2020 to October 31, 2021	$4,498
November 1, 2021 to October 31, 2022	$4,633
November 1, 2022 to October 31, 2023	$4,772
November 1, 2023 to October 31, 2024	$4,915
November 1, 2024 to January 31, 2025	$5,063

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 10%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in other general and administrative expenses on the statements of operations. At inception the Company paid prepaid rent in the amount of $4,659, which was netted against the operating lease right-of-use asset balance until it was applied in February 2020.

Right-of-use asset is summarized below:

June 30, 2022
Office lease	$220,448
Less: accumulated amortization	(92,106)
Right -of- use asset, net	$128,342

Operating lease liability is summarized below:
June 30, 2022
Office lease	$141,160
Less: current portion	(48,963)
Long term portion	92,197

Maturity of the lease liability is as follows:
Fiscal year ending June 30, 2023	60,392
Fiscal year ending June 30, 2024	62,201
Fiscal year ending June 30, 2025	37,112
159,705
Present value discount	(18,545)
Lease liability	$141,160

F-12

NOTE 6 – EXCHANGE AGREEMENT

On April 16, 2019, the Company and the members of American Aviation Technologies, LLC (“AAT”) entered into a Share Exchange Agreement (“Agreement”). The agreement, which became effective on September 30, 2019, was pursuant to which the Company acquired 100% of the issued and outstanding membership units in exchange for the issuance of shares of the Company’s Series A Preferred Stock constituting 86.39% of the total voting power of the Company’s capital stock to be outstanding upon closing, after giving effect to the consummation of concurrent debt settlement and other capital stock issuances but before the issuance of shares of capital stock for investor relations purposes. As a result of the Exchange Agreement, AAT became a subsidiary of the Company.

On September 30, 2019 just prior to the exchange, the Company issued 170,000 shares of preferred stock as compensation and 193,637 shares of preferred stock in satisfaction of $2,608,224 in liabilities.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

The carrying value of convertible notes payable, net of discount, as of June 30, 2022 and 2021 was $3,936,185 and $158,196, respectively.

	June 30,	June 30,
Convertible Notes Payable	2022	2021
Convertible notes payable issued January 5, 2021 (6% interest)	$-	$25,000
Convertible notes payable issued January 11, 2021 (6% interest)	-	142,550
Convertible notes payable issued August 9, 2021 (6% interest)	-	-
Convertible notes payable issued August 10, 2021 (6% interest)	-	-
Convertible notes payable issued October 27, 2021 (0% interest) – Auctus Fund LLC	6,050,000	-
Total face value	6,050,000	167,550
Less unamortized discount	(2,113,815)	(9,354)
Carrying value	$3,936,185	$158,196

Between September 27, 2019 and August 10, 2021, the Company issued convertible notes payable with an aggregate face value of $892,300, of which $342,950 were issued by our subsidiary AAT. The notes have a coupon rate of 6% and maturity dates between three and six months. The agreements provided the holder has the option to convert the principal balance and any accrued interest to common stock of the Company. In the event the holder does not elect to convert the note prior to maturity, the note will automatically convert to common stock. Of the $892,300, $342,950 is convertible at $.0033 per share, $87,000 is convertible at $0.025 per share, $180,550 is convertible at $.03 per share, $31,800 is convertible at $0.003 per share, and the remaining $250,000 is convertible at $.06 per share. All these convertible notes payable have been converted as of June 30, 2022 and $167,550 principal balance remaining as of June 30, 2021.

The Company evaluated the agreement under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. None of the embedded terms required bifurcation and liability classification. However, the Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance.

In connection with the notes, the Company issued warrants indexed to an aggregate 8,848,333 shares of common stock. The warrants have a term of two years and an exercise price of $.025. The Company evaluated the warrants under ASC 815 Derivatives and Hedging (“ASC 815”) and determined that they did not require liability classification. The warrants were recorded in additional paid-in capital under their aggregate relative fair value of $156,225.

Auctus Fund, LLC Senior Secured Note

On October 27, 2021, the Company issued a convertible note payable with Auctus Fund, LLC (the “Auctus Note”) with the principal sum of $6,050,000, which amount is the $5,142,500 actual amount of the purchase price, hereof plus an original issue discount in the amount of $907,500 and to pay interest on the unpaid principal amount hereof at the rate of zero percent per annum from the issue date until the note becomes due and payable, and $433,550 for professional fees in completing the transactions. The note currently has a maturity date of February 15, 2023. The agreement provides the holder has the option to convert the principal balance and any accrued interest to common stock of the Company at a conversion price of lesser of (i) $0.1187 or (ii) 75% of the offering price per share divided by the number of shares of common stock. The Auctus Note is secured by the grant of a first priority security interest in the assets of the Company.

In connection with the notes, the Company issued warrants indexed to an aggregate 50,968,828 shares of common stock. The warrants have a term of five years and an exercise price of $0.1187. The warrants were recorded at fair value of $2,777,081 to additional-paid-in-capital in accordance with ASC 815-10 based upon the allocation of the debt proceeds. The Company estimated the fair value of the warrants using a Black-Scholes option-pricing model, which is based, in part, upon subjective assumptions including but not limited to stock price volatility, the expected life of the warrants, the risk-free interest rate and the fair value of the common stock underlying the warrants. The Company estimates the volatility of its stock based on the average of three similar size public companies peer group historical volatility that is in line with the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon bond for a maturity similar to the expected remaining life of the warrants. The expected remaining life of the warrants is assumed to be equivalent to their remaining contractual term.

The Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance. The Company recorded $2,365,419 conversion feature in additional paid-in capital. The BCF resulted in a debt discount and are amortized over the life of the note.

The Company is in communication with Auctus Fund, LLC and is actively working on strategies to extinguish, extend or restructure the Senior Secured Promissory Note. No assurance can be made as to the results of such actions.

For the year ended June 30, 2022 and 2021, the Company recorded $4,629,089 and $303,942 in amortization of debt discount related to the notes. For the year ended June 30, 2022 and 2021, the Company recorded $138,943 and $7,409 in interest expense related to the notes, respectively. The balance of this note as of June 30, 2022 was $3,936,185.

F-13

NOTE 8 – RELATED PARTY TRANSACTIONS

Consulting fees

During the years ended June 30, 2022 and 2021, the Company recorded $184,000 and $98,000 respectively, in consulting fees to Ancient Investments, LLC, a Company owned by the Company’s CEO, Keith Duffy and the Company’s Executive Director of Corporate Operations, Scott Duffy. As of June 30, 2022 and June 30, 2021, $15,000 and $0 was recorded in accrued liabilities.

For the years ended June 30, 2022 and 2021, the Company recorded $122,000 and $40,000 respectively, in consulting fees to Edward DeFeudis, a Director of the Company.

During the years ended June 30, 2022 and 2021, the Company recorded $86,000 and $49,500 respectively, in consulting fees to AMP Web Services, a Company owned by the Company’s CIO, Pablo Lavigna. On August 26, 2020, the Company issued 4,090,909 shares of common stock for payment of $13,500 for services performed in May, June and July 2020. As of June 30, 2022 and June 30, 2021, $7,000 and $0 was recorded in accrued liabilities.

During the years ended June 30, 2022 and 2021, the Company recorded $40,425 and $20,000 respectively, in consulting fees to Keystone Business Development Partners, a Company owned by the Company’s CFO, Brian Carey. As of June 30, 2022 and June 30, 2021, $0 and $30,000 was recorded in accrued liabilities.

F-14

NOTE 9 – COMMITMENTS AND CONTINGENCIES

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals.

Joint Venture

In connection with the Eco-Aero, LLC Joint Venture, discussed in Note 3, the Company has the right to invest up to $10,000,000 into the joint venture.

Financial Advisory Agreements

On August 10, 2021, the Company entered into an Advisory Agreement with an outside firm to assist the Company with fundraising activities. In connection with the agreement, the Company has the following commitments:

•	to issue 500,000 shares payable at the date of the agreement, 500,000 shares payable three months from the date of the agreement, 500,000 shares payable nine months from the date of the agreement.

•

Pay a financing fee of 1.5% of gross proceeds received by the Company up to $100,000,000; a financing fee of 1.25% of gross proceeds received by the Company from $100,000,000-$200,000,000, and a financing fee of 1% of gross proceeds received by the Company over $200,000,000

•

M&A fee of 1.5% of the value of a business or asset sold up to $50,000,000; an M&A fee of 1.25% of value of a business or asset sold from $50,000,000-$100,000,000, an M&A fee of 1% of value of a business or asset sold from $100,000,000-$200,000,000, and an M&A fee of 0.5% of value of a business or asset sold over $200,000,000

During the year ended June 30, 2022, the Company issued all 1,500,000 shares under the agreement.

On August 19, 2021, the Company entered into an Advisory Agreement with an outside firm to assist the Company with fundraising activities. In connection with the agreement, the Company has the following commitments:

•	Issue 2,225,000 common shares payable at the date of the agreement, and 2,225,000 common shares payable upon an uplisting of the Company’s common stock to a national exchange.

•

Pay a cash fee of seven percent 7% of the amount of capital raised, invested or committed; and deliver a warrant (the “Agent Warrant”) to purchase shares of the Common Stock equal to seven percent (7%) of the number of shares of Common Stock underlying the securities issued in the Financing.

•

Pay a cash fee for entering into a transaction including, without limitation, a merger, acquisition or sale of stock or assets equal to one- and one-half percent (1.5%), or in the event a transaction is consummated with a party that was in communication with the Company prior to the date of this contract, then the fee shall equal one half percent (0.5%).

F-15

During the year ended June 30, 2022, the Company issued the initial 2,225,000 shares.

Litigation

On September 1, 2021, Xeriant Inc. brought a cause of action in the Southern District of Florida against a former shareholder for claims, including but not limited to, breach of contract, misrepresentation, and asserting claims to recoup monetary and in-kind distributions made to the shareholder by the Company. The defendant submitted an affirmative defense and counterclaim on October 29, 2021.

Board of Advisors Agreements

The Company has entered into advisor agreements with various advisory board members. The agreements provide for the following:

On October 27, 2020, the Company agreed to issue 300,000 common shares immediately, 2-year cashless warrants to purchase 300,000 common shares at the current price, and $2,500 per meeting paid 50% in cash and 50% in common shares.

On January 18, 2021, the Company agreed to issue 50,000 common shares, two-year cashless warrants to purchase 25,000 common shares at the current price, and $2,500 per meeting paid in cash, common shares, or a combination.

On January 22, 2021, the Company agreed to issue 50,000 common shares, two-year cashless warrants to purchase 25,000 common shares at the current price, and $2,500 per meeting paid in cash, common shares, or a combination.

On March 7, 2021 the Company paid an advisor $2,500 and issued 50,000 common shares.

On July 1, 2021, the Company agreed to issue 100,000 common shares, and $2,500 per meeting paid in cash, common shares, or a combination, an additional bonus of $25,000 paid in common shares issued at the end of each year of service, an option to purchase 5,000,000 common shares at $0.12 per share, vesting quarterly over 24 months, and for each of the following three years (beginning July 1, 2022), an option to purchase an additional 1,000,000 common shares per year thereafter at a 25% discount to the average market price for the preceding 10 trading days.

On July 6, 2021, provided an option to purchase 5,000,000 common shares at $0.12 per share, vesting quarterly over 24 months, a bonus of 250,000 common shares issued upon a strategic partnership with a major airline, $2,500 per formal meeting paid in common shares, and an additional bonus of $25,000 paid in common shares issued at the end of each year of service.

On July 28, 2021, the Company agreed to issue 250,000 common shares immediately, an option to purchase 5,000,000 common shares at $0.12 per share, vesting quarterly over 24 months, a bonus of 5,000,000 common shares for bringing in a strategic partner that significantly strengthens the Company’s market position, $2,500 per formal meeting paid in cash, common shares or a combination, and an additional bonus of $25,000 paid in common shares issued at the end of each year of service

On August 9, 2021, the Company agreed to issue 50,000 common shares, $2,500 per meeting paid in cash, common shares, or a combination, and an additional bonus of $25,000 paid in common shares issued at the end of each year of service.

On August 20, 2021, the Company agreed to issue 100,000 common shares, and $2,500 per meeting paid in cash, common shares, or a combination, an additional bonus of $25,000 paid in common shares issued at the end of each year of service, an option to purchase 4,000,000 common shares at $0.12 per share, vesting quarterly over 24 months.

On January 20, 2022, the Company agreed to issue 250,000 common shares, and $5,000 paid on a monthly basis, for a period of three months, and an option to purchase 2,250,000 common shares at $0.12 per share, vesting immediately.

On March 28, 2022, the Company agreed to issue 150,000 common shares vested monthly over one year, and $2,500 per meeting paid in cash, and additional bonus of $25,000 paid in common shares issued at the end of each year of service.

F-16

NOTE 10 – EQUITY

Common Stock

As of June 30, 2022 and June 30, 2021, the Company had 5,000,000,000 shares of common stock authorized with a par value of $0.00001. There were 365,239,001 and 292,815,960 shares issued and outstanding as of June 30, 2022 and June 30, 2021, respectively.

Fiscal Year 2021 Issuances

On July 30, 2020, the Company issued 16,011,818 shares of common stock related to conversions of debt from the previous fiscal year, which were previously recorded in common stock to be issued.

On August 26, 2020, the Company issued 4,090,909 shares of common stock for payment of $13,500 for services performed in May, June and July 2020. The shares were valued at $200,454 or $0.049 per share. As of result the Company recorded a loss on settlement in debt in the amount of $186,954.

On September 8, 2020, the Company issued 96,835,648 shares of common stock related to conversions of debt from the previous fiscal year, which were previously recorded in common stock to be issued.

On October 30, 2020, the Company issued 300,000 shares of common stock to an advisory board member for services. The shares were valued at $13,200 or $0.044 per share.

On November 17, 2020, the Company sold 1,700,000 shares of common for $25,500, or $0.015 per share.

On November 24, 2020, the Company sold 1,700,000 shares of common for $25,500, or $0.015 per share.

On December 1, 2020, the Company issued 2,000,000 shares of common stock for investment relation services valued at $100,000, or $0.05 per share.

On December 1, 2020, the Company issued 18,000,000 shares of common stock for investment relation services valued at $900,000, or $0.05 per share.

On January 29, 2021, the Company issued 50,000 shares of common stock to an advisory board member for services. The shares were valued at $25,500 or $0.51 per share.

On February 9, 2021, the Company issued 19,595,442 shares of common stock for the conversion of $127,150 in principal and $2,709 in accrued interest.

In March of 2021, the Company sold 12,075,001 shares of common for $1,497,000, or $0.12 per share.

On March 22, 2021, the Company issued 50,000 shares of common stock to an advisory board member for services. The shares were valued at $13,800 or $0.28 per share.

On March 22, 2021, the Company issued 50,000 shares of common stock to an advisory board member for services. The shares were valued at $22,750 or $0.46 per share.

On March 22, 2021, the Company issued 4,557,943 shares of common stock for the conversion of $23,000 in principal and $853 in accrued interest.

On April 26, 2021, the Company issued 1,014,798 shares of common stock for the conversion of $30,000 in principal and $444 in accrued interest.

On May 7, 2021, the Company sold 833,333 shares of common for $100,000, or $0.12 per share.

During the year ended June 30, 2021, certain holders of preferred stock converted 44,367 shares into 44,366,919 shares of common stock.

Fiscal Year 2022 Issuances

During the year ended June 30, 2022 in connection with one of the subscription agreements, the Company issued 250,000 shares as an equity kicker valued at $43,753, which has been expensed as a financing costs.

During the year ended June 30, 2022, the Company issued 4,308,600 shares of common stock as a result of warrant exercises in the aggregate proceeds of $128,550.

During the year ended June 30, 2022, the Company issued 4,685,615 shares of common stock for services, valued at $761,954.

During the year ended June 30, 2022, the Company sold 39,366,666 shares of common stock for aggregate proceeds of $2,078,500.

During the year ended June 30, 2022, the Company issued 7,138,000 shares of common stock in exchange for the conversion of 7,138 shares of Series A Preferred Stock.

During the year ended June 30, 2022, the Company issued 10,598,544 shares of common stock for the conversion of $167,550 in principal and $4,985 in accrued interest. This resulted in a loss on extinguishment of debt in the amount of $535.

During the year ended June 30, 2022, the Company issued 4,229,680 shares of common stock for the conversion of $250,000 principal balance of convertible notes payable and $3,749 accrued interest.

During the year ended June 30, 2022, the Company issued 845,936 shares of common stock in exchange for the inducement to the convertible notes holders to convert at fair value of $134,927.

Common Stock to be Issued

During the year ended June 30, 2022, the Company sold 200,000 shares of common stock for aggregate proceeds of $6,000, or $0.03 per share. As of June 30, 2022, these shares are categorized in common stock to be issued.

During the year ended June 30, 2022, the Company agreed to pay a consultant 250,000 shares in exchange to $45,950 in services. As of June 30, 2022, these shares are categorized in common stock to be issued.

F-17

NOTE 10 – EQUITY (CONTINUED)

Series A Preferred Stock

There are 100,000,000 shares authorized as preferred stock, of which 3,500,000 are designated as Series A Preferred Stock having a par value of $0.00001 per share. The Series A preferred stock has the following rights:

•	Voting: The preferred shares shall be entitled to 100 votes to every one share of common stock.

•

Dividends: The Series A Preferred Stockholders are treated the same as the Common Stock holders except at the dividend on each share of Series A Convertible Preferred Stock is equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

•	Conversion: Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time into shares of Common Stock on a 1:1,000 basis.

•

The shares of Series A Preferred Stock are redeemable at the option of the Corporation at any time after September 30, 2022 upon not less than 30 days written notice to the holders. It is not mandatorily redeemable.

As of June 30, 2022 and 2021, the Company has 781,132 and 788,270 shares of Series A Preferred Stock issued and outstanding, respectively.

On February 15, 2021, in accordance with Florida Law and conversations with counsel, the Board of Directors of the Company rescinded 990,000 Series A Preferred Shares, which represented all preferred shares issued to one of the shareholders in the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc. entered into on April 19, 2019, due to breach of contract.

During March of 2021, the remaining former members of American Aviation Technologies, LLC agreed to allow the Company to rescind an aggregate of 1,250,001 of their 1,760,000 Series A Preferred Shares issued pursuant to the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc., as a result of said breach. As a result of the cancellation, the Company reduced the investment in AAT by the value of these preferred shares.

On March 27, 2021, Spider Investments, LLC returned 41,000 Series A Preferred Shares to the treasury of the Company.

Series B Preferred Stock

On March 25, 2021, the Certificate of Designation for the Series B Preferred was recorded by the State of Nevada. There are 100,000,000 shares authorized as preferred stock, of which 1,000,000 are designated as Series B Preferred Stock having a par value of $0.00001 per share. The Series B preferred stock is not convertible, does not have any voting rights and no liquidation preference.

During the year ended June 30, 2021, the Company issued 1,000,000 shares of Series B Preferred Stock to the Company’s CEO as part of his employment agreement.

F-18

NOTE 11 - NON-CONTROLLING INTEREST

AAT membership unit adjustment

On May 12, 2021, on further advice of counsel and in good faith, the Company returned 3,600,000 membership units of American Aviation Technologies, LLC to a former shareholder, which was his consideration provided in the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc. As a result, this former shareholder was restored to his original shareholding position in American Aviation Technologies, LLC.

AAT Subsidiary

On May 12, 2021, the Company’s position in American Aviation Technologies, LLC was reduced to 64%, and therefore the subsidiary is now classified as majority owned.

Stock Options

In connection with certain advisory board compensation agreements, the Company issued an aggregate 21,250,000 options at an exercise price of $0.12 per share for the year ended June 30, 2022. These options vest quarterly over twenty-four months and have a term of three years. The grant date fair value was $3,964,207. The Company recorded compensation expense in the amount of $3,248,181 for these options for the year ended June 30, 2022. As of June 30, 2022, there was $702,166 of total unrecognized compensation cost related to non-vested portion of options granted.

As of June 30, 2022, there are 21,250,000 options outstanding, of which 9,375,000 are exercisable. The weighted average remaining term is 2.1 years.

A summary of the Company’s stock options activity is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 30, 2021	-	$-
Granted	21,250,000	0.12
Exercised	-	-
Canceled	-	-
Outstanding at June 30, 2022	21,250,000	$0.12	2.1	$-
Exercisable at June 30, 2022	9,375,000	$0.12	2.1	$-

Significant inputs and results arising from the Black-Scholes process are as follows for the options:

Quoted market price on valuation date	$0.169 - $0.23
Exercise prices	$0.12
Range of expected term	1.55 Years – 2.49 Years
Range of market volatility:
Range of equivalent volatility	215.12% - 275.73%
Range of interest rates	0.20% - 0.47%

Warrants

As of June 30, 2022 and June 30, 2021, the Company had 55,512,161 and 8,848,333 warrants outstanding, respectively. The warrants were issued in connection with the Convertible Notes (See Note 6). The warrants have a term of two to five years and an exercise price range from $0.1187 to $.025. The Company evaluated the warrants under ASC 815 Derivatives and Hedging (“ASC 815”) and determined that they did not require liability classification. The warrants were recorded in additional paid-in capital under their aggregate relative fair value of $2,777,081. During the year ended June 30, 2022, holders of warrants exercised warrants for 4,305,000 shares of common stock for aggregate proceeds of $128,550. As of June 30, 2022, the weighted average remaining useful life of the warrants was 4.0.

A summary of the Company’s stock warrants activity is as follows:

	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 30, 2021	8,848,333	$0.03	0.94	-
Granted	50,968,828	0.1187	4.6	-
Exercised	(4,305,000)	-
Canceled	-	-
Outstanding at June 30, 2022	55,512,161	$0.111	4.0	$-
Vested and expected to vest at June 30, 2022	55,512,161	$0.111	4.0	$-
Exercisable at June 30, 2022	55,512,161	$0.111	4.0	$-

NOTE 12 – INCOME TAXES

The Company accounts for income taxes in accordance with the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-19

At June 30, 2022 and 2021, the significant components of the deferred tax assets are summarized below:
	2022	2021

Deferred income tax asset
Net operating loss carryforwards	$5,860,409	3,237,960
Book to tax differences in intangible assets		-
Total deferred income tax asset	5,860,409	3,237,960
Less: valuation allowance	(5,860,409)	(3,237,960)
Total deferred income tax asset	$—	$—

The Company periodically evaluates the likelihood of the realization of deferred tax assets and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months. The Company will continue to classify income tax penalties and interest as part of general and administrative expense in its consolidated statements of operations. There were no interest or penalties accrued as of June 30, 2022.

NOTE 13 – SUBSEQUENT EVENTS

Effective August 1, 2022, the Company entered into an Amendment to Senior Secured Promissory Note (the “First Amendment”) with Auctus Fund, LLC (“Auctus”) pursuant to which the parties agreed to amend the Company’s Senior Secured Convertible Promissory Note in the principal amount of $6,050,000 dated October 27, 2021 (the “Note”) issued to Auctus. The Amendment (i) extended the maturity date of the Note to November 1, 2022 and (ii) extended the dates for the completion of the acquisition of XTI Aircraft and the uplist of the Company’s common stock to a national securities exchange to November 1, 2022. In consideration of the Amendment, the Company agreed to (i) grant to Auctus a new Warrant to purchase 25,000,000 shares of Common Stock dated July 26, 2022 (the “Warrant”) at an exercise price of $0.09 per share; (ii) make a prepayment of the Note in the amount of $100,000; and (iii) cause a director of the Company to cancel his 10b-5(1) Plan. Effective November 9 ,2022, the Company entered into a second amendment pursuant to which the maturity date was extended to the earliest to occur of the an uplist to the Nasdaq Stock market or February 15, 2023. In consideration of the new amendment, the Company agreed to grant to Auctus a new warrant to purchase 25,000,000 shares and make a prepayment of $25,000 within three business days from the effective date of the amendment and three additional prepayments of $25,000 on December 1, 2022, January 3, 2022 and February 1, 2023.

In July 2022, the Company issued 1,000,000 shares of common stock in exchange for the conversion of 1,000 shares of Series A Preferred Stock.

In July 2022, the Company issued 457,143 shares to a consultant for services.

F-20

XERIANT, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2022

(UNAUDITED)

F-21

XERIANT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2022	June 30, 2022
Assets	(Unaudited)
Current assets
Cash	$498,039	$1,065,945
Deposits	12,546	12,546
Investment in Movychem JV	107,007	57,678
Prepaids	8,231	756
Total current assets	625,823	1,136,925
Property & equipment, net	6,641	4,409
Operating lease right-of-use asset	117,437	128,342
Total assets	$749,901	$1,269,676

Liabilities & stockholders’ deficit
Current liabilities
Accounts payable and accrued liabilities	$69,697	$56,836
Accrued liabilities, related party	32,000	22,000
Shares to be issued	75,200	75,200
Convertible notes payable, net of discount	5,950,000	3,936,185
Lease liability, current	50,647	48,963
Total current liabilities	6,177,544	4,139,184

Lease liability, long-term	79,020	92,197
Total liabilities	6,256,564	4,231,381

Commitments and contingencies (Note 9)

Stockholders’ deficit
Series A Preferred stock, $0.00001 par value; 100,000,000 authorized; 3,500,000 designated; 780,132 and 781,132 shares issued and outstanding at September 30, 2022 and June 30, 2022, respectively	8	8
Series B Preferred stock, $0.00001 par value; 100,000,000 authorized; 1,000,000 designated; 1,000,000 issued and outstanding at September 30, 2022 and June 30, 2022, respectively	10	10
Common stock, $0.00001 par value; 5,000,000,000 shares authorized; 365,696,144 and 365,239,001 shares issued and outstanding at September 30, 2022 and June 30, 2022, respectively	3,657	3,652
Common stock to be issued	51,950	51,950
Additional paid in capital	18,624,349	16,351,791
Accumulated deficit	(21,381,601)	(16,571,505)
Total stockholder’s deficit	(2,701,627)	(164,094)
Non-controlling interest	(2,805,036)	(2,797,611)
Total stockholders’ deficit	(5,506,663)	(2,961,705)
Total liabilities and stockholders’ deficit	$749,901	$1,269,676

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-22

XERIANT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended
	September 30, 2022	September 30, 2021
Operating expenses:
General and administrative expenses	$545,569	$1,201,002
Professional fees	90,060	29,541
Related party consulting fees	94,000	82,500
Research and development expense	-	2,340,575
Sales and marketing expense	6,356	598,595
Total operating expenses	735,985	4,252,213

Loss from operations	(735,985)	(4,252,213)

Other expenses:
Amortization of debt discount	(461,842)	(149,028)
Financing fees	-	(43,750)
Interest expense	-	(2,389)
Loss from Movychem JV	(49,328)	-
Loss on extinguishment of debt	(3,570,366)	(535)
Total other (expense)	(4,081,536)	(195,702)

Net loss	(4,817,521)	(4,447,915)

Less net loss attributable to noncontrolling interest	(7,425)	(1,177,816)

Net income attributable to common stockholders	$(4,810,096)	$(3,270,099)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	361,552,863	225,497,197

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-23

XERIANT, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022

(UNAUDITED)

	Series A		Series B				Additional	Common		Non-
	Preferred Stock		Preferred Stock		Common Stock		Paid in	stock to	Accumulated	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	be issued	Deficit	Interest	Total
Balance June 30, 2022	781,132	$8	1,000,000	$10	364,239,001	$3,652	16,351,791	$51,950	$(16,571,505)	$(2,797,611)	$(2,961,705)

Stock issued for services	-	-	-	-	457,143	5	47,995	-	-	-	48,000

Conversion of Series A Preferred to Common Stock	(1,000)	-	-	-	1,000,000	10	(10)	-	-	-	-

Fair value of warrants associated with convertible debt	-	-	-	-	-	-	1,918,393	-	-	-	1,918,393

Adjustment for rounding	-	-	-	-	-	5	(5)	-	-	-	-

Stock option compensation	-	-	-	-	-	-	306,170	-	-	-	306,170

Net Loss	-	-	-	-	-	-	-	-	(4,810,096)	(7,425)	(4,817,521)

Balance September 30, 2022	780,132	$8	1,000,000	$10	365,696,144	$3,657	18,624,349	$51,950	$(21,381,601)	$(2,805,036)	$(5,506,663)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-24

XERIANT, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

	Series A		Series B				Additional	Common		Non-
	Preferred Stock		Preferred Stock		Common Stock		Paid in	stock to	Accumulated	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	be issued	Deficit	Interest	Total
Balance June 30, 2021	788,270	8	1,000,000	10	292,815,960	2,925	4,138,194	51,090	(3,270,235)	(216,686)	705,306

Issuance of common stock committed in prior period	-	-	-	-	400,000	4	47,996	(48,000)	-	-	-

Sale of common stock	-	-	-	-	7,500,000	75	499,925	1,168,500	-	-	1,668,500

Shares issued as equity kicker	-	-	-	-	250,000	3	43,750	-	-	-	43,753

Exercise of warrants	-	-	-	-	4,185,000	41	125,509	3,000	-	-	128,550

Conversion of Series A Preferred to Common Stock	(4,000)	-	-	-	4,000,000	40	(40)	-	-	-	-

Conversion of convertible notes and accrued interest	-	-	-	-	10,598,544	106	176,054	(3,090)	-	-	173,070

Stock issued for services	-	-	-	-	2,825,000	27	449,173	91,900	-	-	541,100

Stock option compensation	-	-	-	-	-	-	1,060,324	-	-	-	1,060,324

Fair value of beneficial conversion feature associated with convertible debt	-	-	-	-	-	-	250,000	-	-	-	250,000

Net Loss	-	-	-	-	-	-	-	-	(3,270,099)	(1,117,816)	(4,447,915)

Balance September 30, 2021	784,270	$8	1,000,000	$10	322,574,504	$3,221	$6,790,885	$1,263,400	$(6,540,334)	$(1,394,502)	$122,688

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-25

XERIANT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended
	September 30, 2022	September 30, 2021
Cash Flows from Operating Activities
Net Loss	$(4,817,521)	$(4,447,915)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	335	-
Stock option expense	306,170	1,060,324
Stock issued for services	48,000	494,700
Loss on extinguishment of debt	3,470,366	535
Loss from joint venture investment	(49,328)	-
Amortization of debt discount	461,842	149,028
Operating lease right of use asset	10,905	245
Changes in operating assets & liabilities:
Lease liabilities	(11,493)	-
Deposits and prepaids	(7,476)	(34,850)
Accounts payable and accrued liabilities	12,861	50,191
Accrued liability, related party	10,000	-
Net cash used by operating activities	(565,339)	(2,727,742)

Cash Flows from Investing Activities
Purchase of property and equipment	(2,567)	-
Net cash used in investing activities	(2,567)	-

Cash Flows from Financing Activities
Sale of common stock	-	1,668,500
Cash from exercise of warrants	-	128,549
Proceeds from convertible notes payable	-	250,000
Net cash provided by financing activities	-	2,047,049

Decrease in Cash	(567,906)	(680,693)

Cash at beginning of period	1,065,945	962,540

Cash at end of period	$498,039	$281,847

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of convertible notes payable and accrued interest	$-	$187,246
Warrants issued with convertible notes payable	$-	$117,893
Beneficial conversion feature arising from convertible notes payable	$-	$171,597
Warrants issued with convertible notes payable extinguishment	$1,918,393	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-26

XERIANT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Company Overview

Xeriant, Inc. (“Xeriant” or the “Company”) is dedicated to the acquisition, development and commercialization of transformative technologies, including eco-friendly specialty materials which can be successfully deployed and integrated across multiple industry sectors, and disruptive innovations related to the emerging aviation market called Advanced Air Mobility, which include next-generation aircraft. We seek to partner with and acquire strategic interests in visionary companies that accelerate this mission.

The Company was incorporated in Nevada on December 18, 2009.

On April 16, 2019, the Company entered into a Share Exchange Agreement with American Aviation Technologies, LLC (“AAT”), an aircraft design and development company focused on the emerging segment of the aviation industry of autonomous and semi-autonomous vertical take-off and landing (VTOL) unmanned aerial vehicles (UAVs).

On September 30, 2019, the acquisition of AAT closed, and AAT became a subsidiary of the Company.

On June 22, 2020, the name of the Company was changed to Xeriant, Inc. in the State of Nevada and subsequently approved by FINRA effective July 30, 2020 for the name and symbol change (XERI).

On May 31, 2021, the Company entered into a Joint Venture Agreement with XTI Aircraft Company, to form a new company, called Eco-Aero, LLC, for purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric, vertical takeoff and landing (eVTOL) fixed wing aircraft.

Effective April 2, 2022 (the “Effective Date”) and Amended November 7, 2022, the Company entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Movychem s.r.o., a Slovakian limited liability company (“Movychem”) setting forth the terms for the establishment of a joint venture (the “Joint Venture”) to develop applications and commercialize a series of flame retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the name Retacell®. The Joint Venture is organized as a Florida limited liability company under the name Ebenberg, LLC (the “Movychem JV”) and is owned 50% by each of the Company and Movychem.

Advanced Materials

A primary focus of our Company is the acquisition and commercial exploitation of eco-friendly, advanced materials and chemicals which have applications across a broad range of industries and the potential to generate significant near-term revenue. The Company’s commercialization strategy encompasses licensing arrangements and joint ventures with major industry players, which would allow for more rapid access to the market with reduced capital requirements and financial risk. In addition to providing the production and distribution infrastructure, these established partnering companies can streamline testing and certification and add brand recognition value. The advanced materials and chemicals may be sold as standalone products, enhancements to existing products, or used in the development of proprietary products under a new trademarked brand owned by the Company. The Company is exploring manufacturing and branding opportunities for specific products derived from advanced materials and chemicals acquired or developed, which would involve setting up production facilities, equipment, systems and supply chain. Our plan to source and acquire strategic interests in visionary companies developing, integrating, and commercializing critical breakthrough technologies is underway with our first successful advanced materials transaction executed in the second quarter of 2022.

F-27

Effective April 2, 2022, we entered into a Joint Venture Agreement with Movychem s.r.o, a Slovakian chemical company, setting forth the terms for a joint venture (referred to herein as the Movychem JV) to develop applications and commercialize a series of products which incorporate an internationally patented flame-retardant technology developed by Movychem under the trade name Retacell®. The Movychem JV, owned 50% by Xeriant and 50% by Movychem, subject to certain funding conditions, has been granted the exclusive worldwide rights to the intellectual property related to Retacell® and will be responsible for developing applications and commercializing products derived from Retacell®. Engineered over two decades, Retacell® is a versatile, biodegradable, non-toxic, high-performance thermal and fire protection chemical agent that is custom formulated for each application, based on the specific properties of the base material and the fire protection requirements. Retacell® can be applied as a coating, treatment, or infused during manufacturing into a variety of materials, including recycled plastics and wood-based fiber. In addition to becoming heat and fire resistant, the resulting Retacell®-enhanced materials are also water resistant.

On June 8, 2022, we announced the successful development of a multi-purpose, high-strength fire- and water-resistant composite panel made from a formulation of Retacell® and a cardboard fiber-reinforced polymeric resin, which can be sourced from recycled materials. The panel is fabricated through a compression molding process and may be produced or cut in varying thicknesses and sizes, including standard 48” x 96” sheets. Depending on the application, the panel can have different colors, textures or decorative finishes. Potential interior and exterior construction applications include walls, ceilings, flooring, framing, siding, roofing, and decking.

Xeriant, pursuant to the Services Agreement with the Movychem JV, is planning to buildout manufacturing facilities in the United States and Eastern Europe to meet the demand for Retacell® and Retacell®-infused products. The manufacturing facilities will be owned and operated by Xeriant, and will wholesale product to customers licensed by the Movychem JV. We have identified potential sites, received bids for specialized manufacturing equipment, developed timetables related to the action plan, and hired a managing director with decades of experience to oversee the projects.

Aerospace

Another area of interest for our Company is the emerging aviation market called Advanced Air Mobility (AAM), the transition to more efficient, eco-friendly, automated and convenient flight operations enabled by the convergence of technological advancements in design and engineering, composite materials, propulsion systems, battery energy density and manufacturing processes. Next-generation aircraft being developed for this market offer low-cost, on-demand flight for passengers and cargo, utilizing lower altitude airspace and bypassing the traditional hub and spoke airport network with vertical takeoff and landing (VTOL) capabilities. Many of these lightweight aircraft are electrically powered through either hybrid or pure battery systems, which allows for quieter, low emission flights over urban areas, however with limited speed and range. The adoption and integration of niche aerial services through AAM is expected to provide benefits throughout the economy. We plan to partner with and acquire strategic interests in visionary companies that accelerate our mission of commercializing critical breakthrough AAM technologies which enhance performance, increase safety, and enable and support more efficient, autonomous, and sustainable flight operations, including electric and hybrid-electric passenger and cargo transport aircraft capable of vertical takeoff and landing. Our plan to source and acquire strategic interests in leading aerospace companies developing breakthrough VTOL aircraft began in the second quarter of 2021.

Effective May 27, 2021, we entered into a Joint Venture Agreement with XTI Aircraft Company (“XTI”), a privately owned OEM based in Englewood, Colorado for the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric vertical takeoff and landing (eVTOL) fixed-wing aircraft.

Through our joint venture with XTI, (referred to hereinafter as the “XTI JV”), we were involved in the successful completion of the preliminary design of their TriFan 600 eVTOL aircraft. The TriFan 600 is being designed to become the fastest, longest-range VTOL aircraft in the world and the first commercial fixed-wing VTOL airplane, with current pre-orders exceeding $3 billion in gross revenues upon delivery of those aircraft.

F-28

While the purpose of the XTI JV has been achieved, XTI and Xeriant continue to see value in the XTI JV for future collaboration in Advanced Ari Mobility. Should XTI and Xeriant determine it is in their best interest to terminate the XTI JV, then it will be dissolved. Should the XTI JV be dissolved, as of October 18, 2022, Xeriant would receive 5.5% equity ownership of XTI.

Management believes that our holding and operating company structure has several advantages and will enable us to grow rapidly, acquiring assets primarily through acquisitions, joint ventures, strategic investments, and licensing arrangements. As a publicly traded company, we offer our subsidiaries such benefits as improved access to capital, higher valuations and lower risk through the shared ownership of a diversified portfolio, while allowing these entities to maintain independence in their distinct operations to focus on their fields of expertise. Cost savings and efficiencies may be realized from sharing non-operational functions such as finance, legal, tax, sales & marketing, human resources, purchasing power, as well as investor and public relations.

Additionally, we are leveraging our relationship with Florida Atlantic University to provide a collaborative research arm for technologies that require additional validation and the backing of a respected research institution for credibility. The university also may provide access to various grants through the SBIR (Small Business Innovation Research), STTR (Small Business Technology Transfer, NSF (National Science Foundation) and other programs, and if warranted, introductions into a number of government agencies, such as DOD (Department of Defense) and DARPA (Defense Advanced Research Projects Agency). We are pursuing strategic alliances with companies that provide complementary technologies and access to new markets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements, which include the accounts of the Company, American Aviation Technologies, LLC, and Eco-Aero, LLC, its subsidiaries, are prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries, and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and presented in US dollars. The fiscal year end is June 30.

Going Concern

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At September 30, 2022 and June 30, 2022, the Company had $498,039 and $1,065,945 in cash and $5,551,721 and $3,002,259 in negative working capital, respectively. For the three months ended September 30, 2022 and 2021, the Company had a net loss of $4,817,521 and $4,447,915, respectively. Continued losses may adversely affect the liquidity of the Company in the future. Therefore, the factors noted above raise substantial doubt about our ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems.

F-29

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of Xeriant, Inc., American Aviation Technologies, LLC, and Eco-Aero, LLC. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of beneficial conversion features and warrants associated with convertible debt. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The inputs to the valuation methodology of stock options and warrants were under level 3 fair value measurements.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company has no cash equivalents.

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt. During the year ended June 30, 2022, the Company recorded a BCF in the amount of $2,615,419.

F-30

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-based Compensation

The Company measures the cost of employee services received in exchange for equity incentive awards based on the grant date fair value of the award. The Company uses the Black-Scholes valuation model to calculate the fair value of stock options granted to employees or consultants. Stock-based compensation expense is recognized over the period during which the employee is required to provide services in exchange for the award, which is usually the vesting period.

Research and Development Expenses

Expenditures for research and development are expensed as incurred. The Company incurred research and development expenses of $0 and $2,340,575 for the three months ended September 30, 2022 and 2021, respectively.

Advertising and Marketing Expenses

The Company expenses advertising and marketing costs as they are incurred. The Company recorded advertising expenses in the amount of $15,442 and $168,087 for the three months ended September 30, 2022 and 2021, respectively.

Income Taxes

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Basic Income (Loss) Per Share

Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations.

F-31

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The table below presents the computation of basic and diluted earnings per share for the three months ended September 30, 2022 and 2021:

	For the three months ended September 30, 2022	For the three months ended September 30, 2021
Numerator:
Net loss	$(4,810,096)	$(3,270,099)
Denominator:
Weighted average common shares outstanding—basic	361,552,863	225,497,197
Dilutive common stock equivalents	-	-
Weighted average common shares outstanding—diluted	361,552,863	225,497,197
Net loss per share:
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

NOTE 3 – JOINT VENTURE

JV with XTI Aircraft

On May 31, 2021, the Company entered into a Joint Venture Agreement (the “Agreement”) with XTI Aircraft Company (“XTI”), a Delaware corporation, to form a new company, called Eco-Aero, LLC (the “JV”), a Delaware limited liability company, with the purpose of completing the preliminary design of XTI’s TriFan 600, a 5-passenger plus pilot, hybrid electric, vertical takeoff, and landing (eVTOL) fixed wing aircraft. Under the Agreement, Xeriant is contributing capital, technology, and strategic business relationships, and XTI is contributing intellectual property licensing rights and know-how. XTI and the Company each own 50 percent of the JV. The JV is managed by a management committee consisting of five members, three appointed by the Company and two by XTI. The Agreement was effective on June 4, 2021, with an initial deposit of $1 million into the JV. Xeriant’s financial commitment is for up to $10 million, contributed as required by the aircraft development timeline and budget.

The Company analyzed the transaction under ASC 810 Consolidation, to determine if the joint venture classifies as a Variable Interest Entity (“VIE”). The Joint Venture qualifies as a VIE based on the fact the JV does not have sufficient equity to operate without financial support from Xeriant. According to ASC 810-25-38, a reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38J. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE. According to the JV operating agreement, the ownership interests are 50/50. However, the agreement provides for a Management Committee of five members. Three of the five members are from Xeriant. Additionally, Xeriant has an obligation to invest $10,000,000 into the JV. As such, Xeriant has substantial capital at risk. Based on these two factors, the conclusion is that Xeriant is the primary beneficiary of the VIE. Accordingly, Xeriant has consolidated the VIE.

F-32

JV with Movychem

On April 2, 2022 the Company entered into a Joint Venture Agreement with Movychem s.r.o., a Slovakian limited liability company setting forth the terms for the establishment of a joint venture (the “Joint Venture”) to develop applications and commercialize a series of flame-retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the name Retacell®. The Joint Venture is organized as a Florida limited liability company under the name Ebenberg, LLC (the “Movychem JV”) and is owned 50% by each of the Company and Movychem.

For its capital contribution to the Joint Venture, pursuant to a Patent and Exclusive License and Assignment Agreement (the “Patent Agreement”), Movychem is transferring to the Joint Venture all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all of all patents, and the Company is contributing the amount of $2,600,000 payable (a) $600,000 at the rate of $25,000 per month over a 24 month period and (b) $2,000,000 within five business days of a closing of a financing in which the Company receives net proceeds of at least $3,000,000 but in no event later than six months from the Effective Date (Amended to February 15, 2023, as per Amended Agreement). At such time as the Company makes its $2,000,000 payment (and assuming the Company is current with its then monthly capital contributions), pursuant to the Patent Agreement, Movychem will transfer all of its rights, title and interest to all of the patents related to Retacell® for an amount equal to aggregate cash contributions of the Company to the Joint Venture plus 40% of all royalty payments received by the Joint Venture for the licensing of Retacell® products. Pending assignment of the patents to the Joint Venture, pursuant to the Patent Agreement, Movychem has granted to the Joint Venture an exclusive worldwide license under the patents.

Concurrently with the execution of the Joint Venture Agreement, the Joint Venture will provide to the Joint Venture technical services related to the exploitation of the Retacell intellectual property and corporate, marketing. business development, communications and administrative services as requested by the Joint Venture in exchange for 40% of all royalty payments received by the Joint Venture for the licensing of Retacell® products.

Under the Joint Venture Agreement, the Company has agreed to grant to certain individuals affiliated with Movychem five-year warrants (the “Warrants”) to purchase an aggregate of 170,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share with vesting depending on the satisfaction of various milestones as described therein.

The Joint Venture Agreement grants to Movychem the right to dissolve the Joint Venture in the event that the Company fails to make any of its capital contributions in which case the Joint Venture will be required to grant back to Movychem all joint venture intellectual property and the assignment to Movychem of any outstanding licenses. Additionally, the Services Agreement will be amended to provide that the 40% of royalties to be paid by to the Company will be limited to licensees who were first introduced to the Joint Venture or Movychem, as the case may be.

The Company analyzed the transaction under ASC 810 Consolidation, to determine if the joint venture classifies as a Variable Interest Entity (“VIE”). The Joint Venture qualifies as a VIE based on the fact the JV does not have sufficient equity to operate without financial support from both parties. According to ASC 810-25-38, a reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38J. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE. According to the JV operating agreement, the ownership interests are 50/50 and the agreement provides for a Management Committee of five members. Two of the five members are from Xeriant and Movychem, respectively and one is appointed by mutual agreement of the parties. Movychem is transferring to the Joint Venture all of its interest to the know-how and intellectual property relating to Retacell® exclusive of all patents, and the Company is contributing cash. As such, both parties do not have substantial capital at risk. Based on these two factors, the conclusion is that no one is the primary beneficiary of the VIE. Accordingly, Xeriant has not consolidated the VIE.

As of September 30, 2022 and June 30, 2022, the Company contributed $214,014 and $115,356 to the joint venture, respectively.

F-33

NOTE 4 – CONCENTRATION OF CREDIT RISKS

The Company maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances may exceed the maximum coverage provided by the FDIC on insured depositor accounts. The Company believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. On September 30, 2022 and June 30, 2022, the Company had $243,598 and $811,429 in excess of FDIC insurance, respectively.

NOTE 5 – OPERATING LEASE RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY

The Company leases 2,911 square feet of office space located in the Research Park at Florida Atlantic University, Innovation Centre 1, 3998 FAU Boulevard, Suite 309, Boca Raton, Florida. The Company entered into a lease agreement commencing on November 1, 2019 through January 1, 2025 in which the first three months of rent were abated. Due to the COVID-19 pandemic, the company decided to have all employees work from home and intends to build out the office space by the end of 2022 to allow employees to work from the office in January of 2023. The following table illustrates the base rent amounts over the term of the lease:

Base Rent Periods

November 1, 2019 to October 31, 2020	$4,367
November 1, 2020 to October 31, 2021	$4,498
November 1, 2021 to October 31, 2022	$4,633
November 1, 2022 to October 31, 2023	$4,772
November 1, 2023 to October 31, 2024	$4,915
November 1, 2024 to January 31, 2025	$5,063

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 10%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in other general and administrative expenses on the statements of operations. At inception the Company paid prepaid rent in the amount of $4,659, which was netted against the operating lease right-of-use asset balance until it was applied in February 2020.

Right-of-use asset is summarized below:

September 30, 2022
Office lease	$220,448
Less: accumulated amortization	(103,011)
Right -of- use asset, net	$117,437

F-34

Operating lease liability is summarized below:

September 30, 2022
Office lease	$129,667
Less: current portion	(50,647)
Long term portion	79,020

Maturity of the lease liability is as follows:
Fiscal year ending June 30, 2023	45,589
Fiscal year ending June 30, 2024	62,201
Fiscal year ending June 30, 2025	37,112
144,901
Present value discount	(15,235)
Lease liability	$129,667

NOTE 6 – CONVERTIBLE NOTES PAYABLE

The carrying value of convertible notes payable, net of discount, as of September 30, 2022 and June 30, 2022 was $5,590,000 and $3,936,185, respectively.

	September 30,	June 30,
Convertible Notes Payable	2022	2022
Convertible notes payable issued October 27, 2021 (0% interest) – Auctus Fund LLC	$5,950,000	$6,050,000
Total face value	5,950,000	6,050,000
Less unamortized discount	-	(2,113,815)
Carrying value	$5,950,000	$3,936,185

Between September 27, 2019 and August 10, 2021, the Company issued convertible notes payable with an aggregate face value of $892,300, of which $342,950 were issued by our subsidiary AAT. The notes have a coupon rate of 6% and maturity dates between three and six months. The agreements provided the holder has the option to convert the principal balance and any accrued interest to common stock of the Company. In the event the holder does not elect to convert the note prior to maturity, the note will automatically convert to common stock. Of the $892,300, $342,950 is convertible at $.0033 per share, $87,000 is convertible at $0.025 per share, $180,550 is convertible at $.03 per share, $31,800 is convertible at $0.003 per share, and the remaining $250,000 is convertible at $.06 per share. All these convertible notes payable have been converted as of December 31, 2021. During the three months ended September 30, 2021, the Company recorded amortization of debt discount related to these notes in the amount of $149,028 and interest expense of $2,389.

F-35

Auctus Fund, LLC Senior Secured Note

On October 27, 2021, the Company issued a convertible note payable with Auctus Fund, LLC (the “Auctus Note”) with the principal sum of $6,050,000, which amount is the $5,142,500 actual amount of the purchase price, hereof plus an original issue discount in the amount of $907,500 and to pay interest on the unpaid principal amount hereof at the rate of zero percent per annum from the issue date until the note becomes due and payable, and $433,550 for professional fees in completing the transactions. The note has a maturity date of twelve months. The agreement provides the holder has the option to convert the principal balance and any accrued interest to common stock of the Company at a conversion price of lesser of (i) $0.1187 or (ii) 75% of the offering price per share divided by the number of shares of common stock. The Auctus Note is secured by the grant of a first priority security interest in the assets of the Company.

In connection with the notes, the Company issued warrants indexed to an aggregate 50,968,828 shares of common stock. The warrants have a term of five years and an exercise price of $0.1187. The warrants were recorded at fair value of $2,777,081 to additional-paid-in-capital in accordance with ASC 815-10 based upon the allocation of the debt proceeds. The Company estimated the fair value of the warrants using a Black-Scholes option-pricing model, which is based, in part, upon subjective assumptions including but not limited to stock price volatility, the expected life of the warrants, the risk-free interest rate and the fair value of the common stock underlying the warrants. The Company estimates the volatility of its stock based on the average of three similar size public companies peer group historical volatility that is in line with the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon bond for a maturity similar to the expected remaining life of the warrants. The expected remaining life of the warrants is assumed to be equivalent to their remaining contractual term.

The Company was required to determine if the debt contained a beneficial conversion feature (“BCF”), which is based on the intrinsic value on the date of issuance. The Company recorded $2,365,419 conversion feature in additional paid-in capital. The BCF resulted in a debt discount and are amortized over the life of the note.

Effective July 26, 2022, the Company entered into an Amendment to Senior Secured Promissory Note (the “Amendment”) with Auctus Fund, LLC (“Auctus”) pursuant to which the parties agreed to amend the Company’s Senior Secured Convertible Promissory Note in the principal amount of $6,050,000 dated October 27, 2021 (the “Note”) issued to Auctus. The Amendment (i) extended the maturity date of the Note to November 1, 2022 and (ii) extended the dates for the completion of the acquisition of XTI Aircraft and the uplist of the Company’s common stock to a national securities exchange to November 1, 2022. In consideration of the Amendment, the Company agreed to (i) grant to Auctus a new Warrant to purchase 25,000,000 shares of Common Stock dated July 26, 2022 (the “Warrant”) at an exercise price of $0.09 per share; (ii) make a prepayment of the Note in the amount of $100,000; and (iii) cause a director of the Company to cancel his 10b-5(1) Plan. The Company tested the modification under ASC 470-50-40 to determine if the modification resulted in an extinguishment. It was determined the present value of the cash flows under the terms of the new debt instrument was at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. As a result, the modification resulted in a loss on an extinguishment in the amount of $3,570,366. The loss on extinguishment was determined as follows:

Reacquisition Price:
Modified convertible debt instrument		5,950,000.00
Fair value of warrants		1,918,393
Cash payment		100,000
Carrying Value of Original Instrument
Original convertible debt instrument	6,050,000
Debt discount - warrant	(707,585)
Original issue discount	(341,692)
Debt discount - BCF	(602,696)
Carrying value of original debt		4,398,027
Loss on extinguishment		3,570,366

F-36

For the three months ended September 30, 2022, the Company recorded $461,482 in amortization of debt discount related to the Auctus note. As of September 30, 2022 and June 30, 2022, the carrying value of the Auctus note was $5,950,000 and $3,936,185, respectively.

NOTE 7– RELATED PARTY TRANSACTIONS

Consulting fees

During the three months ended September 30, 2022 and 2021, the Company recorded $55,000 and $33,000 respectively, in consulting fees to Ancient Investments, LLC, a Company owned by the Company’s CEO, Keith Duffy and the Company’s Executive Director of Corporate Operations, Scott Duffy. As of September 30, 2022, and June 30, 2022, $15,000 and $22,000 was recorded in accrued liabilities.

For the three months ended September 30, 2022 and 2021, the Company recorded $20,000 and $24,000 respectively, in consulting fees to Edward DeFeudis, a Director of the Company. As of September 30, 2022, and June 30, 2022, $10,000 and $0 was recorded in accrued liabilities.

During the three months ended September 30, 2022 and 2021, the Company recorded $14,000 and $18,000 respectively, in consulting fees to AMP Web Services, a Company owned by the Company’s CIO, Pablo Lavigna. As of September 30, 2022 and June 30, 2022, $7,000 and $7,000 was recorded in accrued liabilities.

During the three months ended September 30, 2022 and 2021, the Company recorded $5,000 and $7,500 respectively, in consulting fees to Keystone Business Development Partners, a Company owned by the Company’s CFO, Brian Carey.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals.

Joint Venture

In connection with the Eco-Aero, LLC Joint Venture, discussed in Note 3, the Company has the right to invest up to $10,000,000 into the joint venture.

Financial Advisory Agreements

On August 10, 2021, the Company entered into an Advisory Agreement with an outside firm to assist the Company with fundraising activities. In connection with the agreement, the Company has the following commitments:

•	to issue 500,000 shares payable at the date of the agreement, 500,000 shares payable three months from the date of the agreement, 500,000 shares payable nine months from the date of the agreement.

•	Pay a financing fee of 1.5% of gross proceeds received by the Company up to $100,000,000; a financing fee of 1.25% of gross proceeds received by the Company from $100,000,000-$200,000,000, and a financing fee of 1% of gross proceeds received by the Company over $200,000,000

•	M&A fee of 1.5% of the value of a business or asset sold up to $50,000,000; an M&A fee of 1.25% of value of a business or asset sold from $50,000,000-$100,000,000, an M&A fee of 1% of value of a business or asset sold from $100,000,000-$200,000,000, and an M&A fee of 0.5% of value of a business or asset sold over $200,000,000

F-37

During the year ended June 30, 2022, the Company issued all 1,500,000 shares under the agreement.

On August 19, 2021, the Company entered into an Advisory Agreement with an outside firm to assist the Company with fundraising activities. In connection with the agreement, the Company has the following commitments:

•	Issue 2,225,000 common shares payable at the date of the agreement, and 2,225,000 common shares payable upon an uplisting of the Company’s common stock to a national exchange.

•	Pay a cash fee of seven percent 7% of the amount of capital raised, invested or committed; and deliver a warrant (the “Agent Warrant”) to purchase shares of the Common Stock equal to seven percent (7%) of the number of shares of Common Stock underlying the securities issued in the Financing.

•	Pay a cash fee for entering into a transaction including, without limitation, a merger, acquisition or sale of stock or assets equal to one- and one-half percent (1.5%), or in the event a transaction is consummated with a party that was in communication with the Company prior to the date of this contract, then the fee shall equal one half percent (0.5%).

During the year ended June 30, 2022, the Company issued the initial 2,225,000 shares.

Litigation

On September 1, 2021, Xeriant Inc. brought a cause of action in the Southern District of Florida against a former shareholder for claims, including but not limited to, breach of contract, misrepresentation, and asserting claims to recoup monetary and in-kind distributions made to the shareholder by the Company. The defendant submitted an affirmative defense and counterclaim on October 29, 2021.

Board of Advisors Agreements

The Company has entered into advisor agreements with various advisory board members. The agreements provide for the following:

On October 27, 2020, the Company agreed to issue 300,000 common shares immediately, 2-year cashless warrants to purchase 300,000 common shares at the current price, and $2,500 per meeting paid 50% in cash and 50% in common shares.

On January 18, 2021, the Company agreed to issue 50,000 common shares, two-year cashless warrants to purchase 25,000 common shares at the current price, and $2,500 per meeting paid in cash, common shares, or a combination.

On January 22, 2021, the Company agreed to issue 50,000 common shares, two-year cashless warrants to purchase 25,000 common shares at the current price, and $2,500 per meeting paid in cash, common shares, or a combination.

On March 7, 2021 the Company paid an advisor $2,500 and issued 50,000 common shares.

On July 1, 2021, the Company agreed to issue 100,000 common shares, and $2,500 per meeting paid in cash, common shares, or a combination, an additional bonus of $25,000 paid in common shares issued at the end of each year of service, an option to purchase 5,000,000 common shares at $0.12 per share, vesting quarterly over 24 months, and for each of the following three years (beginning July 1, 2022), an option to purchase an additional 1,000,000 common shares per year thereafter at a 25% discount to the average market price for the preceding 10 trading days.

F-38

On July 6, 2021, provided an option to purchase 5,000,000 common shares at $0.12 per share, vesting quarterly over 24 months, a bonus of 250,000 common shares issued upon a strategic partnership with a major airline, $2,500 per formal meeting paid in common shares, and an additional bonus of $25,000 paid in common shares issued at the end of each year of service.

On July 28, 2021, the Company agreed to issue 250,000 common shares immediately, an option to purchase 5,000,000 common shares at $0.12 per share, vesting quarterly over 24 months, a bonus of 5,000,000 common shares for bringing in a strategic partner that significantly strengthens the Company’s market position, $2,500 per formal meeting paid in cash, common shares or a combination, and an additional bonus of $25,000 paid in common shares issued at the end of each year of service

On August 9, 2021, the Company agreed to issue 50,000 common shares, $2,500 per meeting paid in cash, common shares, or a combination, and an additional bonus of $25,000 paid in common shares issued at the end of each year of service.

On August 20, 2021, the Company agreed to issue 100,000 common shares, and $2,500 per meeting paid in cash, common shares, or a combination, an additional bonus of $25,000 paid in common shares issued at the end of each year of service, an option to purchase 4,000,000 common shares at $0.12 per share, vesting quarterly over 24 months.

On January 20, 2022, the Company agreed to issue 250,000 common shares, and $5,000 paid on a monthly basis, for a period of three months, and an option to purchase 2,250,000 common shares at $0.12 per share, vesting immediately.

On March 28, 2022, the Company agreed to issue 150,000 common shares vested monthly over one year, and $2,500 per meeting paid in cash, and additional bonus of $25,000 paid in common shares issued at the end of each year of service.

NOTE 9 – EQUITY

Common Stock

As of September 30, 2022 and June 30, 2022, the Company had 5,000,000,000 shares of common stock authorized with a par value of $0.00001. There were 365,696,144 and 364,239,001 shares issued and outstanding as of September 30, 2022 and June 30, 2022, respectively.

Fiscal Year 2022 Issuances

During the year ended June 30, 2022 in connection with one of the subscription agreements, the Company issued 250,000 shares as an equity kicker valued at $43,753, which has been expensed as a financing costs.

During the year ended June 30, 2022, the Company issued 4,308,600 shares of common stock as a result of warrant exercises in the aggregate proceeds of $128,550.

During the year ended June 30, 2022, the Company issued 4,685,615 shares of common stock for services, valued at $761,954.

During the year ended June 30, 2022, the Company sold 39,366,666 shares of common stock for aggregate proceeds of $2,078,500.

During the year ended June 30, 2022, the Company issued 7,138,000 shares of common stock in exchange for the conversion of 7,138 shares of Series A Preferred Stock.

During the year ended June 30, 2022, the Company issued 10,598,544 shares of common stock for the conversion of $167,550 in principal and $4,985 in accrued interest. This resulted in a loss on extinguishment of debt in the amount of $535.

F-39

NOTE 9 – EQUITY (CONTINUED)

During the year ended June 30, 2022, the Company issued 4,229,680 shares of common stock for the conversion of $250,000 principal balance of convertible notes payable and $3,749 accrued interest.

During the year ended June 30, 2022, the Company issued 845,936 shares of common stock in exchange for the inducement to the convertible notes holders to convert at fair value of $134,927.

Three Months Ended September 30, 2022

On July 11, 2022, the Company issued 1,000,000 shares of common stock in exchange for the conversion of 1,000 shares of Series A Preferred Stock.

On July 13, 2022, the Company issued 457,143 shares to a consultant for services valued at $48,000.

Common Stock to be Issued

During the year ended June 30, 2022, the Company sold 200,000 shares of common stock for aggregate proceeds of $6,000, or $0.03 per share. As of June 30, 2022, these shares are categorized in common stock to be issued.

During the year ended June 30, 2022, the Company agreed to pay a consultant 250,000 shares in exchange to $45,950 in services. As of June 30, 2022, these shares are categorized in common stock to be issued.

Series A Preferred Stock

There are 100,000,000 shares authorized as preferred stock, of which 3,500,000 are designated as Series A Preferred Stock having a par value of $0.00001 per share. The Series A preferred stock has the following rights:

•	Voting: The preferred shares shall be entitled to 100 votes to every one share of common stock.

•	Dividends: The Series A Preferred Stockholders are treated the same as the Common Stock holders except at the dividend on each share of Series A Convertible Preferred Stock is equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

•	Conversion: Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time into shares of Common Stock on a 1:1,000 basis.

•	The shares of Series A Preferred Stock are redeemable at the option of the Corporation at any time after September 30, 2022 upon not less than 30 days written notice to the holders. It is not mandatorily redeemable.

As of September 30, 2022, and June 30, 2022, the Company has 780,132 and 781,132 of shares of Series A Preferred Stock issued and outstanding, respectively.

On February 15, 2021, in accordance with Florida Law and conversations with counsel, the Board of Directors of the Company rescinded 990,000 Series A Preferred Shares, which represented all preferred shares issued to one of the shareholders in the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc. entered into on April 19, 2019, due to breach of contract.

During March of 2021, the remaining former members of American Aviation Technologies, LLC agreed to allow the Company to rescind an aggregate of 1,250,001 of their 1,760,000 Series A Preferred Shares issued pursuant to the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc., as a result of said breach. As a result of the cancellation, the Company reduced the investment in AAT by the value of these preferred shares.

F-40

On March 27, 2021, Spider Investments, LLC returned 41,000 Series A Preferred Shares to the treasury of the Company.

On July 11,2022, the Company issued 1,000,000 shares of common stock in exchange for the conversion of 1,000 shares of Series A Preferred Stock.

Series B Preferred Stock

On March 25, 2021, the Certificate of Designation for the Series B Preferred was recorded by the State of Nevada. There are 100,000,000 shares authorized as preferred stock, of which 1,000,000 are designated as Series B Preferred Stock having a par value of $0.00001 per share. The Series B preferred stock is not convertible, does not have any voting rights and no liquidation preference.

During the year ended June 30, 2021, the Company issued 1,000,000 shares of Series B Preferred Stock to the Company’s CEO as part of his employment agreement.

Stock Options

In connection with certain advisory board compensation agreements, the Company issued an aggregate 21,250,000 options at an exercise price of $0.12 per share for the year ended June 30, 2022. These options vest quarterly over twenty-four months and have a term of three years. The grant date fair value was $3,964,207. The Company recorded compensation expense in the amount of $306,170 and $1,060,324 for these options for the three months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, there was $395,946 of total unrecognized compensation cost related to non-vested portion of options granted.

As of September 30, 2022, there are 21,250,000 options outstanding, of which 10,343,750 are exercisable. The weighted average remaining term is 1.86 years.

Significant inputs and results arising from the Black-Scholes process are as follows for the options:

Quoted market price on valuation date	$0.169 - $0.23
Exercise prices	$0.12
Range of expected term	1.55 Years – 2.49 Years
Range of market volatility:
Range of equivalent volatility	215.12% - 275.73%
Range of interest rates	0.20% - 0.47%

Warrants

As of September 30, 2022 and June 30, 2022, the Company had 55,512,161 warrants outstanding. The warrants were issued in connection with the Convertible Notes (See Note 6). The warrants have a term of two to five years and an exercise price range from $0.1187 to $0.025. The Company evaluated the warrants under ASC 815 Derivatives and Hedging (“ASC 815”) and determined that they did not require liability classification. The warrants were recorded in additional paid-in capital under their aggregate relative fair value of $2,777,081. During the year ended June 30, 2022, holders of warrants exercised warrants for 4,305,000 shares of common stock for aggregate proceeds of $128,550. As of September 30, 2022 and June 30, 2022, the weighted average remaining useful life of the warrants was 4.0.

F-41

NOTE 10 - NON-CONTROLLING INTEREST

AAT membership unit adjustment

On May 12, 2021, on further advice of counsel and in good faith, the Company returned 3,600,000 membership units of American Aviation Technologies, LLC to a former shareholder, which was his consideration provided in the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc. As a result, this former shareholder was restored to his original shareholding position in American Aviation Technologies, LLC.

AAT Subsidiary

On May 12, 2021, the Company’s position in American Aviation Technologies, LLC was reduced to 64%, and therefore the subsidiary is now classified as majority owned.

NOTE 11 – SUBSEQUENT EVENTS

Amendment to Joint Venture Agreement with Movychem

On November 7, 2022, Xeriant and Movychem executed an Amendment to the Joint Venture Agreement dated April 2, 2022. The Amendment: (1) affirms all the provisions of the existing Joint Venture Agreement; (2) extends the due date for the $2,000,000 Capital Contribution payment to February 15, 2023, (3) requires Xeriant to pay approximately $113,000 for related to patent filings, which will be credited against the $2,000,000 Capital Contribution; and (4) requires Movychem to timely provide materials and information to Xeriant.

Auctus Fund, LLC Senior Secured Promissory Note

The Company is in active negotiations with Auctus Fund, LLC, to extend the maturity date of the Senior Secured Promissory Note, which became due and payable on November 1, 2022. At this time, there is no assurance that Company will be successful in these efforts.

Conversion of Series A Preferred

Effective on October 24, 2022, Karolus Maximus Kapital Inc. converted 10,237 Series A Preferred shares into 10,237,000 common shares.

F-42

XERIANT, INC.

Common Stock and Warrants

Prospectus , 2023

MAXIM GROUP LLC

86

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee		$1,102.00
FINRA filing fee	$	**
The Nasdaq Capital Market initial listing fee	$	**
Transfer agent and registrar fees	$	**
Accounting fees and expenses	$	**
Legal fees and expenses	$	**
Printing and engraving expenses	$	**
Miscellaneous	$	**
Total		$1,102.00

** To be inserted by Amendment

Item 14. Indemnification of Directors and Officers

Pursuant to our amended and restated articles of incorporation, none of our directors or officers will have any personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada.

87

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our amended and restated bylaws require us to indemnify our directors and officers in a manner that is consistent with the provisions of Nevada law described in the preceding two paragraphs.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Furthermore, we have entered into indemnification agreements with our directors and officers that, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Nevada revised Statutes. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

88

As of the date of this prospectus, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Articles of Incorporation against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The above securities were issued pursuant to an exemption from the registration provisions of the Securities Act of 1933 as amended under Section 4(a)(2) thereof.

EQUITY

Fiscal Year 2021 Issuances

On July 30, 2020, the Company issued 16,011,818 shares of common stock related to conversions of debt from the previous fiscal year, which were previously recorded in common stock to be issued.

On August 26, 2020, the Company issued 4,090,909 shares of common stock for payment of $13,500 for services performed in May, June and July 2020. The shares were valued at $200,454 or $0.049 per share. As of result the Company recorded a loss on settlement in debt in the amount of $186,954.

On September 8, 2020, the Company issued 98,835,648 shares of common stock related to conversions of debt from the previous fiscal year, which were previously recorded in common stock to be issued.

On October 30, 2020, the Company issued 300,000 shares of common stock to an advisory board member for services. The shares were valued at $13,200 or $0.044 per share.

On November 17, 2020, the Company sold 1,700,000 shares of common for $25,500, or $0.015 per share.

On November 24, 2020, the Company sold 1,700,000 shares of common for $25,500, or $0.015 per share.

On December 1, 2020, the Company issued 2,000,000 shares of common stock for investment relation services valued at $100,000, or $0.05 per share.

On December 1, 2020, the Company issued 18,000,000 shares of common stock for investment relation services valued at $900,000, or $0.05 per share.

On January 29, 2021, the Company issued 50,000 shares of common stock to an advisory board member for services. The shares were valued at $25,500 or $0.51 per share.

89

On February 9, 2021, the Company issued 19,595,442 shares of common stock for the conversion of $127,150 in principal and $2,709 in accrued interest.

In March of 2021, the Company sold 12,075,001 shares of common for $1,497,000, or $0.12 per share.

On March 22, 2021, the Company issued 50,000 shares of common stock to an advisory board member for services. The shares were valued at $13,800 or $0.28 per share.

On March 22, 2021, the Company issued 50,000 shares of common stock to an advisory board member for services. The shares were valued at $22,750 or $0.46 per share.

On March 22, 2021, the Company issued 4,557,943 shares of common stock for the conversion of $23,000 in principal and $853 in accrued interest.

On April 26, 2021, the Company issued 1,014,798 shares of common stock for the conversion of $30,000 in principal and $444 in accrued interest.

On May 7, 2021, the Company sold 833,333 shares of common for $100,000, or $0.12 per share.

During the year ended June 30, 2021, certain holders of preferred stock converted 44,367 shares into 44,366,919 shares of common stock.

Fiscal Year 2022 Issuances

During the year ended June 30, 2022 in connection with one of the subscription agreements, the Company issued 250,000 shares as an equity kicker valued at $43,753, which has been expensed as a financing costs.

During the year ended June 30, 2022, the Company issued 4,308,600 shares of common stock as a result of warrant exercises in the aggregate proceeds of $128,550.

During the year ended June 30, 2022, the Company issued 4,685,615 shares of common stock for services, valued at $761,954.

During the year ended June 30, 2022, the Company sold 39,366,666 shares of common stock for aggregate proceeds of $2,078,500.

During the year ended June 30, 2022, the Company issued 7,138,000 shares of common stock in exchange for the conversion of 7,138 shares of Series A Preferred Stock.

During the year ended June 30, 2022, the Company issued 10,598,544 shares of common stock for the conversion of $167,550 in principal and $4,985 in accrued interest. This resulted in a loss on extinguishment of debt in the amount of $535.

During the year ended June 30, 2022, the Company issued 4,229,680 shares of common stock for the conversion of $250,000 principal balance of convertible notes payable and $3,749 accrued interest.

During the year ended June 30, 2022, the Company issued 845,936 shares of common stock in exchange for the inducement to the convertible notes holders to convert at fair value of $134,927.

Common Stock to be Issued

During the year ended June 30, 2022, the Company sold 200,000 shares of common stock for aggregate proceeds of $6,000, or $0.03 per share. As of June 30, 2022, these shares are categorized in common stock to be issued.

90

During the year ended June 30, 2022, the Company agreed to pay a consultant 250,000 shares in exchange to $45,950 in services. As of June 30, 2022, these shares are categorized in common stock to be issued.

Series A Preferred Stock

There are 100,000,000 shares authorized as preferred stock, of which 3,500,000 are designated as Series A Preferred Stock having a par value of $0.00001 per share. The Series A preferred stock has the following rights:

•	Voting: The preferred shares shall be entitled to 100 votes to every one share of common stock.

•

Dividends: The Series A Preferred Stockholders are treated the same as the Common Stock holders except at the dividend on each share of Series A Convertible Preferred Stock is equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

•	Conversion: Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time into shares of Common Stock on a 1:1,000 basis.

•

The shares of Series A Preferred Stock are redeemable at the option of the Corporation at any time after September 30, 2022 upon not less than 30 days written notice to the holders. It is not mandatorily redeemable.

As of September 30, 2022 and 2021, the Company has 780,132 and 784,270 shares of Series A Preferred Stock issued and outstanding, respectively.

On February 15, 2021, in accordance with Florida Law and conversations with counsel, the Board of Directors of the Company rescinded 990,000 Series A Preferred Shares, which represented all preferred shares issued to one of the shareholders in the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc. entered into on April 19, 2019, due to breach of contract.

During March of 2021, the remaining former members of American Aviation Technologies, LLC agreed to allow the Company to rescind an aggregate of 1,250,001 of their 1,760,000 Series A Preferred Shares issued pursuant to the Share Exchange between American Aviation Technologies, LLC and Xeriant, Inc., as a result of said breach. As a result of the cancellation, the Company reduced the investment in AAT by the value of these preferred shares.

On March 27, 2021, Spider Investments, LLC returned 41,000 Series A Preferred Shares to the treasury of the Company.

Series B Preferred Stock

On March 25, 2021, the Certificate of Designation for the Series B Preferred was recorded by the State of Nevada. There are 100,000,000 shares authorized as preferred stock, of which 1,000,000 are designated as Series B Preferred Stock having a par value of $0.00001 per share. The Series B preferred stock is not convertible, does not have any voting rights and no liquidation preference.

During the year ended September 30, 2021, the Company issued 1,000,000 shares of Series B Preferred Stock to the Company’s CEO as part of his employment agreement.

91

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Document

1.1	Underwriting Agreement**

3.1	Articles of Incorporation for Eastern World Solutions, Inc. dated December 18, 2009 (incorporated by reference to Exhibit 3.1 to Current Report on Form S-1 dated January 25, 2010.

3.2	ByLaws of Eastern World Solutions, Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form S-1 dated January 25, 2010.

3.3	Certificate of Designation of Series A Preferred shares effective September 30, 2019.

3.4	Certificate of Designation of Series B Preferred shares effective February 22. 2021.

4.1	Warrant (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on November 4, 2021).

4.2	Form of additional Auctus Warrant (incorporated by reference to Exhibit 4.1 to Current Report filed on August 3, 2022)

4.3	Form of Further Auctus Warrant (incorporated herein by reference to Current Report filed on December 30, 2022)

10.2	Employment Agreement for Keith Duffy dated February 19, 2021 (incorporated by reference to Exhibit 10.6 to Current Report on Form 10-K/A dated October 15, 2021).

10.3

Joint Venture Agreement dated May 31, 2021, by and between Xeriant, Inc. and XTI Aircraft (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed on June 9, 2021, with redactions).

10.4	Senior Secured Promissory Note (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on November 4, 2021).

10.5	Warrant (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on November 4, 2021).

10.6	Security Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on November 4, 2021).

10.7	Amendment to Secured Promissory Note (incorporated by reference to Current Report on Form 8-K filed on August 3, 2022).

10.8	Second Amendment to Secured Promissory Note (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on December 30, 2022)

10.9	Joint Venture Agreement dated as of April 2, 2022 between Xeriant Inc. and Movychem S.R.O. (incorporated by reference to Exhibit 10.1 to the Form 10--Q filed on May 16, 2022).

10.10	Patent and Exclusive License Agreement between Movychem S.R.O. and (incorporated by reference to Exhibit 10.2 to the Form 10--Q filed on May 16, 2022).

10.11	Services Agreement between the Movychem JV and Xeriant, Inc. dated as of April 2, 2022 (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed on May 16, 2022).

10.12	2023 Equity Incentive Plan**

14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Form 10-K filed on February 15. 2011.

21.1	List of Subsidiaries*

23.1	Consent of BF Borgers CPA PC*

23.2	Consent of TroyGould PC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this form S-1)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation

101.DEF	XBRL Taxonomy Extension Definition

101.LAB	XBRL Taxonomy Extension Label

101.PRE	XBRL Taxonomy Extension Presentation

107	Filing fee table

* Filed herewith

** Filed by Amendment

92

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Xeriant Inc. pursuant to the foregoing provisions, or otherwise, Xeriant, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Xeriant, Inc. of expenses incurred or paid by a director, officer or controlling person of Xeriant, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Xeriant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Xeriant, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

93

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on the 18th day of January 2023.

XERIANT, INC.

By:	/s/ Keith Duffy
Name:	Keith Duffy
Title:	Chief Executive Officer

94

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith Duffy as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith Duffy
Keith Duffy	Chief Executive Officer (Principal Executive Officer)	January 18, 2023

/s/ Brian Carey
Brian Carey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2023

/s/ Edward DeFeudis
Edward DeFeudis	Director	January 18, 2023

/s/ Scott Duffy
Scott Duffy	Director	January 18, 2023

95